Filed Pursuant to Rule 424(b)(3)
Registration No. 333-147135

PROSPECTUS

$1,250,000,000

3.25% Junior Subordinated Convertible Debentures due 2037 and

36,371,000 Shares of Common Stock Issuable Upon Conversion of the Debentures

We originally issued 3.25% Junior Subordinated Convertible Debentures due 2037 in a private placement transaction in August 2007. This prospectus will be used by selling securityholders to resell their debentures and the common stock issuable upon conversion of the debentures.

The debentures will bear ordinary interest at a rate of 3.25% per year until August 15, 2037, the maturity date. Interest on the debentures will be payable semi-annually in arrears on February 15 and August 15 of each year, beginning February 15, 2008. In addition to ordinary interest on the debentures, beginning with the semi-annual interest period commencing on August 15, 2014, contingent interest will accrue during any semi-annual interest period where the average trading price of a debenture for the 10 trading day period immediately preceding the first day of such semi-annual period is greater than or equal to $1,500 per $1,000 principal amount of the debentures or is less than or equal to a threshold that will initially be set at $500 per $1,000 principal amount of the debentures and that will increase over time. We will also pay contingent interest equal to any extraordinary cash dividend or distribution that our board of directors designates as payable to the holders of the debentures. In addition, so long as we are not in default in the payment of interest on the debentures, we may defer payment of interest on the debentures for a period not exceeding 10 consecutive semi-annual interest payment periods, during which time interest will continue to accrue on a compounded basis.

Holders may convert their debentures based on a conversion rate of 29.0968 shares of our common stock per $1,000 principal amount of debentures, equivalent to a conversion price of approximately $34.37 per share, subject to adjustment, at their option at any time prior to May 15, 2037, under the following circumstances: (1) during any fiscal quarter commencing after December 31, 2007, if the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on the last trading day of such preceding fiscal quarter; (2) during the five business day period after any ten consecutive trading day period in which the trading price per $1,000 principal amount of debentures for each day of that 10 consecutive trading day period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on such day; (3) if we call any or all of the debentures for redemption, at any time prior to the close of business on the trading day immediately preceding the redemption date; or (4) upon the occurrence of specified corporate transactions described in this prospectus. On or after May 15, 2037, holders may convert their debentures at any time prior to the close of business on the business day immediately preceding the maturity date. The conversion rate will be subject to adjustment in some events but will not be adjusted for accrued interest. Upon conversion, we will satisfy our conversion obligation by delivering cash, shares of our common stock or any combination thereof, at our option. In addition, we will increase the conversion rate for holders who elect to convert debentures in connection with certain fundamental changes as described in this prospectus.

We may not redeem the debentures prior to August 15, 2017. On or after that date and prior to the maturity date, we may redeem all or part of the debentures for cash at 100% of the principal amount of the debentures to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, if the last reported sale price of our common stock has been at least 150% of the conversion price then in effect for at least 20 trading days during any 30 consecutive trading day period prior to the date on which we provide notice of redemption.

If we undergo a fundamental change, holders may require us to repurchase all or a portion of their debentures at a price equal to 100% of the principal amount of the debentures to be purchased plus any accrued and unpaid interest up to, but excluding, the repurchase date. We will pay cash for all debentures so repurchased.

The debentures are our unsecured junior obligations subordinated in right of payment to our existing and future senior debt and effectively subordinated in right of payment to all indebtedness and other liabilities of our subsidiaries. As of March 31, 2008, we had $140 million in senior debt outstanding under our unsecured revolving credit facility and we had utilized $1.9 million of the $50 million limit for outstanding letters of credit, and the aggregate amount of indebtedness and other liabilities of our subsidiaries was approximately $308.1 million, excluding deferred revenue, intercompany liabilities and liabilities of a type not required to be reflected on the balance sheet of such subsidiaries in accordance with generally accepted accounting principles.

Since their initial issuance, the debentures have been eligible for trading on the PORTAL Market, the Nasdaq Stock Market, Inc.’s screen-based automated market (the “PORTAL Market”). However, debentures sold by means of this prospectus will no longer be eligible for trading on the PORTAL Market. We do not intend to list the debentures on any other automated quotation system or any securities exchange.

Our common stock is listed on The Nasdaq Global Select Market under the symbol “VRSN.” The last reported sale price of our common stock on The Nasdaq Global Select Market on April 17, 2008 was $33.87 per share.

See “ Risk Factors” beginning on page 6 for a discussion of certain risks that you should consider in connection with an investment in the debentures.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus is dated April 23, 2008.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. Neither we nor the selling securityholders are making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus or the documents incorporated by reference herein is accurate as of any date other than the date on the front of this prospectus or the date of such document, as the case may be.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included or incorporated herein regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would,” and similar expressions or expressions of the negative of these terms. Such statements are only predictions and, accordingly, are subject to substantial risks, uncertainties and assumptions.

Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties, including, among others, the uncertainty of future revenue and profitability and operating results due to such factors as increasing competition and pricing pressure from competing services offered at prices below our prices and market acceptance of our existing services and the inability of VeriSign to successfully develop and market new services, the uncertainty, cost and risk related to VeriSign’s proposed divestiture plan, the uncertainty of whether new services as provided by VeriSign will achieve market acceptance or result in any revenues and the uncertainty that VeriSign will be able to execute successfully on its restructuring program, and other risk factors contained in this prospectus under the heading “Risk Factors” and in our Securities and Exchange Commission (“SEC”) filings, including our annual report on Form 10-K for the year ended December 31, 2007.

Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or developments after the date of this prospectus.

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SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus and may not contain all the information that you need to consider in making your investment decision. You should read the entire prospectus, as well as the information incorporated by reference, before making an investment decision. When used in this prospectus, the terms “the Company,” “VeriSign,” “the issuer,” “we,” “our” and “us” refer to VeriSign, Inc. and its consolidated subsidiaries, unless otherwise specified.

VeriSign, Inc.

VeriSign operates infrastructure services that enable and protect billions of interactions every day across the world’s voice, video and data networks. We offer a variety of Internet and communications-related services which are marketed through website sales, direct field sales, channel sales, telesales, and member organizations in our global affiliate network.

Our business consists of two reportable segments: the Internet Services Group and the Communications Services Group. The Internet Services Group consists of the Information and Security Services business and the Naming Services business. The Information and Security Services business provides products and services that protect online and network interactions, enabling companies to manage reputational, operational and compliance risks. The Naming Services business is the authoritative directory provider of all .com, ..net, .cc, and .tv domain names. The Communications Services Group provides communications services, such as connectivity and interoperability services and intelligent database services; commerce services, such as billing and operational support system services, and mobile commerce services; and content services, such as digital content and messaging services.

We were incorporated in Delaware on April 12, 1995. Our principal executive offices are located at 487 East Middlefield Road, Mountain View, California 94043. Our telephone number at that address is (650) 961-7500. Our primary website is www.verisign.com. Information contained, or referred to, on our website is not part of this prospectus.

THE OFFERING

The following summary contains basic information about the debentures and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the debentures, you should read the section of this prospectus entitled “Description of Debentures.” For purposes of this summary and the “Description of Debentures,” references to “the Company,” “VeriSign,” “the issuer,” “we,” “our” and “us” refer only to VeriSign, Inc. and not to its subsidiaries.

Issuer	VeriSign, Inc., a Delaware corporation.

Securities offered	$1,250,000,000 principal amount of 3.25% Junior Subordinated Convertible Debentures due 2037 and 36,371,000 shares of our common stock into which the debentures are convertible.

Maturity	August 15, 2037, unless earlier redeemed, repurchased or converted.

Interest	3.25% per year, payable semiannually in arrears on February 15 and August 15 of each year, beginning February 15, 2008.

In addition to ordinary interest on the debentures, beginning with the semi-annual interest period commencing on August 15, 2014, contingent interest will accrue:

•

during any semi-annual ordinary interest period where the average trading price of a debenture for the 10 trading day period immediately preceding the first day of such semi-annual period is greater than or equal to $1,500 per $1,000 principal amount of the debentures, in which case contingent interest will accrue at a rate of 0.50% of such average trading price per annum; and

•

during any semi-annual ordinary interest period where the average trading price of a debenture for the 10 trading day period immediately preceding the first day of such semi-annual period is less than or equal to a threshold that will initially be set at $500 per $1,000 principal amount of the debentures and that will increase over time, in which case contingent interest will accrue at a rate of 0.25% of such average trading price per annum.

In addition, we will pay contingent interest at any time the debentures are outstanding in the event that we pay an extraordinary cash dividend or distribution to holders of our common stock that our board of directors designates as payable to the holders of the debentures.

So long as we are not in default in the payment of interest on the debentures, we may defer payment of interest on the debentures (other than contingent interest relating to extraordinary dividends) for a period not exceeding 10 consecutive semi-annual interest payment periods, during which time interest will continue to accrue on a compounded basis.

For purposes of this summary, references to “interest” include ordinary interest, contingent interest, reporting additional interest, additional interest, deferred interest and compounded interest except as otherwise indicated.

Conversion rights	Prior to May 15, 2037, holders may convert their debentures at the applicable conversion rate, in multiples of $1,000 principal amount, at their option, under the following circumstances:

•

during any fiscal quarter beginning after December 31, 2007 (and only during such fiscal quarter), if the last reported sale price of our common stock for at least 20 trading days during the 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on the last trading day of such preceding fiscal quarter;

•

during the five business day period after any 10 consecutive trading day period in which the trading price per $1,000 principal amount of debentures for each day of that 10 consecutive trading day period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on such day;

•	if we call any or all of the debentures for redemption, at any time prior to the close of business on the trading day immediately preceding the redemption date; or

•	upon the occurrence of specified corporate transactions described under “Description of Debentures—Conversion rights.”

On or after May 15, 2037, holders may convert their debentures at the applicable conversion rate, in multiples of $1,000 principal amount, at their option, at any time prior to the close of business on the business day immediately preceding the maturity date.

The initial conversion rate for the debentures is 29.0968 shares per $1,000 principal amount of debentures (equal to an initial conversion price of approximately $34.37 per share), subject to adjustment.

Upon conversion, we will satisfy our conversion obligation by delivering cash, shares of our common stock or any combination thereof, at our option. If we satisfy our conversion obligation solely in cash or through delivery of a combination of cash and shares of our common stock, the settlement amount will be based on a daily conversion value (as described herein) calculated on a proportionate basis for each trading day in the 30 trading day observation period (as described herein). See “Description of Debentures—Conversion rights—Payment upon conversion.”

We will increase the conversion rate for a holder who elects to convert its debentures in connection with certain fundamental changes as described under “Description of Debentures—Conversion rights—Adjustment to shares delivered upon conversion in connection with certain fundamental changes.”

Holders will not receive any cash payment or additional shares representing accrued and unpaid interest, if any, upon conversion of a debenture, except in limited circumstances. Instead, interest will be deemed paid by the cash and/or shares of common stock delivered to holders upon conversion.

Redemption at our option	We may not redeem the debentures prior to August 15, 2017. On or after August 15, 2017 and prior to the maturity date, we may redeem for cash all or part of the debentures if the last reported sale price of our common stock has been at least 150% of the conversion price then in effect for at least 20 trading days during any 30 consecutive trading day period prior to the date on which we provide notice of redemption. We may not redeem the debentures at our option or give notice of redemption unless we have paid any accrued deferred interest with respect to the debentures. The redemption price will equal 100% of the principal amount of the debentures to be redeemed, plus accrued and unpaid interest to but excluding the redemption date.

We will give notice of redemption not less than 45 nor more than 75 days before the redemption date by mail to the trustee, the paying agent and each holder of debentures.

Covenants	Neither we nor any of our subsidiaries are subject to any financial covenants under the indenture governing the debentures. In addition, neither we nor any of our subsidiaries are restricted under the indenture from incurring debt, paying dividends or issuing or repurchasing our securities (except, with respect to our paying dividends or repurchasing our securities, during any extension of the interest payment period for the debentures).

Fundamental change	If we undergo a “fundamental change” (as defined in this prospectus under “Description of Debentures—Fundamental change permits holders to require us to repurchase debentures”), you will have the option to require us to repurchase all or any portion of your debentures. The fundamental change repurchase price will be 100% of the principal amount of the debentures to be repurchased plus any accrued and unpaid interest to but excluding the fundamental change repurchase date. We will pay the fundamental change repurchase price in cash.

Events of default	If there is an event of default under the debentures, the principal amount of the debentures, plus accrued and unpaid interest, may be declared immediately due and payable. These amounts automatically become due and payable if an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs.

Ranking	The debentures are our unsecured junior obligations subordinated in right of payment to our existing and future unsecured senior debt and effectively subordinated in right of payment to all indebtedness and other liabilities of our subsidiaries.

Use of proceeds	We will not receive any proceeds from sales by the selling securityholders.

Book-entry form	The debentures are issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Beneficial interests in any of the debentures will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee, and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a public market for the debentures	Since their initial issuance, the debentures have been eligible for trading in the PORTAL Market. However, debentures sold by means of this prospectus will no longer be eligible for trading on the PORTAL Market. We do not intend to list the debentures on any other automated quotation system or any securities exchange. Furthermore, we can provide no assurances as to the liquidity of, or trading market for, the debentures. Our common stock is listed on The Nasdaq Global Select Market under the symbol “VRSN.”

Risk factors	Investment in the debentures involves risk. You should carefully consider the information under the section titled “Risk Factors” and all other information included in this prospectus and the documents incorporated by reference before investing in the debentures.

RISK FACTORS

Investing in the debentures and our common stock involves a high degree of risk. In addition, our business, operations and financial condition are subject to various risks. You should carefully consider the risks described below with all of the other information included or incorporated by reference in this prospectus before making an investment decision. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that our management currently deems immaterial also may impair our business operations. If any of the risks described below were to occur, our business, financial condition, operating results and cash flows could be materially adversely affected. In such an event, the trading price of the debentures and our common stock could decline and you could lose all or part of your investment.

Risks relating to our business

Our operating results may fluctuate and our future revenues and profitability are uncertain.

Our operating results have varied in the past and may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. These factors include the following:

•	the uncertainties, costs and risks related to our proposed divestiture plan, including any income statement charges we incur in connection therewith;

•	the long sales and implementation cycles for, and potentially large order sizes of, some of our security services and the timing and execution of individual customer contracts;

•	volume of domain name registrations and customer renewals in our naming services business;

•	the mix of all our services sold during a period;

•	our success in marketing and market acceptance of our services by our existing customers and by new customers;

•	changes in marketing expenses related to promoting and distributing our services;

•	customer renewal rates and turnover of customers of our services;

•	continued development of our direct and indirect distribution channels for our information and security services, both in the United States and abroad;

•	changes in the level of spending for information technology-related products and services by enterprise customers;

•	the impact of price changes in our communications services and information and security services or our competitors’ products and services; and

•	general economic and market conditions as well as economic and market conditions specific to the telecommunications and Internet industries.

Our operating expenses may increase. If an increase in our expenses is not accompanied by a corresponding increase in our revenues, our operating results will suffer, particularly as revenues from some of our services are recognized ratably over the term of the service, rather than immediately when the customer pays for them, unlike our sales and marketing expenditures, which are expensed in full when incurred.

Due to all of the above factors, our revenues and operating results are difficult to forecast. Therefore, we believe that period-to-period comparisons of our operating results will not necessarily be meaningful, and you should not rely upon them as an indication of future performance. Also, operating results may fall below our expectations and the expectations of securities analysts or investors in one or more future periods. If this were to occur, the market price of our common stock would likely decline.

Our operating results may be adversely affected by the uncertain geopolitical environment and unfavorable economic and market conditions.

Adverse economic conditions worldwide have contributed to downturns in the telecommunications and technology industries in the past and could impact our business in the future, resulting in:

•	reduced demand for our services as a result of a decrease in information technology and telecommunications spending by our customers;

•	increased price competition for our products and services; and

•	higher overhead costs as a percentage of revenues.

Recent political turmoil in many parts of the world, including terrorist and military actions, may continue to put pressure on global economic conditions. If the economic and market conditions in the United States and globally do not improve, or if they deteriorate, we may experience material adverse impacts on our business, operating results and financial condition as a consequence of the above factors or otherwise.

Our diversified business structure may result in significant fluctuations of our financial results.

Many of the companies we have acquired during the past seven years operated in different businesses from our then-current business. Although we plan on divesting many of these businesses, until our divestiture plan is complete, our success will depend on many factors, many of which are not entirely under our control, including, but not limited to, the following:

•	the use of the Internet and other Internet Protocol (“IP”) networks for electronic commerce and communications;

•	the extent to which digital certificates and domain names are used for electronic commerce or communications;

•	growth in demand for our services;

•	the competition for any of our services;

•	the perceived security of electronic commerce and communications over the Internet and other IP networks;

•	the perceived security of our services, technology, infrastructure and practices;

•	the success in marketing and overall demand for our content services to consumers and businesses;

•	the loss of customers through industry consolidation or customer decisions to deploy in-house or competitor technology and services; and

•	our continued ability to maintain our current, and enter into additional, strategic relationships.

To address these risks we must, among other things, continue to:

•	successfully market our services to new and existing customers;

•	attract, integrate, train, retain and motivate qualified personnel;

•	respond to competitive developments;

•	successfully introduce new services; and

•	successfully introduce enhancements to our services to address new technologies and standards and changing market conditions.

We may not realize the benefits we are seeking from our investments in the Jamba joint ventures as a result of lower than predicted operating results, larger funding requirements or lower cash distributions or otherwise.

We have a 49% equity interest in two joint ventures related to our former Jamba business. We will recognize our proportionate share of the income or losses of these joint ventures in our consolidated statements of operations. We do not have control over the budget, day-to-day management or many of the other operating expenditures of the joint ventures, and therefore, we cannot predict with certainty the extent of the impact on our financial statements of these joint ventures for any particular period. Accordingly, our share of the income or losses of these joint ventures could materially affect our results of operations in future periods.

The joint venture agreements contain provisions requiring minimum cash distributions to the members. However, these provisions are subject to conditions and limitations, and therefore, we cannot assure you that we will ever receive cash distributions from these joint ventures. If the joint ventures require capital to fund their operations, we could be required to make capital contributions or loans to the joint ventures. The business operated by the U.S. joint venture is a newer business and therefore it may be more likely to require additional funding, although we cannot assure you that the Netherlands joint venture will not require additional funding as well. Additionally, we could be required to pay additional amounts to the joint ventures if it is later determined that we breached any of the representations or warranties in the formation agreement for the joint ventures.

The value of our investment in these joint ventures is subject to general economic, technological and market trends, as well as to the operating and financial decisions of the management team of the joint venture, all of which are outside of our control. In addition, these joint ventures may not gain the expected number of customers and/or generate the expected level of revenues, and consequently, we may never receive any cash distributions from these joint ventures, and in fact, they may require additional funding, any of which could diminish the value of or dilute our investment. Our investments in these joint ventures may not provide the economic returns we are seeking and may not increase in value above the minimum amounts at which we can require Fox or News Corporation to buy our shares from us. We cannot assure you that the commercial agreements, including the Gateway Services Agreement, will provide us any benefit. It is also possible that Fox and News Corporation could purchase our shares from us in the future, prior to the businesses of the joint ventures reaching their full potential. Therefore, we cannot provide you with any assurance as to whether we will achieve a favorable return on our investment.

We also entered into various other commercial relationships with the joint ventures; however, we cannot assure you that we will derive significant revenues from these other relationships.

Our international operations subject our business to additional economic risks that could have an adverse impact on our revenues and business.

As of December 31, 2007, we had approximately 1,200 employees outside the United States, including Europe, Asia, Australia, and the Americas. Expansion into international markets has required and will continue to require significant management attention and resources. We may also need to tailor some of our other services for a particular market and to enter into international distribution and operating relationships. We have limited experience in localizing our services and in developing international distribution or operating relationships. We may not succeed in expanding our services into international markets. Failure to do so could harm our business. Moreover, local laws and customs in many countries differ significantly from those in the United States. In many foreign countries, particularly in those with developing economies, it is common for others to engage in business practices that are prohibited by our internal policies and procedures or United States regulations applicable to us. There can be no assurance that all of our employees, contractors and agents will not take actions in violations of them. Violations of laws or key control policies by our employees, contractors or agents could result in financial reporting problems, fines, penalties, or prohibition on the importation or exportation of our products and could have a material adverse effect on our business. In addition, there are risks inherent in doing business on an international basis, including, among others:

•	competition with foreign companies or other domestic companies entering the foreign markets in which we operate;

•	differing and uncertain regulatory requirements;

•	legal uncertainty regarding liability and compliance with foreign laws;

•	export and import restrictions on cryptographic technology and products incorporating that technology;

•	tariffs and other trade barriers and restrictions;

•	difficulties in staffing and managing foreign operations;

•	longer sales and payment cycles;

•	problems in collecting accounts receivable;

•	currency fluctuations, as our international revenues from Europe, South Africa, Japan, South America and Australia are not denominated in U.S. Dollars;

•	potential problems associated with adapting our services to technical conditions existing in different countries;

•	the necessity of developing foreign language portals and products for our services;

•	difficulty of authenticating customer information for digital certificates and other purposes;

•	political instability;

•	failure of foreign laws to protect our U.S. proprietary rights adequately;

•	more stringent privacy policies in foreign countries;

•	additional vulnerability from terrorist groups targeting U.S. interests abroad;

•	seasonal reductions in business activity; and

•	potentially adverse tax consequences.

Governmental regulation and the application of existing laws may slow business growth, increase our costs of doing business and create potential liability.

Application of new and existing laws and regulations to the Internet and wireless communications industry can be unclear. The costs of complying or failure to comply with these laws and regulations could limit our ability to operate in our markets, expose us to compliance costs and substantial liability and result in costly and time-consuming litigation.

Foreign, federal or state laws could have an adverse impact on our business. For example, recent laws include those designed to restrict the on-line distribution of certain materials deemed harmful to children and impose additional restrictions or obligations for on-line services when dealing with minors. Such legislation may impose significant additional costs on our business or subject us to additional liabilities.

Due to the nature of the Internet, it is possible that the governments of other states and foreign countries might attempt to regulate Internet transmissions or prosecute us for violations of their laws. We might unintentionally violate such laws, such laws may be modified and new laws may be enacted in the future. Any such developments could increase the costs of regulatory compliance for us, force us to change our business practices or otherwise materially harm our business.

We have identified a material weakness in our internal controls over financial reporting that could cause investors to lose confidence in the reliability of our financial statements and result in a decrease in the value of our securities.

Our management has identified a material weakness in our internal control over financial reporting as of December 31, 2007, arising from internal control deficiencies in our stock administration policies and practices, as discussed in Part II, Item 9A, “Controls and Procedures” of our annual report on Form 10-K for the year ended December 31, 2007, incorporated by reference into this prospectus. In addition, due to the identification of a material weakness in internal control over financial reporting, our Chief Executive Officer and Chief Financial Officer concluded that, as of December 31, 2007 our disclosure controls and procedures were not effective. We expect remediation of this material weakness to be completed by the end of the fourth quarter of 2008, and we expect that the cost of remediation will be immaterial.

We will continue to evaluate, upgrade and enhance our internal controls. Because of inherent limitations, our internal control over financial reporting may not prevent or detect misstatements, errors or omissions, and any projections of any evaluation of effectiveness of internal controls to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with our policies or procedures may deteriorate. We cannot be certain in future periods that other control deficiencies that may constitute one or more “significant deficiencies” (as defined by the relevant auditing standards) or material weaknesses in our internal control over financial reporting will not be identified. If we fail to maintain the adequacy of our internal controls, including any failure to implement or difficulty in implementing required new or improved controls, our business and results of operations could be harmed, the results of operations we report could be subject to adjustments, we could fail to be able to provide reasonable assurance as to our financial results or the effectiveness of our internal controls or meet our reporting obligations and there could be a material adverse effect on the price of our securities.

We have expended significant resources in connection with our efforts to comply with the requirements of the Sarbanes-Oxley Act. In future periods, we will likely continue to expend substantial amounts in connection with these compliance efforts and with ongoing evaluation of, and improvements and enhancements to, our internal control over financial reporting. These expenditures may make it difficult for us to control or reduce the growth of our general and administrative and other expenses, which could adversely affect our results of operations and the price of our securities.

Issues arising from our agreements with ICANN and the DOC could harm our registry business.

The U.S. Department of Commerce (“DOC”) has adopted a plan for the phased transition of the DOC’s responsibilities for the domain name system to Internet Corporation for Assigned Names and Numbers (“ICANN”). As part of this transition, as the exclusive registry of domain names within the .com and .net generic top-level domains (“gTLDs”), we have entered into agreements with ICANN and with the DOC.

We face risks from the transition of the DOC’s responsibilities for the domain name system to ICANN, including the following:

•	ICANN could adopt or promote policies, procedures or programs that are unfavorable to us as the registry operator of the .com and .net gTLDs or that are inconsistent with our current or future plans;

•	the DOC or ICANN could terminate our agreements to be the registry for the .com or .net gTLDs under certain circumstances;

•	if the .com and/or .net Registry Agreements are terminated, it could have a material adverse impact on our business;

•	the renewal of the .com Registry Agreement is not approved by the DOC;

•	DOC’s or ICANN’s interpretation of provisions of our agreements with either of them could differ from ours;

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the DOC could revoke its recognition of ICANN, as a result of which the DOC could take the place of ICANN for purposes of our agreements with ICANN, and could take actions that are harmful to us and could disrupt current or future business plans;

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the U.S. Government could refuse to transfer certain responsibilities for domain name system administration to ICANN due to security, stability or other reasons, resulting in fragmentation or other instability in domain name system administration; and

•	our registry business could face legal or other challenges resulting from our activities or the activities of registrars and registrants.

Challenges to ongoing privatization of Internet administration could harm our domain name registry business.

Risks we face from challenges by third parties, including governmental authorities in the United States and other countries, to our role in the ongoing privatization of the Internet include:

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legal, regulatory or other challenges could be brought, including challenges to the agreements governing our relationship with the DOC or ICANN, or to the legal authority underlying the roles and actions of the DOC, ICANN or us;

•	the U.S. Congress could take action that is unfavorable to us;

•	ICANN could fail to maintain its role, potentially resulting in instability in domain name system administration; and

•

some governments and governmental authorities outside the United States have in the past disagreed with, and may in the future disagree with, the actions, policies or programs of ICANN, the U.S. Government and us relating to the domain name system. These foreign governments or governmental authorities may take actions or adopt policies or programs that are harmful to our business.

As a result of these and other risks, it may be difficult for us to introduce new services in our domain name registry business and we could also be subject to additional restrictions on how this business is conducted.

We rely on third parties who maintain and control root zone servers and route Internet communications.

We currently administer and operate only two of the thirteen root zone servers. The others are administered and operated by independent operators on a non-regulated basis. Because of the importance to the functioning of the Internet of these root zone servers, our registry services business could be harmed if these independent operators fail to maintain these servers properly or abandon these servers, which would place additional capacity demands on the two root zone servers we operate.

Further, our registry services business could be harmed if any of these volunteer operators fail to include or provide accessibility to the data that it maintains in the root zone servers that it controls. In the event and to the extent that ICANN is authorized to set policy with regard to an authoritative root server system, as provided in our registry agreement with ICANN, it is required to ensure that the authoritative root will point to the top-level domain zone servers designated by us. If ICANN does not do this, our business could be harmed.

Undetected or unknown defects in our services could harm our business and future operating results.

Services as complex as those we offer or develop frequently contain undetected defects or errors. Despite testing, defects or errors may occur in our existing or new services, which could result in loss of or delay in revenues, loss of market share, failure to achieve market acceptance, diversion of development resources, injury to our reputation, tort or warranty claims, increased insurance costs or increased service and warranty costs, any of which could harm our business. The performance of our services could have unforeseen or unknown adverse effects on the networks over which they are delivered as well as on third-party applications and services that utilize our services, which could result in legal claims against us, harming our business. Furthermore, we often provide implementation, customization, consulting and other technical services in connection with the implementation and ongoing maintenance of our services, which typically involves working with sophisticated software, computing and communications systems. Our failure or inability to meet customer expectations in a timely manner could also result in loss of or delay in revenues, loss of market share, failure to achieve market acceptance, injury to our reputation and increased costs.

If we encounter system interruptions, we could be exposed to liability and our reputation and business could suffer.

We depend on the uninterrupted operation of our various systems, secure data centers and other computer and communication networks. Our systems and operations are vulnerable to damage or interruption from:

•	power loss, transmission cable cuts and other telecommunications failures;

•	damage or interruption caused by fire, earthquake, and other natural disasters;

•	computer viruses or software defects; and

•	physical or electronic break-ins, sabotage, intentional acts of vandalism, terrorist attacks and other events beyond our control.

Most of our systems are located at, and most of our customer information is stored in, our facilities in Mountain View, California and Kawasaki, Japan, both of which are susceptible to earthquakes; Providence, Rhode Island; Dulles, Virginia; Lacey, Washington; Overland Park, Kansas; Melbourne, Australia; and Berlin, Hamburg and Verl, Germany. Any damage or failure that causes interruptions in any of these facilities or our other computer and communications systems could materially harm our business. Although we carry insurance for property damage and business interruption, we do not carry insurance or financial reserves for interruptions or potential losses arising from earthquakes or terrorism.

In addition, our ability to issue digital certificates, our domain name registry services and other of our services depend on the efficient operation of the Internet connections from customers to our secure data centers and from our customers to the shared registration system. These connections depend upon the efficient operation of Internet service providers and Internet backbone service providers, all of which have had periodic operational problems or experienced outages in the past.

A failure in the operation of our domain name zone servers, the domain name root servers, or other events could result in the deletion of one or more domain names from the Internet for a period of time. A failure in the operation of our shared registration system could result in the inability of one or more other registrars to register and maintain domain names for a period of time. A failure in the operation or update of the master database that we maintain could result in the deletion of one or more top-level domains from the Internet and the discontinuation of second-level domain names in those top-level domains for a period of time. Any of these problems or outages could decrease customer satisfaction, which could harm our business.

If we experience security breaches, we could be exposed to liability and our reputation and business could suffer.

We retain certain confidential customer information in our secure data centers and various registration systems. It is critical to our business strategy that our facilities and infrastructure remain secure and are perceived by the marketplace to be secure. Our domain name registry operations also depend on our ability to maintain our computer and telecommunications equipment in effective working order and to reasonably protect our systems against interruption, and potentially depend on protection by other registrars in the shared registration system.

The root zone servers and top-level domain name zone servers that we operate are critical hardware to our registry services operations. Therefore, we may have to expend significant time and money to maintain or increase the security of our facilities and infrastructure.

Despite our security measures, our infrastructure may be vulnerable to physical break-ins, computer viruses, attacks by hackers or similar disruptive problems. It is possible that we may have to expend additional financial and other resources to address such problems. Any physical or electronic break-in or other security breach or compromise of the information stored at our secure data centers and domain name registration systems may jeopardize the security of information stored on our premises or in the computer systems and networks of our customers. In such an event, we could face significant liability and customers could be reluctant to use our services. Such an occurrence could also result in adverse publicity and therefore adversely affect the market’s perception of the security of electronic commerce and communications over IP networks as well as of the security or reliability of our services.

The reliance of our network connectivity and interoperability services and content services on third-party communications infrastructure, hardware and software exposes us to a variety of risks we cannot control.

The success of our network connectivity and interoperability services and content services depends on our network infrastructure, including the capacity leased from telecommunications suppliers. In particular, we rely on AT&T, Sprint and other telecommunications providers for leased long-haul and local loop transmission capacity. These companies provide the dedicated links that connect our network components to each other and to our customers. Our business also depends upon the capacity, reliability and security of the infrastructure owned by third parties that is used to connect telephone calls. Specifically, we currently lease capacity from regional providers on four of the fourteen mated pairs of SS7 signal transfer points that comprise our network.

We have no control over the operation, quality or maintenance of a significant portion of that infrastructure or whether or not those third parties will upgrade or improve their equipment. We depend on these companies to maintain the operational integrity of our connections. If one or more of these companies is unable or unwilling to supply or expand its levels of service to us in the future, our operations could be severely interrupted. In addition, rapid changes in the telecommunications industry have led to the merging of many companies. These mergers may cause the availability, pricing and quality of the services we use to vary and could cause the length of time it takes to deliver the services that we use to increase significantly.

Our signaling and SS7 services rely on links, equipment and software provided to us from our vendors, the most important of which are gateway equipment and software from Tekelec and Agilent Technologies, Inc. We cannot assure you that we will be able to continue to purchase equipment from these vendors on acceptable terms, if at all. If we are unable to maintain current purchasing terms or ensure product availability with these vendors, we may lose customers and experience an increase in costs in seeking alternative suppliers of products and services.

We rely on our intellectual property, and any failure by us to protect, or any misappropriation of, our intellectual property could harm our business.

Our success depends on our internally developed technologies, patents and other intellectual property. Despite our precautions, it may be possible for a third party to copy or otherwise obtain and use our trade secrets or other forms of our intellectual property without authorization. Furthermore, the laws of foreign countries may not protect our proprietary rights in those countries to the same extent U.S. law protects these rights in the United States. In addition, it is possible that others may independently develop substantially equivalent intellectual property. If we do not effectively protect our intellectual property, our business could suffer. Additionally, we have filed patent applications with respect to certain of our technology in the U.S. Patent and Trademark Office and patent offices outside the United States. Patents may not be awarded with respect to these applications and even if such patents are awarded, such patents may not provide us with sufficient protection of our intellectual property. In the future, we may have to resort to litigation to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. This type of litigation, regardless of its outcome, could result in substantial costs and diversion of management and technical resources.

We also license third-party technology that is used in our products and services to perform key functions. These third-party technology licenses may not continue to be available to us on commercially reasonable terms or at all. Our business could suffer if we lost the rights to use these technologies. Additionally, another party could claim that the licensed software infringes a patent or other proprietary right. Litigation between the licensor and a third-party or between us and a third-party could lead to royalty obligations for which we are not indemnified or for which indemnification is insufficient, or we may not be able to obtain any additional license on commercially reasonable terms or at all. The loss of, or our inability to obtain or maintain, any of these technology licenses could delay the introduction of our Internet infrastructure services until equivalent technology, if available, is identified, licensed and integrated. This could harm our business.

We could become subject to claims of infringement of intellectual property of others, which could be costly to defend and which could harm our business.

Claims relating to infringement of intellectual property of others or other similar claims have been made against us in the past and could be made against us in the future. In addition, we provide links to news content as part of our real-time publisher service. It is possible that we could become subject to additional claims for infringement of the intellectual property of third parties. Any claims, with or without merit, could be time-consuming, result in costly litigation and diversion of technical and management personnel, cause delays or require us to develop non-infringing technology or enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on acceptable terms or at all. If a successful claim of infringement were made against us, we could be required to pay damages or have portions of our business enjoined. If we could not develop non-infringing technology or license the infringed or similar technology on a timely and cost-effective basis, our business could be harmed.

In addition, legal standards relating to the validity, enforceability, and scope of protection of intellectual property rights in Internet-related businesses are uncertain and still evolving. Because of the growth of the Internet and Internet-related businesses, patent applications are continuously and simultaneously being filed in connection with Internet-related technology. There are a significant number of U.S. and foreign patents and patent applications in our areas of interest, and we believe that there has been, and is likely to continue to be, significant litigation in the industry regarding patent and other intellectual property rights.

We must establish and maintain strategic and other relationships.

One of our significant business strategies has been to enter into strategic or other similar collaborative relationships in order to reach a larger customer base than we could reach through our direct sales and marketing efforts. We may need to enter into additional relationships to execute our business plan. We may not be able to enter into additional, or maintain our existing, strategic relationships on commercially reasonable terms. If we fail to enter into additional relationships, we would have to devote substantially more resources to the distribution, sale and marketing of our information and security services than we would otherwise.

Our success in obtaining results from these relationships will depend both on the ultimate success of the other parties to these relationships and on the ability of these parties to market our services successfully.

Furthermore, our ability to achieve future growth will also depend on our ability to continue to establish direct seller channels and to develop multiple distribution channels. Failure of one or more of our strategic relationships to result in the development and maintenance of a market for our services could harm our business. If we are unable to maintain our relationships or to enter into additional relationships, this could harm our business.

We depend on key personnel to manage our business effectively and may not be successful in attracting and retaining such personnel.

We depend on the performance of our senior management team and other key employees. Our success also depends on our ability to attract, integrate, train, retain and motivate these individuals and additional highly skilled technical and sales and marketing personnel, both in the United States and abroad. In addition, our stringent hiring practices for some of our key personnel, which consist of background checks into prospective employees’ criminal and financial histories, further limit the number of qualified persons for these positions.

We have no employment agreements with any of our key executives that prevent them from leaving VeriSign at any time. In addition, we do not maintain key person life insurance for any of our officers or key employees. The loss of the services of any of our senior management team or other key employees or failure to attract, integrate, train, retain and motivate additional key employees could harm our business.

Compliance with rules and regulations concerning corporate governance is costly and could harm our business.

Ongoing compliance with the corporate governance requirements of the Sarbanes-Oxley Act and the NASDAQ Stock Market has increased the scope, complexity and cost of our corporate governance, reporting and disclosure practices, and our compliance efforts have required significant management attention. It is more difficult and more expensive for us to obtain director and officer liability insurance, and we have been required to accept reduced coverage and incur substantially higher costs to obtain the reduced level of coverage. Further, our board members, chief executive officer and chief financial officer face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified board members and executive officers, which could harm our business.

We have anti-takeover protections that may delay or prevent a change in control that could benefit our stockholders.

Our amended and restated Certificate of Incorporation and Bylaws contain provisions that could make it more difficult for a third-party to acquire us without the consent of our Board of Directors. These provisions include:

•	our stockholders may take action only at a meeting and not by written consent;

•	our board must be given advance notice regarding stockholder-sponsored proposals for consideration at annual meetings and for stockholder nominations for the election of directors;

•	vacancies on our board may be filled until the next annual meeting of stockholders only by majority vote of the directors then in office; and

•	special meetings of our stockholders may be called only by the chief executive officer, the president or the board, and not by our stockholders.

VeriSign has also adopted a stockholder rights plan that may discourage, delay or prevent a change of control and make any future unsolicited acquisition attempt more difficult. Under the rights plan:

•	The rights will become exercisable only upon the occurrence of certain events specified in the plan, including the acquisition of 20% of VeriSign’s outstanding common stock by a person or group.

•	Each right entitles the holder, other than an “acquiring person,” to acquire shares of VeriSign’s common stock at a 50% discount to the then-prevailing market price.

•

VeriSign’s Board of Directors may redeem outstanding rights at any time prior to a person becoming an “acquiring person,” at a price of $0.001 per right. Prior to such time, the terms of the rights may be amended by VeriSign’s Board of Directors without the approval of the holders of the rights.

Changes in, or interpretations of, tax rules and regulations may adversely affect our effective tax rates.

We are subject to income taxes in both the United States and numerous foreign jurisdictions. Significant judgment is required in determining our worldwide provision for income taxes. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. We are subject to audit by various tax authorities. Although we believe our tax estimates are reasonable, the final determination of tax audits and any related litigation could be materially different than that which is reflected in historical income tax provisions and accruals. Should additional taxes be assessed as a result of an audit or litigation, an adverse effect on our income tax provision and net income in the period or periods for which that determination is made could result.

Risks relating to the competitive environment in which we operate

The business environment is highly competitive and, if we do not compete effectively, we may suffer price reductions, reduced gross margins and loss of market share.

Competition in Information and Security Services. Our information and security services are targeted at the rapidly evolving market for Internet security services, including network security, authentication and validation, which enable secure electronic commerce and communications over wireline and wireless IP networks. The market for information and security services is intensely competitive, subject to rapid change and significantly affected by new product and service introductions and other market activities of industry participants.

Principal competitors generally fall within one of the following categories: (1) companies such as RSA, the security division of EMC, and Entrust Technologies, which offer software applications and related digital certificate products that customers operate themselves; (2) companies such as Digital Signature Trust Company (a subsidiary of Identrus) that primarily offer digital certificate and certification authority-related services; (3) companies focused on providing a bundled offering of products and services; and (4) companies offering competing Secure Socket Layer (“SSL”) certificate and other security services, including GoDaddy and other domain name registrars. We also experience competition from a number of smaller companies, and we believe that our primary long-term competitors may not yet have entered the market. Furthermore, Netscape and Microsoft have introduced software products that enable the issuance and management of digital certificates, and we believe that other companies could introduce similar products.

In addition, browser companies that embed our interface technologies or otherwise feature them as a provider of digital certificate products and services in their Web browsers or on their Web sites could also promote our competitors or charge us substantial fees for promotions in the future.

Competition in Managed Security Services. Consulting companies or professional services groups of other companies with Internet expertise are current or potential competitors to our managed security services. These companies include large systems integrators and consulting firms, such as Accenture, IBM Global Services, Getronics and Lucent NetCare. We also compete with security product companies that offer managed security services in addition to other security services, such as Symantec and ISS, as well as a number of providers such as BT Counterpane that offer managed security services. Telecommunications providers, such as Verizon Business, a provider of managed security services, are also potential competitors. In addition, we compete with some companies that have developed products that automate the management of IP addresses and name maps throughout enterprise-wide intranets, and with companies with internally developed systems integration efforts.

Competition in Real-Time Publisher Services. We face competition from various smaller companies providing similar services.

Competition in Digital Brand Management Services. We face competition from companies providing services similar to some of our Digital Brand Management Services. In the monitoring services, registration and domain name asset management area of our business, our competition comes primarily from ICANN accredited registrars and various smaller companies providing similar services.

Competition in Communications Services. The market for communications services is extremely competitive and subject to significant pricing pressure. Competition in this area arises from two primary sources. Incumbent carriers provide competing in-house services in their respective regions. In addition, we face direct competition from national, unregulated companies, including Syniverse Technologies, Telcordia, NeuStar and other carriers such as Southern New England Telephone Diversified Group, a unit of AT&T. Furthermore, customers are increasingly likely to deploy internally developed communications technologies and services which may reduce the demand for technologies and services from third party providers, such as VeriSign, and further increase competitive pricing pressures.

Competition in Commerce Services. Our wireless billing and payment services are also subject to competition from providers such as Comverse, Amdocs, Convergys Corporation and Boston Communications Group. We are also aware of major Internet service providers, software developers and smaller entrepreneurial companies that are or may in the future be focusing significant resources on developing and marketing products and services that may compete directly with ours. Furthermore, customers are increasingly likely to deploy internally developed communications technologies and services which may reduce the demand for technologies and services from third-party providers such as VeriSign and further increase competitive pricing pressures.

Competition in Content Services. The market for content services is extremely competitive. Competitors include developers of content and entertainment products and services in a variety of domestic and international markets, such as Infospace, Itouch, Arvato mobile, Monstermob, and Motricity. This business also faces competition from mobile network operators such as Cingular, Verizon Wireless, Sprint Nextel Corporation, T-Mobile, Vodafone, O2, Orange, E-Plus and Telefónica, as well as Internet portal operators such as Yahoo!, AOL, T-Online and Google. Additional competitors are handset manufacturers such as Nokia and software providers such as Microsoft and Apple. As the market for wireless data, including information and entertainment data, matures, new categories of competitors, such as mobile phone companies, broadcasters, music publishers, other content providers or others have begun to develop competing products or services.

Competition in Naming Services. We face competition in the domain name registry space from other gTLD and country code top-level domain (“ccTLD”) registries that are competing for the business of entities and individuals that are seeking to establish a Web presence, including registries offering services related to the .info, .org, .mobi, .biz, .name, .pro, .aero, .museum and .coop gTLDs and registries offering services related to ccTLDs. There are currently 16 gTLD registries and over 240 ccTLD registries.

We also face competition from service providers that offer outsourced domain name registration, resolutions and other Domain Name System (“DNS”) services to organizations that require a reliable and scalable infrastructure. Among the competitors are UltraDNS, NeuLevel, Afilias, Register.com and Tucows.com.

Several of our current and potential competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we do and therefore may be able to respond more quickly than we can to new or changing opportunities, technologies, standards and customer requirements. Many of these competitors also have broader and more established distribution channels that may be used to deliver competing products or services directly to customers through bundling or other means. If such competitors were to bundle competing products or services for their customers, the demand for our products and services might be substantially reduced and the ability to distribute our products successfully and the utilization of our services would be substantially diminished. New technologies and the expansion of existing technologies may increase the competitive pressure.

New technologies and the expansion of existing technologies may increase competitive pressure. We cannot assure you that competing technologies developed by others or the emergence of new industry standards will not adversely affect our competitive position or render our security services or technologies noncompetitive or obsolete.

In addition, our markets are characterized by announcements of collaborative relationships involving our competitors. The existence or announcement of any such relationships could adversely affect our ability to attract and retain customers. As a result of the foregoing and other factors, we may not be able to compete effectively with current or future competitors, and competitive pressures that we face could materially harm our business.

Our inability to react to changes in our industry and successfully introduce new products and services could harm our business.

The Internet and communications network services industry are characterized by rapid technological change and frequent new product and service announcements which require us continually to improve the performance, features and reliability of our services, particularly in response to competitive offerings. In order to remain competitive and retain our market share, we must continually improve our access technology and software, support the latest transmission technologies, and adapt our products and services to changing market conditions and customer preferences.

We cannot assure you that we will be able to adapt to these challenges or respond successfully or in a cost-effective way to adequately meet them. Our failure to do so would adversely affect our ability to compete and retain customers or market share.

Risks related to our divestiture plan

We may face difficulties and incur costs associated with our divestiture plan and our financial condition, results of operations or cash flows could be adversely affected.

Transitioning disposed businesses involves a number of risks, including, but not limited to difficulties separating operations, services, products and personnel; the potential impairment of relationships with our existing customers; the disruption of our business and the potential loss of key employees.

For example, our divestiture plan will require a substantial amount of management, administrative and operational resources. These demands may distract our employees from the day-to-day operation of VeriSign’s core businesses.

There is also risk that we may incur additional charges associated with an impairment of a portion of goodwill and other intangible assets due to changes in market conditions for acquisitions and dispositions. Under generally accepted accounting principles, we are required to evaluate goodwill for impairment on an annual basis, and to re-evaluate goodwill and to evaluate other intangible assets as events or circumstances indicate that such assets may be impaired. Further, we are likely to incur income statement charges to complete the divestiture plan, which could be material.

If we are unable to successfully address any of these risks for future dispositions, our financial condition, results of operations or cash flows could be adversely affected.

We may be unable to achieve some or all of the benefits that we expect will result from the divestiture plan and such benefits may be delayed or not occur at all.

We may not be able to achieve the full strategic and financial benefits we expect from the divestiture of VeriSign’s non-core businesses from our portfolio. For example, we may encounter difficulties identifying buyers for certain businesses or be unable to sell businesses identified for divestiture, and there can be no assurance that analysts and investors will place greater value on VeriSign following the divestiture plan than the value placed on us pre-divestiture.

In addition, there is no guarantee that the planned divestitures will occur or will not be significantly delayed. Completion of the plan of divestiture is subject to a number of factors, including:

•	business, political and economic conditions in the United States and in other countries in which the Company currently operates;

•	governmental regulations and policies, actions and approvals of regulatory bodies;

•	the operating performance of the Company; and

•	identification of buyers and negotiation of sale agreements.

We may be adversely affected under certain covenants in our bank credit facility.

Our bank credit agreement contains a negative covenant that limits our ability to sell assets and freely deploy the proceeds we receive from such sales, subject to exceptions based on the size and timing of the sales. Therefore, depending on the size and timing of any dispositions that we decide to pursue as part of our divestiture plan, we may find it necessary to seek an amendment to our credit agreement or to structure the sales in a manner that complies with the covenant but that is potentially less favorable to the Company than would otherwise be the case. There can be no guarantee that we will be successful in obtaining any such amendment on acceptable terms or at all or be able to structure potential dispositions accordingly.

We may continue to be responsible for a portion of our contingent and other corporate liabilities following the divestiture of certain businesses.

It is possible that under the agreements reached with buyers for businesses divested under the plan, we may remain liable for certain contingent and corporate liabilities. There is a possibility that we will incur costs and expenses associated with the management of these contingent and other corporate liabilities. These contingent and other corporate liabilities could potentially relate to consolidated securities litigation, as well as actions brought by third parties as a result of the divestiture plan. Where responsibility for such liabilities is to be shared with the buyer, it is possible that the buyer or another party may be in default for payments for which they are responsible, obligating us to pay amounts in excess of our agreed-upon share of the assumed obligations.

Completion of the divestiture plan may restrict our ability to compete in certain market sectors.

It is possible that under the agreements reached with buyers for businesses divested under the plan, we will be restricted from competing, either directly or indirectly, with those businesses or from entering certain market sectors for a defined period of time pursuant to negotiated non-compete arrangements.

Risks related to our securities

We have a considerable number of common shares subject to future issuance.

As of March 31, 2008, we had one billion authorized common shares, of which approximately 194.4 million shares were outstanding. In addition approximately, 43.2 million common shares were reserved for issuance pursuant to employee stock option and employee stock purchase plans (“Equity Plans”), and approximately 36.4 million shares were reserved for issuance upon conversion or repurchase of the debentures. The availability of substantial amounts of our common stock resulting from the exercise or settlement of equity awards outstanding under our Equity Plans or the conversion or repurchase of debentures using common stock, which would be dilutive to existing security holders, could adversely affect the prevailing market price of our common stock and could impair our ability to raise additional capital through the sale of equity securities.

We have not historically maintained substantial levels of indebtedness, and our financial condition and results of operations could be adversely affected if we do not effectively manage our liabilities.

As a result of the sale of the debentures, we have a substantially greater amount of long term debt than we have maintained in the past. In addition to the debentures, we have a revolving credit facility with a borrowing capacity of $500 million. The facility is also available for the issuance of letters of credit up to a maximum limit of $50 million. Its availability allows us immediate access to working capital if we identify opportunities for the use of this cash. As of March 31, 2008, we had $140 million in outstanding borrowings under the credit facility and we had utilized $1.9 million of the $50 million limit for outstanding letters of credit. As of March 31, 2008, we were in compliance with all covenants under the credit facility. Our maintenance of substantial levels of debt could adversely affect our flexibility to take advantage of corporate opportunities and could adversely affect our financial condition and results of operations.

There may be potential new accounting pronouncements or regulatory rulings which may have an impact on our future financial condition and results of operations.

There may be potential new accounting pronouncements or regulatory rulings, which may have an impact on our future financial condition and results of operations. For example, in August 2007, the Financial Accounting Standards Board (“FASB”) issued for comment, the proposed FASB Staff Position (“FSP”) No. APB 14-a (“FSP APB 14-a”), “Accounting for Convertible Debt Instruments that May be Settled in Cash upon Conversion (Including Partial Cash Settlement),” that would significantly affect the accounting for convertible debt. Our debentures would be affected by this proposed FSP. The proposed FSP would require the issuer to separately account for the liability and equity components of the instrument in a manner that reflects the issuer’s economic interest cost. Further, the proposed FSP would require bifurcation of a component of the debt, classification of that component as equity, and then accretion of the resulting discount on the debt to result in the “economic interest cost” being reflected in the consolidated statement of income. In applying this FSP, the FASB emphasized that the FSP would be applied to the terms of the instruments as they existed for the time periods they existed, therefore, the application of the FSP would be applied retrospectively to all periods presented. If the FSP is approved, it is expected to be effective for fiscal years beginning after December 15, 2007, and will require retrospective application. The Company would be required to implement the proposed standard during the first quarter of 2008, which begins on January 1, 2008. Although FSP APB 14-a would have no impact on our actual past or future cash flows, it would require us to record a significant amount of non-cash interest expense as the debt discount is amortized. In addition, if our convertible debt is redeemed or converted prior to maturity, any unamortized debt discount would result in a loss on extinguishment. As a result, there could be a material adverse impact on our results of operations and earnings per share. These impacts could adversely affect the trading price of our common stock and in turn negatively impact the trading price of the debentures.

Certain other risks

Our communications services business depends in part on the acceptance of our SS7 network and the telecommunications industry’s continuing use of SS7 technology.

Our future growth in our communications services business depends, in part, on the commercial success and reliability of our SS7 network. Our SS7 network is a vital component of our network services and has been a significant source of revenues for our Communications Services Group. Our communications services business will suffer if our target customers do not use our SS7 network. Our future financial performance will also depend on the successful development, introduction and customer acceptance of new and enhanced SS7-based services. We are not certain that our target customers will choose our particular SS7 network solution or continue to use our SS7 network.

The inability of our customers to successfully implement our signaling and network services with their existing systems could adversely affect our business.

Significant technical challenges exist in our signaling and network services business because many of our customers:

•	purchase and implement SS7 network services in phases;

•	deploy SS7 connectivity across a variety of telecommunication switches and routes; and

•	integrate our SS7 network with a number of legacy systems, third-party software applications and engineering tools.

Customer implementation currently requires participation by our order management and our engineering and operations groups, each of which has limited resources. Some customers may also require us to develop costly customized features or capabilities, which increases our costs and consumes a disproportionate share of our limited customer service and support resources. Also, we typically charge one-time fees for initially connecting a customer to our SS7 network and a monthly recurring flat rate fee after the connection is established. If new or existing customers have difficulty deploying our products or require significant amounts of our engineering service support, we may experience reduced operating margins. Our customers’ ability to deploy our network services to their own customers and integrate them successfully within their systems depends on our customers’ capabilities and the complexity involved. Difficulty in deploying those services could reduce our operating margins due to increased customer support and could cause potential delays in recognizing revenues until the services are implemented.

Our failure to achieve or sustain market acceptance of our communications services at desired pricing levels and industry consolidation could adversely impact our revenues and cash flow.

The telecommunications industry is characterized by significant price competition. Competition and industry consolidation in our communications services could result in significant pricing pressure and an erosion in our market share. Pricing pressure from competition could cause large reductions in the selling price of our services. For example, our competitors may provide customers with reduced communications costs for Internet access or private network services, reducing the overall cost of services and significantly increasing pricing pressures on us. We would need to offset the effects of any price reductions by increasing the number of our customers, generating higher revenues from enhanced services or reducing our costs, and we may not be able to do so successfully. We believe that the business of providing network connectivity and related network services will see increased consolidation in the future. Consolidation could decrease selling prices and increase competition in these industries, which could erode our market share, revenues and operating margins in our Communications Services Group. Furthermore, customers may choose to deploy internally developed communications technologies and services thereby reducing the demand for technologies and services we offer which could harm our business.

Services offered by our Internet Services Group rely on public key cryptography technology that may compromise our system’s security.

Services offered by our Internet Services Group depend on public key cryptography technology. With public key cryptography technology, a user is given a public key and a private key, both of which are required to perform encryption and decryption operations. The security afforded by this technology depends on the integrity of a user’s private key and that it is not lost, stolen or otherwise compromised. The integrity of private keys also depends in part on the application of specific mathematical principles known as “factoring.” This integrity is predicated on the assumption that the factoring of large numbers into their prime number components is difficult. Should an easy factoring method be developed, the security of encryption products utilizing public key cryptography technology would be reduced or eliminated. Furthermore, any significant advance in techniques for attacking cryptographic systems could also render some or all of our existing public key infrastructure (“PKI”) services obsolete or unmarketable. If improved techniques for attacking cryptographic systems were ever developed, we would likely have to reissue digital certificates to some or all of our customers, which could damage our reputation and brand or otherwise harm our business. In the past there have been public announcements of the successful attack upon cryptographic keys of certain kinds and lengths and of the potential misappropriation of private keys and other activation data. This type of publicity could also hurt the public perception as to the safety of the public key cryptography technology included in our digital certificates. This negative public perception could harm our business.

Our content services business depends on agreements with many different third parties, including wireless carriers and content providers. If these agreements are terminated or not renewed, or are amended to require us to change the way our content services are offered to customers, our business could be harmed.

Our content services business depends on our ability to enter into and maintain agreements with many different third parties including wireless carriers and other mobile phone service providers, upon which this business is highly dependent for billing its customers.

These agreements are typically for a short term, or are otherwise terminable upon short notice, and in the case of agreements with carriers, other mobile phone service providers and content developers, are non-exclusive. If these third parties reduce their commitment to us, terminate their agreements with us or enter into similar agreements with our competitors, our content services business could be materially harmed.

Failure of VeriSign Affiliates to follow our security and trust practices or to maintain the privacy or security of confidential customer information could have an adverse impact on our revenues and business.

We have licensed to VeriSign Affiliates our Processing Center platform, which is designed to replicate our own secure data centers and allows the VeriSign Affiliate to offer back-end processing of PKI services for enterprises. The VeriSign Processing Center platform provides a VeriSign Affiliate with the knowledge and technology to offer PKI services similar to those offered by us. It is critical to our business strategy that the facilities and infrastructure used in issuing and marketing digital certificates remain secure and we are perceived by the marketplace to be secure. Although we provide the VeriSign Affiliate with training in security and trust practices, network management and customer service and support, these practices are performed by the affiliate and are outside of our control. Any failure of a VeriSign Affiliate to maintain the privacy or security of confidential customer information could result in negative publicity and therefore adversely affect the market’s perception of the security of our services as well as the security of electronic commerce and communication over IP networks generally.

Many of our target markets are evolving, and if these markets fail to develop or if our products and services are not widely accepted in these markets, our business could suffer.

We target our information and security services at the market for trusted and secure electronic commerce and communications over IP and other networks. Our Naming Services business unit is developing managed services designed to work with the EPCglobal Network and radio frequency identification (“RFID”), technology, point-of-sale data services and real-time publisher services. These are rapidly evolving markets that may not continue to grow. Even if these markets grow, our services may not be widely accepted. Accordingly, the demand for our services is very uncertain. The factors that may affect market acceptance of our services include the following:

•	market acceptance of products and services based upon technologies other than those we use;

•	public perception of the security of our technologies and of IP and other networks;

•	the introduction and consumer acceptance of new generations of mobile handsets;

•	demand for supply chain information services, including acceptance of RFID technology, the EPCglobal Network and point-of-sale data services;

•	the ability of the Internet infrastructure to accommodate increased levels of usage; and

•	government regulations affecting electronic commerce and communications over IP networks.

If the market for electronic commerce and communications over IP and other networks does not grow or these services are not widely accepted in the market, our business would be materially harmed.

Risks related to the debentures

The debentures are our unsecured junior obligations and are subordinated in right of payment to our existing and future senior debt obligations, including any secured debt we may incur.

The debentures are unsecured and subordinated in right of payment to all of our existing and future senior debt. Because the debentures are subordinated to our senior debt, if we experience:

•	a bankruptcy, liquidation or reorganization; or

•	an acceleration of the debentures due to an event of default under the indenture,

we will be permitted to make payments on the debentures only after we have satisfied all of our senior debt obligations. Also, if payment or other defaults occur on senior debt, payments on the debentures may be blocked indefinitely or for specified periods. Therefore, payments on the debentures may be delayed or not permitted or we may not have sufficient assets remaining to pay amounts due on any or all of the debentures.

The indenture for the debentures does not limit our ability, or that of any of our presently existing or future subsidiaries, to incur senior debt, other indebtedness or other liabilities. As of March 31, 2008, we had $140 million in senior debt outstanding under our unsecured revolving credit facility and we had utilized $1.9 million of the $50 million limit for outstanding letters of credit, and our subsidiaries had approximately $308.1 million of outstanding indebtedness and other liabilities, excluding deferred revenue, intercompany liabilities and liabilities of a type not required to be reflected on the balance sheet of such subsidiaries in accordance with generally accepted accounting principles. From time to time we and our subsidiaries may incur additional indebtedness, including senior debt, which could adversely affect our ability to pay our obligations under the debentures. The $140 million in borrowing and $1.9 million under our letter of credit as of March 31, 2008, and any other borrowing we may undertake under our $500 million revolving credit facility constitute senior debt.

In addition, the debentures are not secured by any of our assets or those of our subsidiaries. As a result, the debentures are effectively subordinated to any secured debt we may incur. In any liquidation, dissolution, bankruptcy or other similar proceeding, holders of our secured debt may assert rights against any assets securing such debt in order to receive full payment of their debt before those assets may be used to pay the holders of the debentures. In such an event, we may not have sufficient assets remaining to pay amounts due on any or all of the debentures.

We rely on certain of our subsidiaries as sources of cash and your right to receive payments on the debentures is effectively subordinated to all existing and future liabilities of our subsidiaries.

The debentures are obligations exclusively of VeriSign, and we conduct a considerable portion of our operations through our subsidiaries. During the years ended December 31, 2006 and December 31, 2007, our subsidiaries generated 48% and 44%, respectively, of our consolidated revenue. Accordingly, dividends and advances from our subsidiaries are significant sources of cash for us. The amount of dividends available to us from our subsidiaries depends largely upon each subsidiary’s earnings and operating capital requirements. The terms of some of our subsidiaries’ future borrowing arrangements may limit the transfer of funds to us. In addition, the ability of our subsidiaries to make any payments to us will depend on their business and tax considerations and legal restrictions.

None of our subsidiaries have guaranteed our obligations under, or have any obligation to pay any amounts due on, the debentures. As a result, the debentures are effectively subordinated to all liabilities, including trade payables, of our subsidiaries. Our rights and the rights of our creditors, including holders of the debentures, to participate in the assets of any of our subsidiaries upon their liquidation or recapitalization will generally be subordinated to the prior claims of those subsidiaries’ creditors. At March 31, 2008, our subsidiaries had approximately $308.1 million of outstanding indebtedness and other liabilities, excluding deferred revenue, intercompany liabilities and liabilities of a type not required to be reflected on the balance sheet of such subsidiaries in accordance with generally accepted accounting principles.

The debentures do not contain restrictive covenants and we may incur substantially more debt or take other actions which may affect our ability to satisfy our obligations under the debentures.

The indenture governing the debentures does not contain any financial or operating covenants or restrictions on the incurrence of indebtedness (including secured debt), the payments of dividends or the issuance or repurchase of securities by us or any of our subsidiaries, except, with respect to our payment of dividends or the repurchase of our securities, during any extension of the interest payment period for the debentures. See “Description of Debentures—Interest—Option to extend interest payment period.” In addition, the limited covenants applicable to the debentures do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations.

Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the debentures could have the effect of diminishing our ability to make payments on the debentures when due, and require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which would reduce the availability of cash flow to fund our operations, working capital and capital expenditures.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the debentures.

Upon the occurrence of a fundamental change, you will have the right to require us to repurchase the debentures. However, the fundamental change provisions will not afford protection to holders of debentures in the event of certain transactions. For example, any leveraged recapitalization, refinancing, restructuring, or acquisition initiated by us will generally not constitute a fundamental change requiring us to repurchase the debentures. In the event of any such transaction, holders of the debentures will not have the right to require us to repurchase the debentures, even though any of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of debentures.

Restricted convertibility of the debentures could result in your receiving less than the value of the cash and common stock, if any, into which a debenture would otherwise be convertible.

The debentures are convertible only if specified conditions are met. If these conditions are not met, you will not be able to convert your debentures, and you will not be able to receive the cash and/or common stock, into which the debentures would otherwise be convertible.

Upon conversion of the debentures, we will pay a settlement amount consisting of cash and/or shares of our common stock based upon a specified observation period, and you may receive less proceeds than expected.

We will satisfy our conversion obligation to holders by delivering cash, shares of our common stock or any combination thereof, at our option. If we satisfy our conversion obligation solely in cash or through delivery of a combination of cash and shares of our common stock, the settlement amount will be based on a daily conversion value calculated on a proportionate basis for each trading day in the 30 trading day observation period, which generally will not commence until four trading days after the related conversion date. Accordingly, upon conversion of a debenture, holders might not receive any shares of our common stock, or they might receive fewer shares of common stock than would be implied by the conversion value of the debenture as of the conversion date (as defined under “Description of Debentures”). This is particularly true with respect to any conversion occurring after the date of issuance of a notice of redemption as described under “Description of Debentures—Optional redemption,” for which the observation period will begin on the 32nd scheduled trading day prior to the applicable redemption date. In addition, because of the 30 trading day observation period and the date on which it commences, settlement of conversions settled solely in cash or in a combination of cash and shares of our common stock generally will be delayed until at the least the 37th trading day following the related conversion date. See “Description of Debentures.” Upon conversion of the debentures, you may receive consideration worth less than the conversion value of the debenture as of the conversion date because the value of our common stock may decline (or not appreciate as much as you may expect) between the conversion date and the end of the observation period.

Our failure to convert the debentures into cash and/or shares of our common stock upon exercise of a holder’s conversion right in accordance with the provisions of the indenture would constitute a default under the indenture. In addition, a default under the indenture could lead to a default under existing and future agreements governing our indebtedness. If, due to a default, the repayment of related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness and the debentures.

The conversion rate of the debentures may not be adjusted for all dilutive events.

The conversion rate of the debentures is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of Debentures—Conversion rights—Conversion rate adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the debentures or the common stock. An event that adversely affects the value of the debentures may occur, and that event may not result in an adjustment to the conversion rate.

The adjustment to the conversion rate for debentures converted in connection with certain fundamental changes may not adequately compensate you for any lost value of your debentures as a result of such transaction.

If a fundamental change occurs, under certain circumstances we will increase the conversion rate by a number of additional shares of our common stock for debentures converted in connection with such fundamental change. The increase in the conversion rate will be determined based on the date on which the fundamental change becomes effective and the price paid per share of our common stock in such transaction, as described below under “Description of Debentures— Conversion rights—Adjustments to shares delivered upon conversion in connection with certain fundamental changes.” The adjustment to the conversion rate for debentures converted in connection with a fundamental change may not adequately compensate you for any lost value of your debentures as a result of such transaction. In addition, if the price of our common stock in the transaction is greater than $98.00 per share or less than $28.64 (in each case, subject to adjustment), no adjustment will be made to the conversion rate. In addition, in no event will the total number of shares of common stock issuable upon conversion exceed 34.9162 per $1,000 principal amount of debentures, subject to adjustments in the same manner as the conversion rate as set forth under “Description of Debentures—Conversion rights—Conversion rate adjustments.”

Our obligation to increase the conversion rate in connection with any such fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

If the market price of our common stock decreases, the market price of the debentures may similarly decrease.

We expect that the market price of the debentures will be significantly affected by the market price of our common stock. This may result in greater volatility in the market price of the debentures than would be expected for debt securities. The market price of our common stock will likely continue to fluctuate in response to factors including the factors discussed elsewhere in the sections of this prospectus titled “Risk Factors” many of which are beyond our control. For instance, the price of our common stock could be affected by sales of our common stock by investors who view the debentures as a more attractive means of equity participation in our company than our common stock, or by other hedging or arbitrage trading activity that may develop involving our common stock. This hedging or arbitrage could, in turn, affect the trading price of the debentures.

The debentures may not have an active market and their price may be volatile. You may be unable to sell your debentures at the price you desire or at all.

There is no existing trading market for the debentures. As a result, there can be no assurance that a liquid market will develop or be maintained for the debentures, that you will be able to sell any of the debentures at a particular time (if at all) or that the prices you receive if or when you sell the debentures will be above their initial offering price. We do not intend to list the debentures on any national securities exchange. The initial purchaser of the debentures has advised us that it intends to make a market in the debentures after this offering is completed, but it has no obligation to do so and may cease its market-making at any time without notice. In addition, market-making will be subject to the limits imposed by the Securities Act and the Exchange Act, and may be limited during the pendency of any shelf registration statement or exchange offer. The liquidity of the trading market in these debentures, and the market price quoted for these debentures, may be adversely affected by, among other things:

•	changes in the overall market for debt securities;

•	changes in our financial performance or prospects;

•	the prospects for companies in our industry generally;

•	the number of holders of the debentures;

•	the interest of securities dealers in making a market for the debentures; and

•	prevailing interest rates.

The debentures may not be rated or may receive a lower rating than anticipated.

We do not intend to seek a rating on the debentures. However, if one or more rating agencies rates the debentures and assigns the debentures a rating lower than the rating expected by investors, or reduces their rating in the future, the market price of the debentures and our common stock could be harmed.

We may not have the ability to repurchase the debentures in cash upon the occurrence of a fundamental change, or to pay cash upon the conversion of debentures, as required by the indenture governing the debentures.

Holders of our debentures will have the right to require us to repurchase the debentures upon the occurrence of a fundamental change as defined in “Description of Debentures.” Although we currently have the intent and the ability to settle the principal amount of the convertible debentures in cash as required under the Indenture (as defined below), we may not have sufficient funds to repurchase the debentures in cash or to make the required repayment at such time or have the ability to arrange necessary financing on acceptable terms. In addition, upon conversion of the debentures, we will be required to make cash payments to the holders of the debentures equal to the lesser of the principal amount of the debentures being converted and the conversion value of those debentures. Such payments could be significant, and we may not have sufficient funds to make them at such time.

A fundamental change may also constitute an event of default or prepayment under, or result in the acceleration of the maturity of, our then-existing indebtedness. Our ability to repurchase the debentures in cash or make any other required payments may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. Our failure to repurchase the debentures or pay cash in respect of conversions when required would result in an event of default with respect to the debentures.

While we currently have the intent and ability to settle the principal in cash, if, in the future, we conclude that we no longer have the ability to do so, we will be required to change our accounting policy for earnings per share from the treasury stock method to the if-converted method.

Conversion of the debentures will dilute the ownership interest of existing stockholders, including holders who had previously converted their debentures.

The conversion of some or all of the debentures will dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the debentures may encourage short selling by market participants because the conversion of the debentures could be used to satisfy short positions, or anticipated conversion of the debentures into shares of our common stock could depress the price of our common stock.

If you hold debentures, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold debentures, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock, other than extraordinary dividends that our board of directors designates as payable to the holders of the debentures), but if you subsequently convert your debentures into common stock, you will be subject to all changes affecting the common stock. You will have rights with respect to our common stock only if and when we deliver shares of common stock to you upon conversion of your debentures and, to a limited extent, under the conversion rate adjustments applicable to the debentures. For example, in the event that an amendment is proposed to our restated certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers or rights of our common stock that result from such amendment.

Our stock price has historically been volatile and may continue to be volatile. The price of our common stock, and therefore the price of the debentures, may fluctuate significantly, which may make it difficult for holders to resell the debentures or the shares of our common stock issuable upon conversion of the debentures when desired or at attractive prices.

The trading price of our common stock has been and may continue to be subject to wide fluctuations. Since the fiscal year ended December 31, 2007, the closing sale price of our common stock on The Nasdaq Global Select Market ranged from $31.57 to $37.54 per share, and the closing sale price on April 17, 2008 was $33.87 per share. Our stock price may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, announcements of technological innovations or new products by us or our competitors, changes in financial estimates and recommendations by securities analysts, the operating and stock price performance of other companies that investors may deem comparable to us, and new reports relating to trends in our markets or general economic conditions.

In the past, many companies have been the subject of securities class action litigation following periods of volatility in the market price of their stock. If we become involved in securities class action litigation in the future, it could result in substantial costs and diversion of our management’s attention and resources and could harm our stock price, business, prospects, results of operations and financial condition.

In addition, the stock market in general, and prices for companies in our industry, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our stock, regardless of our operating performance. Because the debentures are convertible into shares of our common stock, volatility or depressed prices of our common stock could have a similar effect on the trading price of our debentures. Holders who receive common stock upon conversion also will be subject to the risk of volatility and depressed prices of our common stock. In addition, the existence of the debentures may encourage short selling in our common stock by market participants because the conversion of the debentures could depress the price of our common stock.

Additionally, volatility or a lack of positive performance in our stock price may adversely affect our ability to retain key employees.

Sales of a significant number of shares of our common stock in the public markets, or the perception of such sales, could depress the market price of the debentures.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public markets could depress the market price of the debentures, our common stock, or both, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock or the value of the debentures. The price of our common stock could be affected by possible sales of our common stock by investors who view the debentures as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity which we expect to occur involving our common stock. This hedging or arbitrage could, in turn, affect the market price of the debentures.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the debentures even though you do not receive a corresponding cash distribution.

The conversion rate of the debentures is subject to adjustment in certain circumstances, including the payment of certain cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be deemed to have received a taxable dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in our company could be treated as a deemed taxable dividend to you.

If certain types of fundamental changes occur on or prior to the maturity date of the debentures, under some circumstances, we will increase the conversion rate for debentures converted in connection with the fundamental change. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. See “Material U.S. Federal Income Tax Considerations.”

If you are a non-U.S. holder (as defined in “Material U.S. Federal Income Tax Considerations”), any deemed dividend would be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which may be set off against subsequent payments. See “Material U.S. Federal Income Tax Considerations.”

U.S. holders will recognize income for U.S. federal income tax purposes in excess of the current cash payments on the debentures and will recognize ordinary income on the disposition of the debentures.

Pursuant to the terms of the indenture, we and each holder of the debentures agreed to treat the debentures, for U.S. federal income tax purposes, as “contingent payment debt instruments.” Under this characterization, the debentures will be treated as issued with original issue discount for U.S. federal income tax purposes, and each U.S. holder will be required to include such original issue discount in gross income as it accrues regardless of the holder’s method of tax accounting. The amount of original issue discount required to be included in the holder’s gross income for each year generally will be in excess of the payments and accruals on the debentures for non-tax purposes and in advance of the receipt of cash or other property attributable thereto in that year. A U.S. holder will recognize gain or loss on the sale, exchange, conversion, repurchase or redemption of a debenture in an amount equal to the difference between the amount realized, including the fair market value of any of our common stock received, and the holder’s adjusted tax basis in the debenture. Any such gain will be treated as ordinary interest income and any such loss will be ordinary loss to the extent of the interest previously included in gross income and, thereafter, capital loss. All holders should read the discussion of the United States federal income tax consequences of the purchase, ownership, and the disposition of the debentures that is contained in this prospectus under the heading “Material U.S. Federal Income Tax Considerations.”

RATIO OF EARNINGS TO FIXED CHARGES

The financial information provided in the following table should be read in conjunction with our consolidated financial statements and the related notes incorporated by reference into this prospectus. The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated:

Year ended December 31,
2003	2004	2005	2006	2007
(136.5)	111.8	150.3	10.8	(1.9)

The ratio of earnings to fixed charges is computed by dividing (i) income from continuing operations before income taxes plus fixed charges by (ii) fixed charge. Our fixed charges consist of the portion of operating lease rental expense that is representative of the interest factor and interest expense on indebtedness.

USE OF PROCEEDS

We will not receive any proceeds from sales of the debentures or shares of our common stock underlying the debentures by the selling securityholders.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We do not anticipate paying any cash dividends on our capital stock in the foreseeable future. In addition, the terms of our senior unsecured revolving credit facility which we entered into in June 2006 and amended in September 2007 restricts our ability to pay dividends if an event of default has occurred and is continuing.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on The Nasdaq Global Select Market under the symbol “VRSN.” The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock as reported by The Nasdaq Global Select Market.

	High	Low
Year ending December 31, 2008:
Second Quarter (through April 17, 2008)	$34.96	$32.72
First Quarter	38.06	30.14
Year ending December 31, 2007:
Fourth Quarter	41.96	31.52
Third Quarter	34.68	27.77
Second Quarter	32.12	24.83
First Quarter	26.78	22.92
Year ended December 31, 2006:
Fourth Quarter	26.77	19.90
Third Quarter	23.27	15.95
Second Quarter	25.45	20.91
First Quarter	25.00	20.75

On March 31, 2008, there were approximately 800 registered holders of record of our common stock; although we believe there are approximately 150,000 beneficial owners since many brokers and other institutions hold our stock on behalf of stockholders. On April 17, 2008, the reported last sale price of our common stock was $33.87 per share as reported by The Nasdaq Global Select Market.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth selected financial data as of and for the last five years. The information set forth below is not necessarily indicative of results of future operations, and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the Consolidated Financial Statements and related notes thereto included in our annual report on Form 10-K for the year ended December 31, 2007 and incorporated herein by reference to fully understand factors that may affect the comparability of the information presented below.

We have completed a number of acquisitions since 2005 as described in Note 3, “Business Combinations,” of our Notes to Consolidated Financial Statements contained in our annual report on Form 10-K for the year ended December 31, 2007. The results of the acquired companies’ operations are included in our Consolidated Financial Statements from their respective dates of acquisition.

We account for discontinued operations in accordance with SFAS 144, and accordingly, we have reclassified the selected financial data for all periods presented to reflect our discontinued operations as described in Note 4, “Discontinued Operations,” of our Notes to Consolidated Financial Statements contained in our annual report on Form 10-K for the year ended December 31, 2007.

Selected Consolidated Statements of Operations Data (in millions, except per share data):

	Year Ended December 31,
	2007 (1)	2006 (2)	2005 (3)	2004	2003 (4)
Continuing Operations:
Revenues	$1,496	$1,563	$1,605	$1,117	$1,017
Operating (loss) income	(222)	91	215	73	(241)
Net (loss) income	(145)	374	162	134	(294)
Net (loss) income from continuing operations per share:
Basic	$(0.61)	$1.53	$0.63	$0.53	$(1.23)
Diluted	$(0.61)	$1.51	$0.62	$0.52	$(1.23)
Discontinued Operations:
Revenues	$12	$12	$60	$51	$38
Net income	$5	$5	$267	$19	$7
Net income from discontinued operations per share:
Basic	$0.02	$0.02	$1.04	$0.08	$0.03
Diluted	$0.02	$0.02	$1.01	$0.08	$0.03
Consolidated Total:
Net (loss) income	$(140)	$379	$429	$153	$(287)
Net (loss) income per share:
Basic	$(0.59)	$1.55	$1.67	$0.61	$(1.20)
Diluted	$(0.59)	$1.53	$1.63	$0.60	$(1.20)

(1)	In accordance with SFAS No. 142 (“SFAS 142”), “Goodwill and Other Intangible Assets,” and SFAS 144 operating loss includes an impairment charge of $182.2 million, $62.6 million and $4.3 million for goodwill, other intangible assets and property and equipment, respectively, related to our Content Services business reporting unit. Net loss includes a $68.2 million gain recognized upon the divestiture of our majority ownership interest in Jamba.
(2)	Net income includes $349.8 million in income tax benefits that resulted from the release of our valuation allowance of $236.4 million from our deferred tax assets and recognizing a non-recurring benefit to tax expense of $113.4 million due to a favorable ruling received in the second quarter of 2006 relating to a capital loss generated in 2003.
(3)	Net income for 2005 includes a gain on sale of discontinued operations of $250.6 million, net of tax.
(4)	Operating loss includes a $335.2 million in charges relating to the impairment of goodwill and the amortization and impairment of other intangible assets.

Consolidated Balance Sheet Data (in millions):

	As of December 31,
	2007	2006	2005	2004	2003
Total assets	$4,023	$3,974	$3,181	$2,599	$2,102
Convertible debentures	1,265	—	—	—	—
Stockholders’ equity	1,528	2,377	2,023	1,691	1,377

Supplementary Financial Information

The following tables set forth unaudited supplementary quarterly financial data for the two year period ended December 31, 2007. In management’s opinion, the unaudited data has been prepared on the same basis as the audited information and includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the data for the periods presented.

All previously reported quarters have been adjusted to show the discontinued operations of our dispositions. Previously filed annual reports on Form 10-K and quarterly reports on Form 10-Q affected by the dispositions have not been amended and should not be relied upon.

	2007
	First Quarter (2)	Second Quarter	Third Quarter	Fourth Quarter (2) (3) (4)	Year Ended December 31
	(In thousands, except per share data)
Continuing operations:
Revenues	$373,049	$363,217	$373,587	$386,436	$1,496,289
Costs and expenses	385,140	369,970	345,665	617,015	1,717,790
Operating (loss) income	(12,091)	(6,753)	27,922	(230,579)	(221,501)
Net income (loss)	60,413	(5,682)	16,379	(215,790)	(144,680)
Net income (loss) per share: (1)
Basic	$0.24	$(0.02)	$0.07	$(0.97)	$(0.61)
Diluted	$0.24	$(0.02)	$0.07	$(0.97)	$(0.61)
Discontinued operations:
Revenues	$4,396	$4,407	$3,065	$—	$11,868
Costs and expenses	2,529	2,979	1,255	—	6,763
Operating income	1,867	1,428	1,810	—	5,105
Net income	1,340	965	2,625	248	5,178
Net income per share: (1)
Basic	$0.01	$—	$0.01	$—	$0.02
Diluted	$0.01	$—	$0.01	$—	$0.02
Total:
Net income (loss)	$61,753	$(4,717)	$19,004	$(215,542)	$(139,502)
Net income (loss) per share: (1)
Basic	$0.25	$(0.02)	$0.08	$(0.97)	$(0.59)
Diluted	$0.25	$(0.02)	$0.08	$(0.97)	$(0.59)

	2006
	First Quarter (5)	Second Quarter (6)	Third Quarter	Fourth Quarter	Year Ended December 31
	(In thousands, except per share data)
Continuing operations:
Revenues	$370,109	$387,832	$396,418	$408,639	$1,562,998
Costs and expenses	358,600	357,670	372,514	383,330	1,472,114
Operating income	11,509	30,162	23,904	25,309	90,884
Net income (loss)	15,368	375,886	14,015	(30,969)	374,300
Net income (loss) per share: (1)
Basic	$0.06	$1.54	$0.06	$(0.13)	$1.53
Diluted	$0.06	$1.52	$0.06	$(0.13)	$1.51
Discontinued operations:
Revenues	$2,660	2,938	$2,975	$3,589	$12,162
Costs and expenses	1,490	1,754	1,218	1,719	6,181
Operating income	1,170	1,184	1,757	1,870	5,981
Net income	1,118	901	1,259	1,437	4,715
Net income per share: (1)
Basic	$0.01	$0.00	$—	$0.01	$0.02
Diluted	$0.01	$0.00	$—	$0.01	$0.02
Total:
Net income (loss)	$16,486	$376,787	$15,274	$(29,532)	$379,015
Net income (loss) per share: (1)
Basic	$0.07	$1.54	$0.06	$(0.12)	$1.55
Diluted	$0.07	$1.52	$0.06	$(0.12)	$1.53

(1)	Net income (loss) per share is computed independently for each of the quarters represented in accordance with Statement of Financial Accounting Standards No. 128, “Earnings per Share.” Therefore, the sum of the quarterly net income (loss) per share may not equal the total computed for the fiscal year or any cumulative interim period.
(2)	Net income for the quarter ended March 31, 2007, includes a $75.0 million gain initially recognized upon the divestiture of our majority ownership interest in Jamba. In the quarter ended December 31, 2007, we recorded a subsequent adjustment to reduce the gain on the divestiture by $6.8 million, as a result of a settlement for net working capital in accordance with the joint venture agreements.
(3)	Net income for the quarter ended December 31, 2007, includes an impairment charge of $182.2 million, $62.6 million and $4.3 million for goodwill, other intangible assets and property and equipment, net, respectively, related to our Content Services business reporting unit.
(4)	Net income from discontinued operations includes a $0.2 million adjustment to income tax expense to reflect the effective tax rate as of December 31, 2007.
(5)	Net income for the quarter ended March 31, 2006, includes a $21.7 million gain from the sale of our remaining equity ownership interest in Network Solutions that was previously written off.
(6)	Net income for the quarter ended June 30, 2006, includes the release of our valuation allowance of $236.4 million from our deferred tax assets resulting in a non-recurring benefit to tax expense and a $113.4 million tax benefit that was the result of a favorable ruling from the Internal Revenue Service relating to an uncertain tax position on a capital loss generated in 2003.

Our quarterly revenues and operating results are difficult to forecast. Therefore, we believe that period-to-period comparisons of our operating results will not necessarily be meaningful, and should not be relied upon as an indication of future performance. Also, operating results may fall below our expectations and the expectations of securities analysts or investors in one or more future quarters. If this were to occur, the market price of our common stock would likely decline. For more information regarding the quarterly fluctuation of our revenues and operating results, see “Risk Factors—Our operating results may fluctuate and our future revenues and profitability are uncertain.”

MANAGEMENT

The following table sets forth information regarding our executive officers and directors as of April 21, 2008:

Name	Age	Position
William A. Roper, Jr.	62	President, Chief Executive Officer and Director
Brian G. Robins	38	Chief Financial Officer (acting)
Grant L. Clark	54	Senior Vice President and Chief Administrative Officer
Richard H. Goshorn	51	Senior Vice President, General Counsel and Secretary
Anne-Marie Law	41	Senior Vice President, Global Human Resources
Russell S. Lewis	53	Senior Vice President, Strategic Development
Kevin A. Werner	47	Senior Vice President, Corporate Development and Strategy
D. James Bidzos (1)	53	Chairman of the Board of Directors
William L. Chenevich (2)	64	Director
Kathleen A. Cote (2)	59	Director
Scott G. Kriens (1)	50	Director
Roger H. Moore	66	Director
John D. Roach (2)	64	Director
Louis A. Simpson (3)	71	Director
Timothy Tomlinson (3)	58	Director

(1)	Member of our nominating and corporate governance committee.
(2)	Member of our audit committee.
(3)	Member of our compensation committee.

William A. Roper, Jr. has served as President and Chief Executive Officer since May 2007 and has served as a director since November 2003. From April 2000 through May 2007, he served as Corporate Executive Vice President of Science Applications International Corporation (“SAIC”), a diversified technology services company, and has previously served as SAIC’s Senior Vice President from 1990 to 1999, Chief Financial Officer from 1990 to 2000, and Executive Vice President from 1999 to 2000. Mr. Roper holds a B.A. degree in Mathematics from the University of Mississippi and graduate degrees from Southwestern Graduate School of Banking at Southern Methodist University and Stanford University, Financial Management Program.

Brian G. Robins has served as acting Chief Financial Officer since April 2008. He served as Senior Vice President, Finance, from August 2007 to April 2008, and as Vice President, Finance, from January 2007 to August 2007. Prior to joining VeriSign in January 2007, Mr. Robins was employed by NeuStar, a provider of clearinghouse services for communication service providers and enterprises, in a number of capacities since 2001, including as Vice President of Finance and Treasurer. Mr. Robins holds a B.A degree in Finance from Lipscomb University and an M.B.A. from Vanderbilt University.

Grant L. Clark has served as Senior Vice President and Chief Administrative Officer since October 2007. From January 2004 until joining VeriSign, Mr. Clark served as senior vice president and chief deputy counsel of SAIC, Inc., a diversified information technology services company. From November 1999 until January 2004, he was senior vice president and general counsel of Telcordia Technologies, a SAIC subsidiary. Mr. Clark holds a B.A. degree in English from Framingham State College and a J.D. degree from Suffolk Law School.

Richard H. Goshorn has served as Senior Vice President, General Counsel and Secretary since June 2007. From October 2004 to May 2007, he served as General Counsel for Akin Gump Strauss Hauer & Feld, LLP, a law firm. From 2002 to 2003, Mr. Goshorn was Corporate Vice President, General Counsel and Secretary of Acterna Corporation, a public communications test equipment company. From 1991 to 2001 he held a variety of senior executive legal positions with London-based Cable and Wireless PLC, a telecommunications company, including the position of Senior Vice President and General Counsel, Cable & Wireless Global. Mr. Goshorn holds a B.A. degree in Economics from the College of Wooster and a J.D. degree from Duke University’s School of Law.

Anne-Marie Law has served as Senior Vice President, Global Human Resources since August 2007. From May 2007 to July 2007, she served as Vice President, Global Human Resources. From 1999 to April 2007, Ms. Law served in a variety of senior capacities within the human resources department of Xilinx, Inc, a provider of programmable solutions. Ms. Law holds a B.A. degree in Art History from Leicester University in the United Kingdom.

Russell S. Lewis has served as Senior Vice President, Strategic Development since January 2005. From February 2002 to December 2004, he served as General Manager, Naming and Directory Services and from March 2000 to February 2002, he served as Senior Vice President, Corporate Development. Since August 1999, he has served as President of Lewis Capital Group, LLC, an investment firm. Mr. Lewis serves as a director of Delta Petroleum Corporation. Mr. Lewis holds an M.B.A. degree with a concentration in finance and marketing from Harvard School of Business and a B.A. degree in Economics from Haverford College.

Kevin A. Werner has served as Senior Vice President, Corporate Development and Strategy since September 2007. From February 2004 until joining VeriSign, Mr. Werner served as senior vice president, director of strategic development activities of SAIC, Inc., a diversified information technology services company. From April 2000 until January 2004, he was president and managing director of SAIC Venture Capital Corporation, a SAIC subsidiary. Mr. Werner holds a B.A. degree in Political Science from George Washington University and a J.D. degree from Harvard Law School.

D. James Bidzos has served as Chairman of the Board of Directors since August 2007 and from April 1995 to December 2001. He served as Vice Chairman of the Board of Directors from December 2001 to August 2007. Mr. Bidzos served as Vice Chairman of RSA Security, an Internet identity and access management solution provider, from March 1999 to May 2002 and Executive Vice President from July 1996 to February 1999. Prior thereto, he served as President and Chief Executive Officer of RSA Data Security, Inc. from 1986 to February 1999.

William L. Chenevich has served as a director since April 1995. Mr. Chenevich has served as Vice Chairman of Technology and Operations for U.S. Bancorp, a financial holding company, since February 2001. He served as Vice Chairman of Technology and Operations Services of Firstar Corporation, a financial services company, from 1999 until its merger with U.S. Bancorp in February 2001. Prior thereto, he was Group Executive Vice President of VISA International, a financial services company, from 1994 to 1999. Mr. Chenevich holds a B.B.A. degree in Business from the City College of New York and an M.B.A. degree in Management from the City University of New York.

Kathleen A. Cote has served as a director since February 2008. From May 2001 to June 2003, Ms. Cote served as Chief Executive Officer of Worldport Communications Company, a provider of Internet managed services. From September 1998 to May 2001, she served as Founder and President of Seagrass Partners, a consulting firm specializing in providing business, operational and management support for startup and mid-sized companies. Prior thereto, she served as President and Chief Executive Officer of Computervision Corporation, a supplier of desktop and enterprise, client server and Web-based product development and data management software and services. Ms. Cote serves as a director of Asure Software Corporation and Western Digital Corporation. Ms. Cote holds an Honorary Doctorate from the University of Massachusetts, an M.B.A. from Babson College, and a B.A. degree from the University of Massachusetts, Amherst.

Scott G. Kriens has served as a director since January 2001. Mr. Kriens has served as Chief Executive Officer and Chairman of the Board of Directors of Juniper Networks, a provider of Internet hardware and software systems, since October 1996. From April 1986 to January 1996, Mr. Kriens served as Vice President of

Sales and Operations at StrataCom, Inc., a telecommunications equipment company, which he co-founded in 1986. Mr. Kriens serves as a director of Equinix, Inc. Mr. Kriens holds a B.A. in Economics from California State University, Hayward.

Roger H. Moore has served as a director since February 2002. From June 2007 through November 2007, Mr. Moore served as interim Chief Executive Officer of Arbinet-Thexchange, Inc., a provider of online trading services. He was President and Chief Executive Officer of Illuminet Holdings, Inc. from December 1995 until December 2001 when VeriSign acquired Illuminet Holdings. Prior to Illuminet Holdings, Mr. Moore spent ten years with Nortel Networks in a variety of senior management positions including President of Nortel Japan. Mr. Moore serves as a director of Western Digital Corporation, Consolidated Communications Illinois Holdings, Inc., and Arbinet-Thexchange, Inc. Mr. Moore holds a B.S. degree in General Science from Virginia Polytechnic Institute and State University.

John D. Roach has served as a director since July 2007. Mr. Roach has served as Chairman of the Board of Directors and Chief Executive Officer of Stonegate International, a private investment and advisory services company, since October 2001. From November 2002 to January 2006, he served as Executive Chairman of Unidare U.S., a subsidiary of Unidare plc, a public Irish financial holding company and supplier of products to the welding, safety and industrial markets. From 1998 to 2001, he served as Founder and Chairman, President and Chief Executive Officer of Builders FirstSource, Inc., a distributor of building products. Prior to that, he was Chairman, President and Chief Executive Officer of Fibreboard Corporation, a building products company, from July 1991 to July 1997 when it was acquired by Owens Corning. Mr. Roach serves as a director of PMI Group, Inc. and URS Corporation. Mr. Roach holds a B.S. degree in Industrial Management from M.I.T. and an MBA degree from Stanford University.

Louis A. Simpson has served as a director since May 2005. Since May 1993, he has served as President and Chief Executive Officer, Capital Operations, of GEICO Corporation, a passenger auto insurer. Mr. Simpson previously served as Vice Chairman of the Board of GEICO from 1985 to 1993. Mr. Simpson serves as a director of Science Applications International Corporation. Mr. Simpson holds a B.A. degree from Ohio Wesleyan University and a Masters degree in Economics from Princeton University.

Timothy Tomlinson is “Of Counsel” with the law firm Greenberg Traurig, LLP. Mr. Tomlinson was the founder and a named partner of Tomlinson Zisko LLP, a law firm, from 1983 until its acquisition by Greenberg Traurig, LLP in May 2007. Mr. Tomlinson was a member of VeriSign’s Board of Directors from 1995 until 2002. Mr. Tomlinson holds a B.A. degree in Economics, an M.A. degree in History, an M.B.A. and a J.D. degree from Stanford University.

DESCRIPTION OF DEBENTURES

We issued the debentures under an indenture dated as of August 20, 2007 (the “Indenture”) between us and U.S. Bank National Association, as trustee (the “Trustee”). The terms of the debentures include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The debentures and the shares of common stock issuable upon conversion of the debentures are covered by a registration rights agreement dated as of August 20, 2007.

The indenture and the registration rights agreement are filed as exhibits to our current report on Form 8-K that was filed with the SEC on September 6, 2007. You may also request a copy of the indenture and the registration rights agreement from us as described under “Where You Can Find More Information.”

The following description is a summary of the material provisions of the debentures, the indenture and the registration rights agreement and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the debentures, the indenture and the registration rights agreement, including the definitions of certain terms used in the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the debentures.

For purposes of this description, references to “the Company,” “VeriSign,” “we,” “our” and “us” refer only to VeriSign, Inc. and not to its subsidiaries.

General

The debentures

The debentures:

•	are our general unsecured, junior subordinated obligations;

•	are limited to an aggregate principal amount of $1,300,000,000;

•	will mature on August 15, 2037 (the “maturity date”), unless earlier converted, redeemed or repurchased;

•	are issued in denominations of $1,000 and integral multiples of $1,000;

•

are represented by one or more registered debentures in global form, but in certain limited circumstances may be represented by debentures in certificated form. See “Book-entry, settlement and clearance”; and

•	are subordinated in right of payment to our existing and future senior debt and to all indebtedness and other liabilities of our subsidiaries.

The debentures will bear ordinary interest from August 20, 2007 at a rate of 3.25% per year and, under certain circumstances as described below, may also bear contingent interest, additional interest, reporting additional interest, deferred interest and/or compounded interest. For purposes of this description, references to “interest” include all such forms of interest except as otherwise indicated.

Subject to the fulfillment of certain conditions and during the periods described below, the debentures may be converted at an initial conversion rate of 29.0968 shares of common stock per $1,000 principal amount of debentures (equivalent to a conversion price of approximately $34.37 per share of common stock). The conversion rate is subject to adjustment if certain events occur. Upon conversion of debentures, we will satisfy our conversion obligation by delivering cash, shares of our common stock or any combination thereof, at our option, as described below under “Conversion rights—Payment upon conversion.” Upon conversion of debentures, you will not receive any separate payment for accrued and unpaid interest, except under the limited circumstances described below under “Conversion rights—General.”

The indenture does not limit the amount of debt that may be issued by us or our subsidiaries, restrict the incurrence of liens, restrict the payment of dividends, restrict the issuance or repurchase of our securities (except with respect to our payment of dividends or the repurchase of our securities, during any extension of the interest payment period for the debentures) or contain financial covenants. Other than restrictions described under “Fundamental change permits holders to require us to repurchase debentures” and “Consolidation, merger and sale of assets” below, and except for the provisions set forth under “Conversion rights—Conversion rate adjustments—Adjustment to shares delivered upon conversion in connection with certain fundamental changes,” the indenture does not contain any covenants or other provisions designed to afford holders of the debentures protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

We may, without the consent of the holders, issue additional debentures under the indenture with the same terms and with the same CUSIP numbers as the debentures offered hereby in an unlimited aggregate principal amount, provided that such additional debentures must be fungible with the debentures offered hereby for U.S. federal income tax purposes. We may also from time to time repurchase the debentures in open market purchases or negotiated transactions without prior notice to holders.

We do not intend to list the debentures on a securities exchange or interdealer quotation system.

We use the term “debenture” in this prospectus to refer to each $1,000 principal amount of debentures. We use the term “common stock” in this prospectus to refer to our common stock, $0.001 par value.

Payments on the debentures; paying agent and registrar; transfer and exchange

We will pay principal of and interest on debentures in global form registered in the name of, or held by, The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global debentures.

We will pay principal of certificated debentures at the office or agency designated by us for that purpose. We have initially designated the trustee as our paying agent and registrar and its corporate trust office in New York, New York, as a place where debentures may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the debentures, and we may act as paying agent or registrar. Interest on certificated debentures will be payable (i) to holders having an aggregate principal amount of $5,000,000 or less, by check mailed to the holders of these debentures and (ii) to holders having an aggregate principal amount of more than $5,000,000, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date (as defined below), by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies the registrar to the contrary in writing.

A holder of debentures may transfer or exchange debentures at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, including signature guarantees. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of debentures, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. You may not sell or otherwise transfer debentures or common stock issued upon conversion of debentures except in compliance with the provisions set forth below under “Transfer restrictions” and “—Registration rights.” In addition, we are not required to transfer or exchange any debenture (i) during the 15-day period prior to the mailing of a notice of redemption or (ii) that has been selected for redemption or surrendered for conversion, except for the unredeemed or unconverted portion of any debentures being redeemed or converted in part.

The registered holder of a debenture will be treated as the owner of it for all purposes.

Interest

General

The debentures will bear ordinary interest from August 20, 2007 at a rate of 3.25% per year. We will also pay contingent interest (as defined below) on the debentures in the circumstances described under “—Contingent interest.” Subject to the provisions set forth under “—Option to extend interest payment period,” we will pay interest semi-annually in arrears on February 15 and August 15 of each year to the holders of record at the close of business on the preceding February 1 and August 1 (each such date, in respect of the debentures, a “record date”), respectively, beginning February 15, 2008; provided that:

•

we will not pay accrued and unpaid interest on any debentures that are converted into our common stock. See “—Conversion rights.” If a holder of debentures converts after a record date for an interest payment but prior to the corresponding interest payment date, the holder on the record date will receive the interest payable on the interest payment date, notwithstanding the conversion of such debentures prior to such interest payment date, because that holder will have been the holder of record on the corresponding record date. However, at the time the holder surrenders those debentures for conversion, except as provided below, it must pay us an amount equal to the interest that will be paid on the related interest payment date. The preceding sentence does not apply, however, to (i) a holder that converts debentures that have been called by us for redemption and in respect of which we have specified a redemption date that is after a record date but on or prior to the corresponding interest payment date, (ii) a holder that converts debentures in respect of which we have specified a fundamental change repurchase date (as defined below) that is after a record date but on or prior to the corresponding interest payment date or (iii) a holder that converts debentures following the record date for the interest payment due on August 15, 2037. Accordingly, a holder of debentures who chooses to convert its debentures under any of the circumstances described in clause (i), (ii) or (iii) above will not be required to pay us, at the time it surrenders the debentures for conversion, the amount of interest on the debentures that it would have received on the interest payment date if the debentures had not been called for redemption, repurchased by us or converted, as applicable. In addition, a holder that surrenders debentures for conversion will not be required to pay us any deferred interest, compounded interest or overdue interest that exists at the time of the conversion, regardless of whether such conversion occurs during the period between a record date for an interest payment and the corresponding interest payment date;

•

we will pay interest to a person other than the holder of record on the record date for an interest payment if we redeem the debentures on a date that is after the record date and prior to such interest payment date. In this instance, we will pay accrued and unpaid interest on the debentures being redeemed, to but not including the redemption date, to the same person to whom we will pay the principal of such debentures;

•

the record and payment dates for a contingent interest payment relating to an extraordinary dividend (as defined below) will be set by our board of directors in connection with the declaration of such dividend, and may not correspond to the semi-annual record and payment dates described above. However, the record date for the payment of such interest to holders of the debentures will be the same as the record date for the payment of the corresponding extraordinary dividend to holders of our common stock; and

•

our delivery to a holder of the cash and/or shares of our common stock, together with any cash payment for any fractional share, into which a debenture is convertible, will be deemed to satisfy our obligation to pay accrued and unpaid interest attributable to the period from the issue date through the conversion date. As a result, we will treat such interest as paid in full upon settlement rather than cancelled, extinguished or forfeited.

Interest on the debentures will generally be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date (other than an interest payment date coinciding with the stated maturity date or earlier required repurchase date upon a fundamental change) of a debenture falls on a day that is not a business day, such interest payment date will be postponed to the next succeeding business day. If the stated maturity date or earlier required repurchase date upon a fundamental change would fall on a day that is not a business day, the required payment of interest, if any, and principal will be made on the next succeeding business day and no interest on such payment will accrue for the period from and after the stated maturity date or earlier required repurchase date upon a fundamental change to such next succeeding business day. The term “business day” means, with respect to any debenture, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is closed.

Contingent interest

Subject to the accrual, record date and payment provisions described above, beginning with the semi-annual interest period commencing on August 15, 2014, contingent interest (“contingent interest”) will accrue:

•

during any semi-annual ordinary interest period where the average trading price of the debentures (as determined below) for the 10 trading days immediately preceding the first day of such semiannual period is greater than or equal to the upside trigger (as defined below), in which case such contingent interest will be payable at a rate per annum equal to 0.50% of such average trading price; and

•

during any semi-annual ordinary interest period where the average trading price of the debentures for the 10 trading days immediately preceding the first day of such semi-annual period is less than or equal to the downside trigger (as defined below), in which case such contingent interest will be payable at a rate per annum equal to 0.25% of such average trading price.

In addition, we will pay contingent interest at any time the debentures are outstanding upon the declaration by our board of directors of an extraordinary cash dividend or distribution to all or substantially all holders of our common stock that our board of directors designates as payable with respect to the debentures (an “extraordinary dividend”), in which case such contingent interest will be payable on the same date as, and in an amount equal to, the dividend or distribution that a holder of debentures would have received had such holder converted its debentures immediately prior to the record date for the payment of such dividend or distribution to holders of our common stock (calculated as if such debentures had been converted entirely into shares of our common stock). The record date for the payment of such interest to holders of the debentures will also be the same as the record date for the payment of the corresponding extraordinary dividend to holders of our common stock.

“Upside trigger” means $1,500 per $1,000 principal amount of debentures.

“Downside trigger” means $500 per $1,000 principal amount of debentures during the period prior to August 15, 2021. Beginning on August 15, 2021 and ending on August 15, 2035, the downside trigger will increase in increments of $15 per $1,000 principal amount of debentures per semiannual ordinary interest period on February 15 and August 15 of each year within such period. After August 15, 2035, the downside trigger will remain at $950 per $1,000 principal amount of debentures. For example, the downside trigger will be $605 per $1,000 principal amount of debentures during the period commencing on August 15, 2024 and ending on February 14, 2025.

We will notify the trustee upon a determination that contingent interest on the debentures will accrue during a relevant semi-annual period or upon declaration by our board of directors of an extraordinary dividend that our board of directors designates as payable with respect to the debentures.

The “trading price” of the debentures on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of debentures obtained by the bid solicitation agent for $5,000,000 principal amount of debentures at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that if at least three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. We will provide prompt written notice to the bid solicitation agent identifying the three independent nationally recognized securities dealers selected by us.

For the purpose of the foregoing contingent interest provisions, if the bid solicitation agent cannot reasonably obtain at least one bid for $5,000,000 principal amount of debentures from an independent nationally recognized securities dealer selected by us or, in the reasonable judgment or our board of directors (acting through the board or a committee thereof), the bid quotations are not indicative of the secondary market value of the debentures, then the trading price per $1,000 principal amount of debentures will be determined by our board of directors (acting through the board or a committee thereof) based on a good faith estimate of the fair value of the debentures; provided that the bid solicitation agent shall not determine the trading price of the debentures unless requested by us to do so; and provided, further, that we shall have no obligation to make such request unless a holder of debentures provides us with reasonable evidence that the trading price of the debentures is greater than or equal to the upside trigger or is less than or equal to the downside trigger, at which time we will instruct the bid solicitation agent to determine the trading price of the debentures in the manner described herein beginning on the next trading day and on each successive trading day until the trading price of the debentures is less than or equal to the upside trigger or is greater than or equal to the downside trigger, as applicable. The bid solicitation agent shall be entitled to all of the rights of the bid solicitation agent set forth in the indenture in connection with any such determination, and any such determination shall be conclusive absent manifest error.

Option to extend interest payment period

So long as we are not in default in the payment of interest on the debentures, we will have the right to extend the interest payment period (such extended period, an “extension period”), including the period for payment of any contingent interest other than contingent interest relating to extraordinary dividends and additional interest (together with the interest regularly payable on the debentures, “deferred interest”), from time to time for a period not exceeding 10 consecutive semi-annual interest periods, provided that such extension period shall terminate upon the occurrence of a default or event of default, or upon notice given by us in accordance with the provisions of the indenture, and provided further that no extension period shall extend beyond the maturity date of the debentures. We have no current intention of exercising our right to extend an interest payment period. No deferred interest will be due and payable during an extension period, except at the end thereof, but deferred interest will continue to accrue and all such accrued and unpaid deferred interest will itself bear interest at the comparable yield rate (as defined below), compounded semi-annually (“compounded interest”). During any extension period, we will not (i) declare or pay any dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of our common stock or preferred stock, or make any guarantee payments with respect thereto (provided that the foregoing will not apply (a) to repurchases, redemptions or other acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, which contract, plan or arrangement is approved by our board of directors, (b) as a result of an exchange or conversion of any class or series of our capital stock for any other class or series of our capital stock, (c) to the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged or (d) to stock dividends or other stock distributions (including rights, warrants or options to purchase capital stock) paid by us) or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any of our debt securities that rank in right of payment pari passu with, or junior to, the debentures. In addition, we may not redeem the debentures at our option or give notice of a redemption at our option during an extension period or while there is any accrued and unpaid deferred interest with respect to the debentures. Prior to the termination of any extension period, we may further extend the interest payment period; provided that such extension period will be subject to the limitations described above and, together with all such previous and further extensions thereof, may not exceed 10 consecutive semi-annual interest payment periods or extend beyond the maturity of the debentures.

On the first interest payment date occurring on or after the end of each extension period, we will pay to the holders of debentures of record on the record date for such interest payment date, regardless of who the holders of record may have been on other dates during the extension period, all accrued and unpaid deferred interest on the debentures, including compounded interest. Upon the termination of any extension period and the payment of all amounts then due, we may commence a new extension period, subject to the above requirements. We may also prepay at any time, in accordance with the notice provisions contained in the indenture, all or any portion of the deferred interest accrued during an extension period. Consequently, there could be multiple extension periods of varying lengths throughout the term of the debentures, not to exceed 10 consecutive semi-annual interest payment periods; provided, that no such period may extend beyond the stated maturity of the debentures. The failure by us to make deferred interest payments during an extension period will not constitute a default or an event of default under the indenture or our currently outstanding indebtedness.

“Comparable yield rate” means the annual interest rate that VeriSign would pay, as of the initial issue date of the debentures, on a fixed-rate nonconvertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the debentures. We expect that the comparable yield rate for the debentures will be an annual rate of 8.5%, compounded semi-annually.

Our settlement of conversions during an extension period will be deemed to satisfy our obligation to pay the principal amount of the debenture and accrued and unpaid interest to, but not including, the conversion date. As a result, accrued and unpaid interest to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

We will give notice to the trustee of our election of such extension period at least sixteen calendar days prior to the earlier of (i) the next succeeding interest payment date or (ii) the date we are required to give notice to The Nasdaq Global Select Market (if the debentures are then listed thereon) or other applicable self-regulatory organization or to holders of the debentures of the record or payment date of such related interest payment.

Subordination

The payment of the principal, any premium and interest on the debentures, including amounts payable on any redemption or repurchase, will be subordinated to the prior payment in full of all of our senior debt. The debentures are also effectively subordinated to any debt or other liabilities of our subsidiaries.

As of March 31, 2008, had $140 million in senior debt outstanding under our unsecured revolving credit facility and we had utilized $1.9 million of the $50 million limit for outstanding letters of credit, and our subsidiaries had approximately $308.1 million of outstanding indebtedness and other liabilities (excluding deferred revenue, intercompany liabilities and liabilities of a type not required to be reflected on the balance sheet of such subsidiaries in accordance with generally accepted accounting principles). The $140 million in borrowing and $1.9 million under our letter of credit as of March 31, 2008, and any other borrowing we may undertake under our $500 million revolving credit facility constitute senior debt.

“Senior debt” is defined in the indenture to mean the principal of (and premium, if any) and interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) on, and all fees and other amounts payable in connection with, the following, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the indenture or thereafter created, incurred or assumed:

•	our indebtedness evidenced by a credit or loan agreement, note, bond, debenture or other written obligation;

•	all of our obligations for money borrowed;

•	all of our obligations evidenced by a note or similar instrument;

•

our obligations (i) as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles or (ii) as lessee under other leases for facilities, capital equipment or related assets, whether or not capitalized, entered into or leased for financing purposes;

•	all of our obligations under swaps, caps, floors, collars, hedge agreements, forward contracts or similar agreements or arrangements;

•	all of our obligations with respect to letters of credit, bankers’ acceptances and similar facilities (including reimbursement obligations with respect to the foregoing);

•	all of our obligations issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable arising in the ordinary course of business);

•

all obligations of the type referred to in the above clauses of another person and all dividends of another person, the payment of which, in either case, we have assumed or guaranteed, or for which we are responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, or which are secured by a lien on our property; and

•

renewals, extensions, modifications, replacements, restatements and refundings of, or any indebtedness or obligation issued in exchange for, any such indebtedness or obligation described in the above clauses of this definition.

Senior debt will not include (i) the debentures, (ii) any other indebtedness or obligation if its terms or the terms of the instrument under which or pursuant to which it is issued expressly provide that it is not senior in right of payment to the debentures, (iii) any indebtedness or obligation of ours to any of our subsidiaries or (iv) trade payables.

We may not make any payment on account of principal, premium or interest on the debentures, or redeem or repurchase the debentures, if either of the following occurs:

•

we default in our obligations to pay principal, premium, interest or other amounts on our senior debt, including a default under any redemption or repurchase obligation, and the default continues beyond any grace period that we may have to make those payments; or

•

any other default occurs and is continuing on any designated senior debt (a “nonpayment default”) and (i) the default permits the holders of the designated senior debt to accelerate its maturity and (ii) the trustee has received a notice (a “payment blockage notice”) of the default from us, the holder of such debt or such other person permitted to give such notice under the indenture.

If payments on the debentures have been blocked by a payment default on senior debt, payments on the debentures may resume when the payment default has been cured or waived or ceases to exist. If payments on the debentures have been blocked by a nonpayment default, payments on the debentures may resume on the earlier of (i) the date the nonpayment default is cured or waived or ceases to exist and (ii) 179 days after the payment blockage notice is received.

No nonpayment default that existed on the day a payment blockage notice was delivered to the trustee can be used as the basis for any subsequent payment blockage notice. In addition, once a holder of designated senior debt has blocked payment on the debentures by giving a payment blockage notice, no new period of payment blockage can be commenced pursuant to a subsequent payment blockage notice until both of the following are satisfied:

•	365 days have elapsed since the effectiveness of the immediately prior payment blockage notice; and

•	all scheduled payments of principal, any premium and interest with respect to the debentures that have come due have been paid in full in cash.

“Designated senior debt” means our obligations under any particular senior debt in which the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which we are a party) expressly provides that such indebtedness shall be “designated senior debt” for purposes of the indenture. The instrument, agreement or other document evidencing any designated senior debt may place limitations and conditions on the right of such senior debt to exercise the rights of designated senior debt.

Upon any acceleration of the principal due on the debentures as a result of an event of default or payment or distribution of our assets to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, marshaling of assets, assignment for the benefit of creditors, or in bankruptcy, insolvency, receivership or other similar proceedings, all principal, premium, if any, interest and other amounts due on all senior debt must be paid in full before you are entitled to receive any payment with respect to the debentures. See “Events of default.” By reason of such subordination, in the event of insolvency, our creditors who are holders of senior debt are likely to recover more, ratably, than you will recover, and you will likely experience a reduction or elimination of payments on the debentures.

In addition to the contractual subordination provisions described above, the debentures will also be “structurally subordinated” to all indebtedness and other liabilities, including trade payables and lease obligations, of our subsidiaries. This occurs because any right of VeriSign to receive any assets of its subsidiaries upon their liquidation or reorganization, and the right of the holders of the debentures to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors, except to the extent that VeriSign itself is recognized as a creditor of such subsidiary, in which case the claims of VeriSign would still be subordinate to any security interest in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by VeriSign. The ability of our subsidiaries to pay dividends and make other payments to us is also restricted by, among other things, applicable corporate and other laws and regulations as well as agreements to which our subsidiaries are or may become a party.

The indenture does not limit our ability to incur senior debt or our ability or the ability of our subsidiaries to incur any other indebtedness or liabilities.

We may not be able to comply with the provision of the debentures that provides that upon a fundamental change each holder may require us to repurchase all or a portion of the debentures. In addition, we advise you that there may not be sufficient assets remaining to pay amounts due on the debentures then outstanding in the event of our bankruptcy, liquidation, reorganization or other winding up.

Optional redemption

No sinking fund is provided for the debentures. Prior to August 15, 2017, the debentures will not be redeemable. On or after August 15, 2017 and prior to the maturity date, we may redeem for cash all or part of the debentures if the last reported sale price of our common stock has been at least 150% of the conversion price then in effect for at least 20 trading days during any 30 consecutive trading day period prior to the date on which we provide notice of redemption. The redemption price will equal 100% of the principal amount of the debentures being redeemed, plus accrued and unpaid interest to but excluding the redemption date.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is listed for trading. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

We will give notice of redemption not less than 45 nor more than 75 days before the redemption date by mail to the trustee, the paying agent and each holder of debentures. However, we may not redeem the debentures at our option or give notice of redemption during an extension period or while there is any accrued and unpaid deferred interest with respect to the debentures.

If debentures are redeemed on a date that is after a record date for an interest payment and prior to the corresponding interest payment date, we will pay accrued and unpaid interest to the same person to whom we pay the principal of the debentures being redeemed rather than to the holder of record on the record date. If debentures are redeemed on any interest payment date, accrued and unpaid interest will be payable to holders of record on the relevant record date.

We may not redeem any debentures unless all accrued and unpaid interest thereon has been or is simultaneously paid for all semi-annual periods or portions thereof terminating prior to the redemption date.

If we decide to redeem fewer than all of the outstanding debentures, the trustee will select the debentures to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, or on a pro rata basis or by another method the trustee considers fair and appropriate.

If the trustee selects a portion of your debentures for partial redemption and you convert a portion of your debentures, the converted portion will be deemed to be from the portion selected for redemption.

In the event of any redemption, we will not be required to

•

issue, register the transfer of or exchange any debentures during the 15-day period prior to the date on which a notice of redemption is deemed to have been given to all holders of debentures to be redeemed; or

•	register the transfer of or exchange any debentures so selected for redemption, in whole or in part, except the unredeemed portion of any debentures being redeemed in part.

Conversion rights

General

Prior to May 15, 2037, the debentures will be convertible only upon satisfaction of one or more of the conditions described under the headings “—Conversion upon satisfaction of sale price condition,” “—Conversion upon satisfaction of trading price condition,” “—Conversion upon notice of redemption,” and “—Conversion upon specified corporate transactions.” On or after May 15, 2037, holders may convert their debentures at the applicable conversion rate at any time prior to the close of business on the business day immediately preceding the maturity date. The initial conversion rate will be 29.0968 shares of common stock per $1,000 principal amount of debentures (equivalent to a conversion price of approximately $34.37 per share of common stock) and will be subject to adjustment as provided below. Upon conversion of debentures, we will satisfy our conversion obligation by delivering cash, shares of our common stock or any combination thereof, at our option, all as set forth below under “—Payment upon conversion.” The trustee will initially act as the conversion agent.

The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. A holder may convert fewer than all of such holder’s debentures so long as the debentures converted are a multiple of $1,000 principal amount.

If we call debentures for redemption, a holder of debentures may convert debentures only until the close of business on the trading day immediately preceding the redemption date unless we fail to pay the redemption price. If a holder of debentures has submitted debentures for repurchase upon a fundamental change, the holder may convert those debentures only if it withdraws its repurchase election.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest unless such conversion occurs between a record date and the interest payment date to which it relates and you were the holder of record on such record date. We will not issue fractional shares of our common stock upon conversion of debentures. Instead, we will pay cash in lieu of fractional shares based on the daily VWAP (as defined under “—Payment upon conversion”) of our common stock on the last day of the observation period (as defined under “—Payment upon conversion”). Our delivery to you of the cash and/or shares of our common stock, together with any cash payment for any fractional share, into which a debenture is convertible, will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the debenture; and

•	accrued and unpaid interest to, but not including, the conversion date.

As a result, accrued and unpaid interest to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if debentures are converted after 5:00 p.m., New York City time, on a record date for the payment of interest, holders of such debentures at 5:00 p.m., New York City time, on such record date will receive the interest payable on such debentures on the corresponding interest payment date notwithstanding the conversion. Debentures, upon surrender for conversion during the period from 5:00 p.m., New York City time, on any record date to 9:00 a.m., New York City time, on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest payable on the debentures so converted; provided that no such payment need be made:

•	if we have specified a redemption date that is after a record date and on or prior to the corresponding interest payment date;

•	if we have specified a fundamental change repurchase date that is after a record date and on or prior to the corresponding interest payment date;

•	in respect of any conversion that occurs after the record date for the interest payment due on August 15, 2037; or

•	to the extent of any deferred interest, compounded interest or overdue interest, if any such amounts exist at the time of conversion with respect to such debenture.

If a holder converts debentures, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, or the tax is imposed by any taxing authority outside the United States, in which case the holder will pay that tax.

Prior to May 15, 2037, holders may surrender their debentures for conversion only under the following circumstances:

Conversion upon satisfaction of sale price condition

A holder may surrender all or a portion of its debentures for conversion during any fiscal quarter (and only during such fiscal quarter) commencing after December 31, 2007, if the last reported sale price of the common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on such last trading day.

For purposes of the foregoing and the immediately following contingent conversion provisions, “trading day” means a day during which (i) trading in our common stock generally occurs on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading, (ii) there is no market disruption event and (iii) a last reported sale price is available on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading. If our common stock (or other security for which a last reported sale price must be determined) is not so listed or admitted for trading, “trading day” means a business day.

“Market disruption event” means, if our common stock is listed on a U.S. national or regional securities exchange, the occurrence or existence during the one-half hour period ending on the scheduled close of trading on any trading day for our common stock of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

Conversion upon satisfaction of trading price condition

A holder of debentures may surrender its debentures for conversion during the five business day period after any 10 consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of debentures, as determined following a request by a holder of debentures in accordance with the procedures described below, for each day of that period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate.

For the purposes of the foregoing and immediately following conversion provisions, if the bid solicitation agent cannot reasonably obtain at least one bid for $5,000,000 principal amount of the debentures from an independent nationally recognized securities dealer as required by the trading price definition above, then the trading price per $1,000 principal amount of debentures will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. If we do not instruct the bid solicitation agent to obtain bids when required, the trading price per $1,000 principal amount of the debentures will be deemed to be less than 98% of the product of the last reported sale price on each day that we fail to do so.

In connection with any conversion upon satisfaction of the above trading price condition, the bid solicitation agent will have no obligation to determine the trading price of the debentures unless we have requested such determination; and we will have no obligation to make such request unless a holder of a debenture provides us with reasonable evidence that the trading price per $1,000 principal amount of debentures would be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. At such time, we will instruct the bid solicitation agent to determine the trading price of the debentures beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of debentures is greater than or equal to 98% of the product of the last reported sale price of our common stock and applicable conversion rate. If the trading price condition has been met, we will so notify the holders. If at any time after the trading price condition has been met, the trading price per $1,000 principal amount of debentures is greater than 98% of the product of the last reported sale price of our common stock and the conversion rate for such date, we will also so notify the holders.

Conversion upon notice of redemption

If we call any or all of the debentures for redemption, holders may convert debentures that have been so called for redemption at any time prior to the close of business on the trading day immediately preceding the redemption date, even if the debentures are not otherwise convertible at such time, after which time the holder’s right to convert will expire unless we default in the payment of the redemption price.

Conversion upon specified corporate transactions

Certain distributions

If we elect to:

•

distribute to all or substantially all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 days after the date of the distribution, shares of our common stock at less than the average of the last reported sale prices of a share of our common stock for the 10 consecutive trading day period ending on the trading day preceding the announcement of such issuance; or

•

distribute to all or substantially all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value, as determined by our board of directors in good faith, exceeding 10% of the last reported sale price of our common stock on the trading day immediately preceding the declaration date for such distribution, we must notify the holders of the debentures at least 25 scheduled trading days prior to the ex date for such distribution. Once we have given such notice, holders may surrender their debentures for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately prior to the ex date or our announcement that such distribution will not take place, even if the debentures are not otherwise convertible at such time. The “ex date” means the first date on which shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question.

Fundamental changes

If we are party to a transaction described in clause (2) of the definition of fundamental change (without giving effect to the exception regarding publicly traded securities contained in the paragraph immediately following that definition), we must notify holders of the debentures at least 35 scheduled trading days prior to the anticipated effective date for such transaction. Once we have given such notice, holders may surrender their debentures for conversion at any time until 35 calendar days after the actual effective date of such transaction (or if such transaction also constitutes a fundamental change, the related fundamental change repurchase date). In addition, holders may surrender all or a portion of their debentures for conversion if a fundamental change of the type described in clause (1), (3) or (4) of the definition of fundamental change occurs. In such event, holders may surrender debentures for conversion at any time beginning on the actual effective date of such fundamental change until and including the date that is 35 calendar days after the actual effective date of such transaction or, if earlier, until the repurchase date corresponding to such fundamental change.

Conversion procedures

If you hold a beneficial interest in a global debenture, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global debenture and, if required, pay funds equal to interest payable on the next interest payment date and all transfer and similar taxes that may be applicable to such conversion.

If you hold a certificated debenture, to convert you must:

•	complete and manually sign the conversion notice on the back of the debenture, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the debenture to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes that may be applicable to such conversion; and

•	if required, pay funds equal to interest payable on the next interest payment date.

The date you comply with these requirements is the “conversion date” under the indenture.

If a holder has already delivered a repurchase notice as described under “—Fundamental change permits holders to require us to repurchase debentures” with respect to a debenture, the holder may not surrender that debenture for conversion until the holder has withdrawn the repurchase notice in accordance with the indenture.

Payment upon conversion

Upon conversion, we may choose to deliver either cash, shares of our common stock or a combination of cash and shares of our common stock, as described below.

All conversions after May 15, 2037 will be settled in the same relative proportions of cash and/or shares of our common stock, which we refer to as the “settlement method.” If we have not delivered a notice of our election of settlement method prior to May 15, 2037, the “net share settlement” method will apply as described below.

Prior to May 15, 2037, we will use the same settlement method for all conversions occurring on any given trading day. Except for any conversions that occur either (i) during the period between a redemption notice and the related redemption date or (ii) on or after May 15, 2037, however, we will not have any obligation to use the same settlement method with respect to conversions that occur on different trading days. That is, we may choose on one trading day to settle conversions in shares of our common stock only, and choose on another trading to day to settle in cash or a combination of cash and shares of our common stock. If we elect to do so, we will inform holders so converting through the trustee of the settlement method we have selected no later than the second trading day immediately following the related conversion date. If we do not make such an election, the “net share settlement” method will apply as described below.

Settlement amounts will be computed as follows:

•

if we elect to satisfy our conversion obligation solely in shares of common stock, we will deliver a number of shares of common stock equal to (1) the aggregate principal amount of debentures to be converted divided by $1,000, multiplied by (2) the applicable conversion rate;

•

if we elect to satisfy our conversion obligation solely in cash, we will deliver to the electing holder cash in an amount equal to the sum of the daily conversion values for each of the 30 trading days during the related observation period; and

•

if we elect to satisfy our conversion obligation through delivery of a combination of cash and common stock, we will deliver to holders in respect of each $1,000 principal amount of debentures being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 30 trading days during the observation period.

The “daily settlement amount,” for each of the 30 trading days during the observation period, will consist of

•

cash equal to the lesser of (i) the dollar amount per debenture specified in the notice regarding our chosen settlement method (the “specified dollar amount”), if any, divided by 30 (such quotient being referred to as the “daily measurement value”) and (ii) the daily conversion value; and

•

to the extent the daily conversion value exceeds the daily measurement value, a number of shares (the “daily share amount”) equal to (i) the difference between the daily conversion value and the daily measurement value, divided by (ii) the daily VWAP for such day.

For the purposes of a “net share settlement,” the specified dollar amount will be $1,000.

“Daily conversion value” means, for each of the 30 consecutive trading days during the observation period, one-thirtieth (1/30) of the product of (i) the applicable conversion rate and (ii) the daily VWAP of our common stock on such day.

“Daily VWAP” means, for each of the 30 consecutive trading days during the observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “VRSN.UQ <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us), provided that after consummation of a fundamental change in which the consideration is comprised entirely of cash, the daily VWAP will be deemed to be the cash price per share received by holders of our common stock in such fundamental change.

“Observation period” with respect to any debenture means the 30 consecutive trading day period beginning on and including the fourth trading day after the related conversion date, except that (i) with respect to any conversion date occurring after the date of issuance of a notice of redemption as described under “—Optional redemption,” the “observation period” means the 30 consecutive trading days beginning on and including the 32nd scheduled trading day prior to the applicable redemption date and (ii) with respect to any conversion date occurring during the period beginning on May 15, 2037, and ending at 5:00 p.m., New York City time, on the scheduled trading day immediately prior to maturity, “observation period” means the first 30 trading days beginning on and including the 32nd scheduled trading day prior to maturity.

For the purposes of determining payment upon conversion, “trading day” means a day during which (i) trading in our common stock generally occurs on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading and (ii) there is no market disruption event.

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading.

Except as may be necessary to take account of certain adjustments to the conversion rate, we will deliver the cash and/or shares of our common stock due in respect of conversion on the third business day immediately following the relevant conversion date, if we elect to satisfy our conversion obligation solely in shares of common stock, and by the third business day immediately following the last day of the observation period, in the case of any other settlement method.

We will deliver cash in lieu of any fractional share of common stock issuable in connection with payment of the settlement amount (based on the daily VWAP for the final trading day of the applicable observation period).

Exchange in lieu of conversion

When a holder surrenders debentures for conversion, we may direct the conversion agent to surrender, on or prior to the commencement of the applicable observation period, such debentures to a financial institution designated by us for exchange in lieu of conversion. In order to accept any debentures surrendered for conversion, the designated institution must agree to deliver, in exchange for such debentures, all cash and/or shares of our common stock due upon conversion, all as provided above under “—Payment upon conversion,” at the sole option of the designated financial institution and as is designated to the conversion agent by us. By the close of business on the second trading day after the applicable conversion date, we will notify the holder surrendering debentures for conversion that we have directed the designated financial institution to make an exchange in lieu of conversion and such financial institution will be required to notify the conversion agent whether it will deliver, upon exchange, the cash and/or shares of common stock due in respect of such conversion.

If the designated institution accepts any such debentures, it will deliver cash and/or shares of our common stock to the conversion agent and the conversion agent will deliver such cash and/or shares of our common stock to such holder on the third business day immediately following the last day of the applicable observation period or, if such conversion is to be settled solely in shares of our common stock, the third business day following the applicable conversion date. Any debentures exchanged by the designated institution will remain outstanding. If the designated institution agrees to accept any debentures for exchange but does not timely deliver the related consideration, or if such designated financial institution does not accept the debentures for exchange, we will convert the debentures into cash and/or shares of our common stock as described above under “—Conversion rights.”

Our designation of an institution to which the debentures may be submitted for exchange does not require the institution to accept any debentures. We will not pay any consideration to, or otherwise enter into any agreement with, the designated institution for or with respect to such designation.

Conversion rate adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the debentures participate, as a result of holding the debentures, in any of the transactions described below without having to convert their debentures.

(1)	If we issue shares of our common stock as a dividend or distribution on shares of our common stock and such dividend or distribution consists exclusively of shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR’	=	CR0 X	OS’
OS0

where,

CR0 = the conversion rate in effect immediately prior to the ex date of such dividend or distribution, or the effective date of such share split or share combination, as applicable;

CR’ = the conversion rate in effect immediately after such ex date or effective date;

OS0 = the number of shares of our common stock outstanding immediately prior to such ex date or effective date; and

OS’ = the number of shares of our common stock outstanding immediately prior to such ex date or effective date after giving effect to such dividend, distribution, share split or share combination.

(2)	If we distribute to all or substantially all holders of our common stock any rights or warrants or securities convertible into or exchangeable or exercisable for common stock entitling them for a period of not more than 60 calendar days to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on the business day immediately preceding the date of announcement of such issuance, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration):

CR’	=	CR0 X	OS0 + X
OS0 + Y

where,

CR0 = the conversion rate in effect immediately prior to the ex date for such issuance;

CR’ = the conversion rate in effect immediately after such ex date;

OS0 = the number of shares of our common stock outstanding immediately after such ex date;

X = the total number of shares of our common stock issuable pursuant to such rights, warrants or convertible securities; and

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on the trading day immediately preceding the date of announcement of the issuance of such rights, warrants or convertible securities.

(3)	If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our common stock, excluding:

•	dividends or distributions and rights or warrants referred to in clause (1) or (2) above or clause (5) below for which an adjustment is made to the conversion rate;

•	dividends or distributions paid exclusively in cash, including as described in clause (4) below; or

•	distributions in a spin-off described below in this paragraph (3),

then the conversion rate will be adjusted based on the following formula:

CR’	=	CR0 X	SP0
SP0 – FMV

where,

CR0 = the conversion rate in effect immediately prior to the ex date for such distribution;

CR’ = the conversion rate in effect immediately after such ex date;

SP0 = the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on the trading day immediately preceding the ex date for such distribution; and

FMV = the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the ex date for such distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the conversion rate in effect immediately before 5:00 p.m., New York City time, on the effective date of the spin-off will be increased based on the following formula:

CR’	=	CR0 X	FMV0 + MP0
MP0

where,

CR0 = the conversion rate in effect immediately prior to the effective date of the adjustment;

CR’ = the conversion rate in effect immediately after the effective date of the adjustment;

FMV0 = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading day period after, and including, the effective date of the spin-off; and

MP0 = the average of the last reported sale prices of our common stock over the first 10 consecutive trading day period after, and including, the effective date of the spin-off.

The adjustment to the conversion rate under the preceding paragraph will occur on the tenth trading day from, and including, the effective date of the spin-off; provided that in respect of any conversion within 10 trading days immediately following, and including, the effective date of any spin off, the conversion rate adjustment on the tenth trading day will apply with settlement of the conversion delayed as necessary to take account of such adjustment.

(4)	If any cash dividend or distribution is made to all or substantially all holders of our common stock, other than (i) distributions described in clause (5) below pursuant to which an adjustment to the conversion rate is made or (ii) an extraordinary cash dividend or distribution that our board of directors designates as payable with respect to the debentures, the conversion rate will be adjusted based on the following formula:

CR’	=	CR0 X	SP0
SP0 – C

where,

CR0 = the conversion rate in effect immediately prior to the ex date for such dividend or distribution;

CR’ = the conversion rate in effect immediately after the ex date for such dividend or distribution;

SP 0 = the last reported sale price of our common stock on the trading day immediately preceding the ex date for such dividend or distribution; and

C = the amount in cash per share we distribute to holders of our common stock.

(5)	If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR’	=	CR0 X	AC + (SP’ X OS’)
OS0 X SP’

where,

CR0 = the conversion rate in effect immediately prior to the effective date of the adjustment;

CR’ = the conversion rate in effect immediately after the effective date of the adjustment;

AC = the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer;

OS0 = the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires (including any shares purchased pursuant to the tender or exchange offer);

OS’ = the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (not including any shares purchased pursuant to the tender or exchange offer); and

SP’ = the average of the last reported sale prices of our common stock over the 10 consecutive trading day period commencing on the trading day next succeeding the date such tender or exchange offer expires.

The adjustment to the conversion rate under the preceding paragraph will occur on the tenth trading day from, and including, the trading day next succeeding the date such tender or exchange offer expires, provided that in respect of any conversion within 10 trading days immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires, the conversion rate adjustment on the tenth trading day will apply with settlement of the conversion delayed as necessary to take account of such adjustment.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

Notwithstanding the above, certain listing standards of The Nasdaq Global Select Market may limit the amount by which we may increase the conversion rate pursuant to the events described in clauses (2) through (5) and as described in “—Adjustment to shares delivered upon conversion in connection with certain fundamental changes” below. These standards generally require us to obtain the approval of our stockholders before entering into certain transactions that potentially result in the issuance of 20% or more of our common stock outstanding at the time the debentures are issued unless we obtain stockholder approval of issuances in excess of such limitations. In accordance with these listing standards, these restrictions will apply at any time when the debentures are outstanding, regardless of whether we then have a class of securities listed on The Nasdaq Global Select Market. Accordingly, in the event of an increase in the conversion rate above that which would result in the debentures, in the aggregate, becoming convertible into shares in excess of such limitations, we will either obtain stockholder approval of such issuances or deliver cash in lieu of any shares otherwise deliverable upon conversions in excess of such limitations (based on the last reported sale price of our common stock on the trading day immediately prior to the conversion date).

If application of the foregoing formulas would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made (other than as a result of a share split or share combination).

In addition, in no event will we adjust the conversion rate to the extent that the adjustment would reduce the conversion price below the par value per share of our common stock.

We are permitted, to the extent permitted by law and subject to the applicable rules of The Nasdaq Global Select Market (if we are then listed on The Nasdaq Global Select Market), to increase the conversion rate of the debentures by any amount for a period of at least 20 days if our board of directors determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder of debentures may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Certain U.S. federal income tax considerations.”

We currently have a preferred stock rights plan. To the extent that we have a rights plan in effect upon conversion of the debentures into common stock, you will receive, in addition to the common stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case, and only in such case, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Notwithstanding any of the foregoing, the applicable conversion rate will not be adjusted:

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•

upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the debentures were first issued;

•	for any dividend or distribution in connection with a merger, sale or conveyance effected solely for the purpose of changing our jurisdiction of incorporation as permitted under the indenture;

•	for a change in the par value of our common stock; or

•	for accrued and unpaid interest.

We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and take them into account in any subsequent adjustment of the conversion rate or in connection with any conversion of the debentures. Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. Except as described above in this section and as described under “—Adjustment to shares delivered upon conversion in connection with certain fundamental changes,” we will not adjust the conversion rate.

Recapitalizations, reclassifications and changes of our common stock

In the case of any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination), a consolidation, merger or combination involving us, a sale, lease or other transfer to a third party of our and our subsidiaries’ consolidated assets substantially as an entirety, or any statutory share exchange, in each case as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at the effective time of the transaction, the right to convert a debenture will be changed into a right to convert it into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction. If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the debentures will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. However, at and after the effective time of the transaction, any amount otherwise payable in cash upon conversion of the debentures will continue to be payable in cash, and the daily conversion value will be calculated based on the value of the reference property. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Adjustments of average prices

Whenever any provision of the indenture requires us to calculate an average of last reported prices or daily VWAP over a span of multiple days, we will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-date of the event occurs, at any time during the period from which the average is to be calculated.

Adjustment to shares delivered upon conversion in connection with certain fundamental changes

If you elect to convert your debentures at any time from (and including) the effective date of a “make-whole fundamental change” as defined below to (and including) the related fundamental change repurchase date, the conversion rate will be increased by an additional number of shares of common stock (the “additional shares”) as described below. We will notify holders of the anticipated effective date of any make-whole fundamental change and issue a press release as soon as practicable after we first determine the anticipated effective date of such make-whole fundamental change.

A “make-whole fundamental change” means any transaction or event that constitutes a fundamental change pursuant to clause (1), (2) or (3) under the definition of fundamental change as described under “Fundamental change permits holders to require us to repurchase debentures” below. The number of additional shares by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid per share of our common stock in the make-whole fundamental change. If the make-whole fundamental change is a transaction described in clause (2) of the definition thereof, and holders of our common stock receive only cash in that make-whole fundamental change, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last reported sale prices of our common stock over the five trading day period ending on the trading day preceding the effective date of the make-whole fundamental change.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the debentures is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “—Conversion rate adjustments.”

The following table sets forth the hypothetical stock price and the number of additional shares to be received per $1,000 principal amount of debentures:

	Stock Price
	$28.64	$33.00	$38.00	$43.00	$48.00	$51.55	$53.00	$58.00	$63.00	$68.00	$73.00	$78.00	$83.00	$88.00	$93.00	$98.00
Effective Date
August 15, 2007	5.8194	5.6277	4.5968	3.7917	3.2052	2.8688	2.7315	2.3561	2.0555	1.7975	1.5766	1.3952	1.2370	1.0958	0.9769	0.8699
August 15, 2008	5.8194	5.4802	4.4113	3.6415	3.0634	2.7414	2.6098	2.2533	1.9574	1.7111	1.5084	1.3298	1.1784	1.0487	0.9336	0.8325
August 15, 2009	5.8194	5.2727	4.2321	3.4662	2.9051	2.6036	2.4805	2.1266	1.8442	1.6166	1.4219	1.2531	1.1109	0.9876	0.8799	0.7850
August 15, 2010	5.8194	5.0488	4.0060	3.2779	2.7276	2.4311	2.3100	1.9838	1.7163	1.5020	1.3179	1.1628	1.0318	0.9173	0.8180	0.7301
August 15, 2011	5.8194	4.7962	3.7708	3.0497	2.5214	2.2381	2.1223	1.8123	1.5653	1.3643	1.1978	1.0577	0.9381	0.8349	0.7450	0.6660
August 15, 2012	5.8194	4.5838	3.5191	2.8020	2.2869	2.0159	1.9052	1.6141	1.3863	1.2037	1.0543	0.9297	0.8242	0.7336	0.6550	0.5860
August 15, 2013	5.8194	4.3029	3.2465	2.5248	2.0180	1.7583	1.6523	1.3810	1.1743	1.0126	0.8828	0.7765	0.6875	0.6119	0.5466	0.4896
August 15, 2014	5.8194	4.0845	2.9768	2.2302	1.7193	1.4667	1.3635	1.1105	0.9259	0.7874	0.6803	0.5952	0.5257	0.4676	0.4180	0.3750
August 15, 2015	5.8194	3.9454	2.7471	1.9371	1.3949	1.1391	1.0346	0.7948	0.6333	0.5218	0.4422	0.3829	0.3368	0.2996	0.2685	0.2417
August 15, 2016	5.8194	3.9651	2.6445	1.7011	1.0571	0.7662	0.6473	0.4050	0.2700	0.1972	0.1570	0.1332	0.1171	0.1049	0.0947	0.0859
August 15, 2017	5.8194	3.9541	2.6154	1.5851	0.8095	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
August 15, 2022	5.8194	3.8317	2.4551	1.4151	0.6469	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
August 15, 2027	5.8194	3.9361	2.5049	1.4415	0.6528	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
August 15, 2032	5.8194	3.9242	2.4333	1.3799	0.6143	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
August 15, 2037	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates relating to a fundamental change may not be set forth in the table above, in which case:

•

if the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

•	if the stock price is greater than $98.00 per share (subject to adjustment), no additional shares will be added to the conversion rate; and

•	if the stock price is less than $28.64 per share (subject to adjustment), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 34.9162 shares per $1,000 principal amount of debentures, provided that this limit will be subject to adjustment in the same manner as the conversion rate as set forth under “—Conversion rate adjustments.”

At our option, in lieu of increasing the conversion rate as described in this section in the event of a make-whole fundamental change, we may elect to make a cash payment in respect of the additional shares. Such cash payment to any holder electing to convert its debentures would be equal to the number of additional shares issuable upon conversion determined by reference to the table above multiplied by the effective share price of the transaction which constitutes a make-whole fundamental change. Any such election by us will be disclosed in the notice of the occurrence of the fundamental change that we are required to provide to all record holders of debentures. Once this notice has been provided, we may not modify or withdraw our election.

Our obligation to increase the conversion rate as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of economic remedies.

Settlement of conversions in a fundamental change

As described above under “—Recapitalizations, reclassifications and changes of our common stock,” in the case of a fundamental change, upon effectiveness of such fundamental change, the debentures will be convertible into cash and reference property. If, as described above, we are required to increase the conversion rate as a result of the fundamental change, debentures surrendered for conversion will otherwise be settled as described above under “—Payment upon conversion.” The additional shares or cash or reference property will be delivered to holders who elect to convert their debentures in connection with a fundamental change as described above in “—Adjustment to shares delivered upon conversion in connection with certain fundamental changes” on the later of (i) five days after the effectiveness of such fundamental change and (ii) the conversion settlement date for those debentures.

Fundamental change permits holders to require us to repurchase debentures

If a fundamental change (as defined below in this section) occurs at any time, you will have the right, at your option, to require us to repurchase for cash any or all of your debentures, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay (the “fundamental change repurchase price”) is equal to 100% of the principal amount of the debentures to be repurchased plus accrued and unpaid interest to but excluding the fundamental change repurchase date (unless the fundamental change repurchase date is between a record date and the interest payment date to which it relates, in which case we will pay accrued and unpaid interest to the holder of record on such record date). The “fundamental change repurchase date” will be a business day specified by us that is not less than 20 nor more than 35 calendar days following the date of our fundamental change notice as described below. Any debentures repurchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred at the time after the debentures are originally issued that any of the following occurs:

(1)	a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any other schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors;

(2)	consummation of any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a share exchange, consolidation or merger transaction where (i) our common stock is not changed or exchanged except to the extent necessary to reflect a change in our jurisdiction of incorporation or (ii) the holders of more than 50% of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of the aggregate voting power of all shares of capital stock of the continuing or surviving corporation or transferee or the parent thereof immediately after such event will not constitute a fundamental change;

(3)	our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

(4)	our common stock (or other common stock into which the debentures are then convertible) ceases to be listed on a U.S. national securities exchange or quoted on an established automated over-the-counter trading market in the United States.

A fundamental change as a result of clause (2) above will not be deemed to have occurred, however, if at least 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ or appraisal rights, in connection with the transaction or transactions otherwise constituting the fundamental change consists of shares of common stock traded on a U.S. national securities exchange or which will be so traded or quoted when issued or exchanged in connection with a fundamental change (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the debentures become convertible into cash and such publicly traded securities as described under “—Recapitalizations, reclassifications and changes of our common stock.”

On or before the 20th business day after the occurrence of a fundamental change, we will provide to all holders of the debentures, the trustee and the paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice will state, among other things:

•	the events causing the fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the fundamental change repurchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	if applicable, the applicable conversion rate and any adjustments to the applicable conversion rate;

•

if applicable, that the debentures with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their debentures.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the repurchase right, you must deliver, on or before the business day immediately preceding the fundamental change repurchase date, the debentures to be repurchased, duly endorsed for transfer, together with a written repurchase notice and the form entitled “Form of Fundamental Change Repurchase Notice” on the reverse side of the debentures duly completed, to the paying agent. Your repurchase notice must state:

•	if certificated, the certificate numbers of your debentures to be delivered for repurchase;

•	the portion of the principal amount of debentures to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the debentures are to be repurchased by us pursuant to the applicable provisions of the debentures and the indenture.

You may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change repurchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn debentures;

•	if certificated debentures have been issued, the certificate numbers of the withdrawn debentures, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, that remains subject to the repurchase notice.

We will be required to repurchase the debentures on the fundamental change repurchase date. You will receive payment of the fundamental change repurchase price promptly following the later of the fundamental change repurchase date or the time of book-entry transfer or the delivery of the debentures. If the paying agent holds money or securities sufficient to pay the fundamental change repurchase price of the debentures on the business day following the fundamental change repurchase date, then:

•

the debentures will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the debentures is made or whether or not the debenture is delivered to the paying agent); and

•

all other rights of the holder will terminate, other than the right to receive the fundamental change repurchase price and previously accrued and unpaid interest upon delivery or transfer of the debentures.

In connection with any repurchase offer pursuant to a fundamental change repurchase notice, we will, if required:

•	comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

The repurchase rights of the holders could discourage a potential acquiror of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the debentures upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

No debentures may be repurchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the fundamental change repurchase price of the debentures.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the debentures to require us to repurchase its debentures as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price or the terms of subordination could restrict such payment. See “Risk Factors—Risks related to the debentures” under the captions “We may not have the ability to repurchase the debentures in cash upon the occurrence of a fundamental change, or to pay cash upon the conversion of debentures, as required by the indenture governing the debentures” and “The debentures are our unsecured junior obligations and are subordinated in right of payment to our existing and future senior debt obligations, including any secured debt we may incur.” If we fail to repurchase the debentures when required following a fundamental change, we will be in default under the indenture. In addition, we may in the future incur other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

We will not be required to make an offer to repurchase the debentures upon a fundamental change if a third party makes the offer in the manner, at the times, and otherwise in compliance with the requirements set forth in the indenture applicable to an offer by us to repurchase the debentures upon a fundamental change and such third party purchases all debentures validly tendered and not withdrawn upon such offer.

Consolidation, merger and sale of assets

The indenture provides that we may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, another person, unless (i) the resulting, surviving or transferee person (if not us) is a person organized and existing under the laws of the United States, any state thereof or the District of Columbia, and such entity (if not us) expressly assumes by supplemental indenture all our obligations under the debentures, the indenture and, to the extent then still operative, the registration rights agreement; and (ii) immediately after giving effect to such transaction, no default has occurred and is continuing under the indenture. Upon any such consolidation, merger or transfer, the resulting, surviving or transferee person shall succeed to, and may exercise every right and power of, us under the indenture. If the predecessor is still in existence after the transaction, it will be released from its obligations and covenants under the indenture and the debentures, except in the case of a lease of all or substantially all of our properties and assets.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change (as defined above) permitting each holder to require us to repurchase the debentures of such holder as described above.

Reports

The indenture governing the debentures provides that any document or report that we are required to file with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Exchange Act will be filed with the trustee within 30 days after such document or report is required to be filed with the SEC.

Events of default

Each of the following is an event of default:

(1)	default in any payment of interest on any debenture when due and payable and such default continues for a period of 30 days (provided that a valid extension of the interest payment period by us during an extension period pursuant to the indenture shall not constitute a default in the payment of interest for this purpose);

(2)	default in the payment of principal of any debenture when due and payable at its stated maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3)	our failure to comply with our obligation to deliver the cash and/or shares of common stock payable upon exercise of a holder’s conversion right and such failure continues for three calendar days;

(4)	our failure to give notice of a fundamental change as described under “—Fundamental change permits holders to require us to repurchase debentures” or notice of a specified corporate transaction as described under “—Conversion upon specified corporate transactions,” in each case when due;

(5)	our failure to comply with our obligations under “—Consolidation, merger and sale of assets”;

(6)	our failure to comply with any of our other agreements contained in the debentures or the indenture for 60 days after we receive written notice from the trustee or the holders of at least 25% in principal amount of the debentures then outstanding;

(7)	default by us or any of our subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced any indebtedness for money borrowed in excess of $50,000,000 in the aggregate of us and/or any of our subsidiaries, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration or otherwise; and

(8)	certain events of bankruptcy, insolvency, or reorganization involving us or any of our significant subsidiaries (the “bankruptcy provisions”).

If an event of default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding debentures by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest on all the debentures to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest will be due and payable immediately. In addition, in case of an event of default in respect of the bankruptcy provisions, 100% of the principal of and accrued and unpaid interest on the debentures will automatically become due and payable.

Notwithstanding the foregoing, the indenture provides that, if we so elect, the sole remedy for an event of default relating to the failure to file any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act or of the covenant described above in “—Reports,” will for the first 365 days after the occurrence of such an event of default, consist exclusively of the right to receive additional interest on the debentures, which we refer to as “reporting additional interest,” at an annual rate equal to 0.25% of the principal amount of the debentures during the first 180 days after the occurrence of such an event of default and 0.50% of the principal amount of the debentures from the 181st day until the 365th day following the occurrence of such an event of default. If we so elect, such reporting additional interest will be payable on all outstanding debentures from and including the date on which such event of default first occurs to but not including the 365th day thereafter (or such earlier date on which the event of default relating to a failure to comply with such requirements has been cured or waived). On the 365th day after such event of default (or earlier, if the event of default is cured or waived prior to such 365th day), reporting additional interest will cease to accrue and the debentures will be subject to acceleration as provided above if the event of default is continuing. The provisions of the indenture described in this paragraph will not affect the rights of holders of debentures in the event of the occurrence of any other event of default. In the event we do not elect to pay the reporting additional interest prior to acceleration upon an event of default in accordance with this paragraph, the debentures will be subject to acceleration as provided above.

In order to elect to pay reporting additional interest as the sole remedy during the first 365 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of debentures and the trustee and paying agent of such election prior to the date that is 60 days after the notice of default is given to us by the trustee or holder of at least 25% in principal amount of the outstanding debentures. If we fail to timely give such notice, the debentures will be immediately subject to acceleration as provided above.

The holders of a majority in principal amount of the outstanding debentures may waive all past defaults (except with respect to nonpayment of principal or interest) and rescind any such acceleration with respect to the debentures and its consequences if (i) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing events of default, other than the nonpayment of the principal of and interest on the debentures that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, no holder may pursue any remedy with respect to the indenture or the debentures unless:

(1)	such holder has previously given the trustee notice that an event of default is continuing;

(2)	holders of at least 25% in principal amount of the outstanding debentures have requested the trustee to pursue the remedy;

(3)	such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	the holders of a majority in principal amount of the outstanding debentures have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding debentures are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee.

The indenture provides that if an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 60 days after it occurs. Except in the case of a default in the payment of principal, interest or fundamental change repurchase price on any debenture, the trustee may withhold notice if and so long as the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. We are also required to deliver to the trustee, within 60 days after our knowledge of the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action we are taking or propose to take in respect thereof.

Modification and amendment

Subject to certain exceptions, the indenture or the debentures may be amended with the consent of the holders of at least a majority in principal amount of the debentures then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, debentures) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the debentures then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, debentures). However, without the consent of each holder of an outstanding debenture affected, no amendment may, among other things:

(1)	reduce the rate of or extend the stated time for payment of interest on any debenture;

(2)	reduce the principal of or extend the stated maturity of any debenture;

(3)	make any change that impairs or adversely affects the right of a holder to convert any debenture or the conversion rate thereof;

(4)	reduce the redemption price or fundamental change repurchase price of any debenture or amend or modify in any manner adverse to the holders of debentures our obligation to make such payments, whether through an amendment or waiver of provisions in the indenture (including the definitions contained therein) or otherwise;

(5)	make any debenture payable in currency other than that stated in the debenture or the indenture;

(6)	modify the subordination provisions of the indenture in a manner adverse to holders of the debentures;

(7)	impair the right of any holder to receive payment of principal and interest on such holder’s debentures or to institute suit for the enforcement of any payment on or with respect to such holder’s debenture; or

(8)	make any change in the provisions of the indenture which require each holder’s consent, in the provisions relating to waivers of past defaults or in the provisions relating to amendment of the indenture.

Without the consent of any holder, we and the trustee may amend the indenture to:

(1)	cure any ambiguity or correct any omission, defect or inconsistency in the indenture, so long as such action will not materially adversely affect the interests of holders of the debentures, provided that any such amendment made solely to conform the provisions of the indenture to this prospectus will be deemed not to adversely affect the interests of holders of the debentures;

(2)	provide for the assumption by a successor corporation, partnership, trust or limited liability company of our obligations under the indenture and the debentures;

(3)	provide for uncertificated debentures in addition to or in place of certificated debentures (provided that we receive an opinion of reputable tax counsel that the uncertificated debentures are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated debentures are described in Section 163(f)(2)(B) of the Code);

(4)	add guarantees with respect to the debentures;

(5)	secure the debentures;

(6)	add to our covenants for the benefit of the holders or surrender any right or power conferred upon us;

(7)	fix a specified dollar amount that will apply to all future conversions of debentures and provide that we will be required to satisfy our settlement obligations on conversion of debentures as described under “Conversion rights—Payment upon conversion” by paying cash with respect to such specified dollar amount;

(8)	make any change that does not materially adversely affect the rights of any holder; or

(9)	comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding debentures or by depositing with the trustee or delivering to the holders, as applicable, after the debentures have become due and payable, whether at stated maturity, on any redemption or fundamental change repurchase date, upon conversion or otherwise, cash, shares of common stock (solely to satisfy outstanding conversions, if any) or government obligations sufficient to pay all of the outstanding debentures and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in respect of debentures

Except as otherwise provided above, we or our agents will be responsible for making all calculations called for under the debentures. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the debentures and the conversion rate of the debentures. We or our agents will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of debentures. We or our agents will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward the calculations to any holder of debentures upon the request of that holder.

Trustee

U.S. Bank National Association is the trustee, registrar, paying agent and conversion agent. We maintain banking relationships in the ordinary course of business with the trustee and its affiliates. William L. Chenevich, a member of our board of directors, is currently the Vice Chairman of Technology and Operations for U.S. Bancorp, an affiliate of U.S. Bank National Association.

No personal liability of stockholders, employees, officers or directors

None of our, or of any successor entity’s, direct or indirect stockholders, employees, officers or directors, as such, past, present or future, shall have any personal liability in respect of our obligations under the indenture or the debentures solely by reason of his or its status as such stockholder, employee, officer or director.

Governing law

The indenture provides that it and the debentures will be governed by, and construed in accordance with, the laws of the State of New York.

Book-entry, settlement and clearance

The global debentures

The debentures will initially be issued in the form of one or more registered debentures in global form, without interest coupons (which we refer to as the “global debentures”). Upon issuance, each of the global debentures will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global debenture will be limited to persons who have accounts with DTC (which we refer to as “DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•

upon deposit of a global debenture with DTC’s custodian, DTC will credit portions of the principal amount of the global debenture to the accounts of the DTC participants designated by the initial purchaser; and

•

ownership of beneficial interests in a global debenture will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global debenture).

Beneficial interests in global debentures may not be exchanged for debentures in physical, certificated form except in the limited circumstances described below.

The global debentures and beneficial interests in the global debentures will be subject to restrictions on transfer as described under “Transfer restrictions.”

Book-entry procedures for the global debentures

All interests in the global debentures will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the initial purchaser are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State banking law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchaser, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global debenture, that nominee will be considered the sole owner and holder of the debentures represented by that global debenture for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global debenture:

•	will not be entitled to have debentures represented by the global debenture registered in their names;

•	will not receive or be entitled to receive physical, certificated debentures; and

•

will not be considered the owners or holders of the debentures under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global debenture must rely on the procedures of DTC to exercise any rights of a holder of debentures under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal and interest with respect to the debentures represented by a global debenture will be made by the trustee to DTC’s nominee as the registered holder of the global debenture. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global debenture, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global debenture will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated debentures

Debentures in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related debentures only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global debentures and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•

we, at our option, notify the trustee that we elect to cause the issuance of certificated debentures, subject to DTC’s procedures (DTC has advised that, under its current practices, it would notify its participants of our request, but will withdraw beneficial interests from the global debentures only at the request of each DTC participant); or

•	an event of default in respect of the debentures has occurred and is continuing, and the trustee has received a request from DTC.

In addition, beneficial interests in a global debenture may be exchanged for certificated debentures in accordance with procedures of DTC.

Registration rights

We and the initial purchaser entered into a registration rights agreement concurrently with the original issuance of the debentures.

Pursuant to the registration rights agreement, we have agreed for the benefit of the holders of the debentures and the common stock issuable upon conversion of the debentures that we will, at our cost:

•

no later than 90 days after the original date of issuance of the debentures, file a shelf registration statement covering resales of the debentures and the common stock issuable upon the conversion thereof pursuant to Rule 415 under the Securities Act; unless the shelf registration statement becomes effective automatically, use our reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act no later than 200 days after the original date of issuance of the debentures; and

•

subject to certain rights to suspend use of the shelf registration statement, use our reasonable efforts to keep the shelf registration statement continuously effective until the earliest of the second anniversary of the date of the original issuance of the debentures and such time as all of the debentures and the common stock issuable on the conversion thereof (i) cease to be outstanding, (ii) have been sold or otherwise transferred pursuant to an effective registration statement, (iii) have been sold pursuant to Rule 144 under circumstances in which any legend borne by the debentures or common stock relating to restrictions on transferability thereof is removed, (iv) are eligible to be sold pursuant to Rule 144(k) or any successor provision (but not Rule 144A) or (v) are otherwise freely transferable without restriction.

We will be permitted to suspend the effectiveness of the shelf registration statement or the use of the prospectus that is part of the shelf registration statement during specified periods (not to exceed 120 days in the aggregate in any 12 month period) in certain circumstances, including circumstances relating to pending corporate developments. We need not specify the nature of the event giving rise to a suspension in any notice to holders of the debentures of the existence of a suspension.

The following requirements and restrictions will generally apply to a holder selling debentures or common stock issued on the conversion thereof pursuant to the shelf registration statement:

•	the holder will be required to be named as a selling securityholder in the related prospectus;

•	the holder will be required to deliver a prospectus to purchasers;

•	the holder will be subject to some of the civil liability provisions under the Securities Act in connection with any sales; and

•	the holder will be bound by the provisions of the registration rights agreement which are applicable to the holder (including indemnification obligations).

We will agree to pay predetermined additional interest as described herein (“additional interest”) to holders of the debentures if the shelf registration statement is not timely filed or made effective as described above or if the prospectus is unavailable for periods in excess of those permitted above. The additional interest, if any, is payable at the same time, in the same manner and to the same persons as ordinary interest. The additional interest will accrue until a failure to file or become effective or unavailability is cured in respect of any debentures required to bear the legend set forth in “Transfer restrictions” at a rate per annum equal to 0.25% for the first 90 days after the occurrence of the event and 0.50% after the first 90 days. However, no additional interest will accrue following the end of the period during which we are required to use our reasonable efforts to keep the shelf registration statement effective. In no event shall additional interest accrue at a rate exceeding 0.50%. In addition, no additional interest will be payable in respect of shares of common stock into which the debentures have been converted.

The additional interest will accrue from and including the date on which any registration default occurs to but excluding the date on which all registration defaults have been cured. We will have no other liabilities for monetary damages with respect to our registration obligations. However, if we breach, fail to comply with or violate some provisions of the registration rights agreement, the holders of the debentures may be entitled to equitable relief, including injunction and specific performance. We have agreed in the registration rights agreement to give notice to all holders of the filing and effectiveness of the shelf registration statement.

DESCRIPTION OF CAPITAL STOCK

Under our restated certificate of incorporation, as amended, we are authorized to issue up to 1,000,000,000 shares of common stock and up to 5,000,000 shares of preferred stock. As of March 31, 2008, we had outstanding 194,428,020 shares of common stock and no preferred stock.

A description of the material terms and provisions of our restated certificate of incorporation, restated bylaws, stockholder rights plan and Delaware law affecting the rights of holders of our capital stock is set forth below. The description is intended as a summary, and is qualified in its entirety by reference to our restated certificate of incorporation, restated bylaws and stockholders’ rights plan incorporated by reference in the registration statement of which this prospectus is a part.

Common Stock

Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as our board of directors from time to time may determine. Holders of common stock are also entitled to one vote for each share held on all matters submitted to a vote of stockholders. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding-up of VeriSign, the assets legally available for distribution to stockholders would be distributed ratably among the holders of the common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding preferred stock and payment of other claims of creditors. Each outstanding share of common stock is, and all shares of common stock currently outstanding are, fully paid and nonassessable.

Preferred Stock

VeriSign is authorized to issue up to 5,000,000 shares of preferred stock. Our board of directors is authorized, subject to limitations prescribed by the Delaware General Corporation Law, or DGCL, to provide for the issuance of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding, without any further vote or action by the stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of VeriSign and may adversely affect the market price of the common stock, and the voting and other rights of the holders of common stock. VeriSign has no current plan to issue any shares of preferred stock.

Stockholder Rights Plan

VeriSign has adopted a stockholder rights plan that may discourage, delay or prevent a change of control and make any future unsolicited acquisition attempt more difficult. Under the stockholder rights plan, the rights will become exercisable only upon the occurrence of certain events specified in the plan, including the acquisition of 20% of our outstanding common stock by a person or group, and each right entitles the holder, other than an “acquiring person,” to acquire shares of our common stock at a 50% discount to the then-prevailing market price. Our board of directors may redeem outstanding rights at any time prior to a person becoming an “acquiring person,” at a price of $0.001 per right. Prior to such time, the terms of the rights may be amended by our board of directors without the approval of the holders of the rights.

Delaware anti-takeover law and charter and bylaw provisions

Provisions of Delaware law and our charter documents could make the acquisition of us and the removal of incumbent officers and directors more difficult.

Delaware takeover statute

We are governed by Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that the stockholder became an interested stockholder, unless:

•	before that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers of which can be issued under employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 of the DGCL defines an interested stockholder as any entity or person who, with affiliates and associates owns, or within the three year period immediately prior to the business combination, beneficially owned 15% or more of the outstanding voting stock of the corporation. Section 203 of the DGCL defines business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to specified exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that increases the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

Advance notice provisions

Our restated bylaws establish advance notice procedures for stockholder proposals and nominations of candidates for election as directors other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Special meeting requirements

Our restated certificate of incorporation and restated bylaws provide that special meetings of stockholders may only be called by either our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors, the chief executive officer or the president.

Cumulative voting

Neither our restated certificate of incorporation nor our restated bylaws provides for cumulative voting in the election of directors. These provisions may deter a hostile takeover or delay a change in control or management of VeriSign.

No action by stockholder consent

Our restated certificate of incorporation provides that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders.

Limitation on liability and indemnification of officers and directors

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities including reimbursement for expenses incurred arising under the Securities Act.

As permitted by the DGCL, our restated certificate of incorporation provides that our directors shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL (regarding unlawful payments of dividends and unlawful stock purchases or redemptions), or (4) for any transaction from which the director derived an improper personal benefit.

In addition, as permitted by Section 145 of the DGCL, our restated bylaws provide that we are required to indemnify to the fullest extent authorized by law, subject to certain very limited exceptions, any person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of VeriSign or is or was serving at the request of VeriSign as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “Indemnitee”), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith;

We have entered or intend to enter into indemnification agreements with each of our current directors and executive officers to give such directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in our restated certificate of incorporation and to provide additional procedural protections.

Transfer agent and registrar

The transfer agent and registrar for our common stock is Mellon Investor Services LLC. Its address is P.O. Box 3315, South Hackensack, New Jersey 07606.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the material U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the debentures and of the common stock into which the debentures may be converted. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on the Internal Revenue Code of 1986, as amended (referred to herein as the “Code”), Treasury regulations issued under the Code, judicial authority and administrative rulings and practice, all as of the date of this prospectus and all of which are subject to change, possibly on a retroactive basis. As a result, the tax considerations of purchasing, owning or disposing of debentures or common stock could differ from those described below. This summary deals only with purchasers who hold debentures or common stock into which debentures have been converted as “capital assets” within the meaning of Section 1221 of the Code. This summary does not deal with persons in special tax situations, such as financial institutions, insurance companies, S corporations, regulated investment companies, tax exempt investors, dealers in securities and currencies, U.S. expatriates, persons holding debentures as a position in a “straddle,” “hedge,” “conversion transaction,” or other integrated transaction for tax purposes, or U.S. holders (as defined below) whose functional currency is not the U.S. dollar. Further, this discussion does not address the consequences under U.S. alternative minimum tax rules, U.S. federal estate or gift tax laws, the tax laws of any U.S. state or locality, or any non-U.S. tax laws.

As used herein, the term “U.S. holder” means a beneficial owner of debentures or common stock into which debentures have been converted that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation, created or organized in or under the laws of the United States, any state or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if, (i) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all of its substantial decisions or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

As used herein, the term “non-U.S. holder” means a beneficial owner, other than a partnership, of debentures or common stock into which debentures have been converted that is not a U.S. holder.

If a partnership, including for this purpose any entity treated as a partnership for U.S. tax purposes, is a beneficial owner of debentures or common stock into which debentures have been converted, the treatment of a partner in the partnership generally will depend upon the status of the partner and upon the activities of the partnership. A holder of debentures that is a partnership and partners in such a partnership should consult their independent tax advisors about the U.S. federal income tax consequences of holding and disposing of debentures and common stock into which debentures have been converted.

Classification of the debentures

Pursuant to the terms of the indenture, we and every holder of debentures agree (in the absence of an administrative pronouncement or judicial ruling to the contrary), for U.S. federal income tax purposes, to treat the debentures as debt instruments that are subject to the Treasury regulations that govern contingent payment debt instruments (the “contingent debt regulations”) and to be bound by our application of the contingent debt regulations to the debentures, including generally our determination of the rate at which interest will be deemed to accrue on the debentures (and the related “projected payment schedule” as described below). The remainder of this discussion describes the treatment of the debentures in accordance with that agreement and our determinations.

No authority directly addresses the treatment of all aspects of the debentures for United States federal income tax purposes. The Internal Revenue Service (the “Service”) issued Revenue Ruling 2002-31 and Notice 2002-36, in which the Service addressed the United States federal income tax classification and treatment of a debt instrument similar, although not identical, to the debentures. The Service concluded that the debt instrument addressed in that published guidance was subject to the contingent debt regulations. In addition, the Service clarified various aspects of the applicability of certain other provisions of the Code to the debt instrument addressed in that published guidance. The applicability of Revenue Ruling 2002-31 and Notice 2002-36 to any particular debt instrument, however, such as the debentures, is not certain. In addition, no rulings are expected to be sought from the Service with respect to any of the U.S. federal income tax consequences discussed below, and no assurance can be given that the Service will not take contrary positions. As a result, no assurance can be given that the Service will agree with the tax characterizations and the tax consequences described below. A different treatment of the debentures from that described below could affect the amount, timing, source and character of income, gain or loss with respect to an investment in the debentures and could require a holder to accrue interest income at a rate different from the “comparable yield” rate described below.

U.S. holders

Accrual of interest on the debentures

Pursuant to the contingent debt regulations, U.S. holders of the debentures will be required to accrue interest income on the debentures on a constant-yield basis, as described below, regardless of whether such holders use the cash or accrual method of tax accounting. Accordingly, U.S. holders will be required to include interest in income each year in excess of the interest accruals on the debentures for non-tax purposes and in excess of any interest payments actually received in that year.

The contingent debt regulations provide that a U.S. holder must accrue an amount of ordinary interest income, as original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the debentures that equals:

•

the product of (i) the adjusted issue price (as defined below) of the debentures as of the beginning of the accrual period and (ii) the comparable yield (as defined below) of the debentures, adjusted for the length of the accrual period;

•	divided by the number of days in the accrual period; and

•	multiplied by the number of days during the accrual period that the U.S. holder held the debentures.

The “adjusted issue price” of a debenture is its “issue price” increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments with respect to the debentures. A debenture’s “issue price” is the first price at which a substantial amount of the debentures is sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers.

The “comparable yield” is the annual yield we believe we would pay, as of the initial issue date of the debentures, on a fixed-rate, nonconvertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the debentures, including the level of subordination, term, timing of the payments and general market conditions. The precise manner of determining the comparable yield is not entirely specified by the contingent debt regulations. We have determined a comparable yield of 8.5%. There can be no assurance that the Service will not challenge our determination of the comparable yield or that such challenge will not be successful. If our determination of the comparable yield were successfully challenged by the Service, the redetermined comparable yield could be materially greater than or less than the comparable yield determined by us.

The contingent debt regulations require that we provide to holders, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments (to which we refer as “projected payments”) on the debentures, which is used to determine a holder’s interest accruals and adjustments. This schedule must produce a yield to maturity that equals the comparable yield. The projected payment schedule includes estimates for certain contingent interest payments and an estimate for a payment at maturity taking into account the projected value of the stock into which the debentures are convertible at maturity. In this regard, the fair market value of any common stock (and the amount of any cash) received by a U.S. holder upon conversion will be treated as a contingent payment. U.S. holders may obtain the projected payment schedule by submitting a written request for such information to us at: VeriSign, 487 East Middlefield Road, Mountain View, California 94043, Attention: Corporate Secretary and Attention: Treasurer.

The comparable yield and the projected payment schedule are not used for any purpose other than to determine a holder’s interest accruals and adjustments thereto in respect of the debentures for U.S. federal income tax purposes. They do not constitute a projection or representation regarding the actual amounts payable on the debentures or the value at any time of the common stock into which the debentures may be converted.

Adjustments to interest accruals on the debentures

If, during any taxable year, a U.S. holder of debentures receives actual payments with respect to its debentures that, in the aggregate, exceed the total amount of projected payments for that taxable year, the U.S. holder will incur a “net positive adjustment” under the contingent debt regulations equal to the amount of such excess. The U.S. holder will treat a “net positive adjustment” as additional interest income. For this purpose, the payments in a taxable year include the fair market value of property (including common stock received upon conversion of the debentures) received in that year.

If a U.S. holder receives in a taxable year actual payments with respect to the debentures that, in the aggregate, are less than the amount of projected payments for that taxable year, the U.S. holder will incur a “net negative adjustment” under the contingent debt regulations equal to the amount of such deficit. This net negative adjustment will (i) reduce the U.S. holder’s interest income on the debentures for that taxable year, and (ii) to the extent of any excess after the application of (i), give rise to an ordinary loss to the extent of the U.S. holder’s interest income on the debentures during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. Any negative adjustment in excess of the amounts described in (i) and (ii) will be carried forward to offset future interest income with respect to the debentures or to reduce the amount realized on a sale, exchange, conversion, redemption or other disposition of the debentures. A net negative adjustment is not subject to the two percent floor limitation on miscellaneous itemized deductions.

Special rules will apply if the amount of a contingent payment on a debenture becomes fixed more than six months prior to the due date of the payment. Generally, in this case a U.S. holder would be required to make adjustments to account for the difference between the present value of the amount so treated as fixed and the present value of the projected payment. The present value of each amount is determined by discounting the amount from the date the payment is due to the date the payment is fixed, discounted at the comparable yield of the debenture. A U.S. holder’s tax basis in the debenture would also be affected. U.S. holders are urged to consult their tax advisers concerning the application of these special rules.

Sale, exchange, conversion, redemption or other disposition of debentures

A U.S. holder generally will recognize gain or loss if the holder disposes of a debenture in a sale, exchange, conversion, redemption or other disposition. As described above, our calculation of the comparable yield and the projected payment schedule for the debentures includes the receipt of stock upon conversion as a contingent payment with respect to the debentures, which generally is binding on holders of debentures. Accordingly, we intend to treat the receipt of common stock by a U.S. holder upon the conversion of a debenture as a payment under the contingent debt regulations. So viewed, a conversion of a debenture into common stock also will result in taxable gain or loss to a U.S. holder.

The holder’s gain or loss will equal the difference between the proceeds received by the holder, reduced by any net negative adjustment carried forward from prior years, as described above, and the holder’s adjusted tax basis in the debenture. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the debenture, including the fair market value of any common stock received.

The holder’s adjusted tax basis in the debenture generally will equal the amount the holder paid for the debenture, increased by any interest income previously accrued by the U.S. holder under the contingent debt regulations (determined without regard to any adjustments to interest accruals described above) and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments that previously have been scheduled to be made in respect of the debentures (without regard to the actual amounts paid).

Any gain recognized will be treated as ordinary interest income pursuant to the contingent debt regulations. Any loss will be ordinary loss to the extent the total interest previously included in income exceed the total net negative adjustments on the debenture the holder took into account as ordinary loss (as discussed above), and thereafter capital loss (which will be long-term if the debenture has been held for more than one year). The deductibility of capital losses is subject to limitation. A U.S. holder who sells a debenture at a loss, or who converts a debenture into our common stock at a loss, that meets certain thresholds may be required to file a disclosure statement with the Service.

A U.S. holder’s tax basis in common stock received upon a conversion of a debenture will equal the then current fair market value of such common stock. The U.S. holder’s holding period for the common stock received will commence on the day immediately following the date of receipt.

Purchases of debentures at a price other than the adjusted issue price

If a U.S. holder purchases a debenture in the secondary market for an amount that differs from the adjusted issue price of the debenture at the time of purchase, the U.S. holder will be required to accrue interest income on the debenture in accordance with the comparable yield even if market conditions have changed since the date of issuance. Except to the extent described below as to debentures that are considered to be exchange listed, a U.S. holder must reasonably determine whether the difference between the purchase price for a debenture and the adjusted issue price of a debenture is attributable to a change in expectation as to the contingent amounts potentially payable in respect of the debenture, a change in interest rates since the debenture were issued, or both, and allocate the difference accordingly. Adjustments allocated to a change in interest rates will cause, as the case may be, a positive adjustment or a negative adjustment to interest inclusion. If the purchase price of a debenture is less than its adjusted issue price of the debenture, a positive adjustment will result, and if the purchase price is more than the adjusted issue price of the debenture, a negative adjustment will result. To the extent that an adjustment is attributable to a change in interest rates, it must be reasonably allocated to the daily portions of interest over the remaining term of the debenture. To the extent that the difference between the purchase price for the debenture and the adjusted issue price of the debenture is attributable to a change in expectations as to the contingent amounts potentially payable in respect of the debenture, and not to a change in the market interest rates, a U.S. holder will be required to reasonably allocate that difference to the contingent payments. Adjustments allocated to the contingent payments will be taken into account as positive or negative adjustments, as the case may be, when the contingent payments are made. Any negative or positive adjustment of the kind described above will decrease or increase, respectively, the tax basis in the debenture.

Finally, if a debenture is considered to be exchange listed property then, instead of allocating the difference between adjusted issue price of the debenture and the U.S. holder’s tax basis in the debenture to any projected payments, the holder generally would be permitted, but not required, to allocate such difference on a pro rata basis to the daily portions of interest determined under the projected payment schedule over the remaining term of the debenture. This pro rata allocation, however, would not be reasonable and thus would not be permitted to the extent that the allocation produces a deemed yield on the debenture that is less than the applicable federal rate for the debenture as of the issue date. The debentures will be considered exchange listed if they are listed on either a national securities exchange or an interdealer quotation system sponsored by a national securities association. Currently, the debentures are not considered to be exchange listed.

Some U.S. holders will receive Forms 1099-OID reporting interest accruals on their debenture. Those forms will not, however, reflect the effect of any positive or negative adjustments resulting from the purchase of a debenture in the secondary market at a price that differs from its adjusted issue price on the date of purchase. U.S. holders are urged to consult their tax advisor as to whether, and how, such adjustments should be made to the amounts reported on any Form 1099-OID.

Constructive dividends on debentures

The terms of the debentures allow for changes in the conversion rate of the debentures in certain circumstances. A change in conversion rate that allows debenture holders to receive more shares of common stock on conversion may be treated as a taxable dividend to U.S. holders, notwithstanding the fact that the holder does not receive a cash payment. A taxable constructive stock dividend would result, for example, if the conversion rate is adjusted to compensate debenture holders for distributions of cash or property to our stockholders. In addition, if an event occurs that increases the interests of holders of the debentures and the conversion rate is not adjusted, the resulting increase in the proportionate interests of the holders of the debentures could be treated as a taxable dividend to the U.S. holders. On the other hand, a change in conversion rate could simply prevent the dilution of the debenture holders’ interests upon a stock split or other change in capital structure and generally would not be treated as a constructive stock dividend.

Although there is no judicial authority directly on point, the Service may take the position that a constructive dividend with respect to the debentures would not be eligible for a dividends-received deduction or the preferential tax rates applicable to dividends (as discussed below). Any taxable constructive stock dividends resulting from a change to, or failure to change, the conversion rate would in other respects be treated in the same manner as dividends paid in cash or other property. These dividends would result in dividend income to the recipient, to the extent of our current or accumulated earnings and profits, with any excess treated as a nontaxable return of capital or as capital gain as more fully described below. Holders should carefully review the conversion rate adjustment provisions and consult their tax advisors with respect to the tax consequences of any such adjustment.

Dividends on common stock

If, after a U.S. holder converts a debenture into common stock, we make a distribution in respect of that stock, other than certain pro rata distributions of shares of common stock, the distribution will be treated as a taxable dividend, to the extent it is paid from our current or accumulated earnings and profits. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the holder’s adjusted tax basis in its common stock. Any remaining excess will be treated as capital gain. Eligible dividends received by a non-corporate U.S. holder will be subject to tax at the special reduced rate generally applicable to long-term capital gain (15%) through December 31, 2010, after which the rate applicable to dividends is scheduled to return to the tax rate generally applicable to ordinary income. The rate reduction will not apply to dividends received to the extent that the U.S. holder elects to treat dividends as “investment income,” which may be offset by investment expense. Furthermore, a U.S. holder generally may be eligible for this reduced rate only if the U.S. holder has held our common stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date. If the U.S. holder is a U.S. corporation, it would generally be permitted to claim the dividends-received deduction, provided certain requirements are met.

U.S. holders should consult their tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the dividends-received deduction and the reduced maximum tax rate on dividends.

Sale or exchange of common stock

A U.S. holder will generally recognize gain or loss on a sale or exchange of common stock. The holder’s gain or loss will equal the difference between the proceeds received by the holder and the holder’s adjusted tax basis in the stock. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the stock. The gain or loss recognized by a holder on a sale or exchange of stock will be long-term capital gain or loss if the holder held the stock for more than one year. The deductibility of capital losses is subject to limitations.

Non-U.S. holders

Treatment of debentures

Subject to the discussion of backup withholding below, a non-U.S. holder will not be subject to U.S. federal income tax (or any withholding thereof) in respect of payments and accruals of interest on the debentures, including principal and interest payments, a payment in common stock, or a combination of stock and cash pursuant to a conversion, and any gain realized upon the sale, exchange, redemption, retirement or other taxable disposition of a debenture, if each of the following requirements is satisfied:

•	the amount received is not U.S. trade or business income (as defined below);

•

the non-U.S. holder provides us or our paying agent with a properly completed IRS Form W-8BEN (or successor form), or an appropriate substitute form, together with all appropriate attachments, signed under penalties of perjury, identifying the non-U.S. holder and stating, among other things, that the non-U.S. holder is not a U.S. person. If a debenture is held through a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business, this requirement is satisfied if (i) the non-U.S. holder provides such a form to the organization or institution and (ii) the organization or institution, under penalties of perjury, certifies to us that it has received such a form from the beneficial owner or another intermediary and furnishes us or our paying agent with a copy thereof;

•	the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•

the non-U.S. holder is not a “controlled foreign corporation” (in general, a foreign corporation is a controlled foreign corporation if more than 50% of its stock is owned, actually or constructively, by one or more U.S. persons that each owns, actually or constructively, at least 10% of the corporation’s voting stock) that is actually or constructively related to us; and

•

to the extent that payments on the debentures are described in Section 871(h)(4)(A)(i) (i.e., payments reflecting contingent interest), our common stock continues to be actively traded within the meaning of Section 871(h)(4)(C)(v)(I) and we have not been a U.S. real property holding corporation (as defined in the Code) at any time during the applicable statutory period. We believe that we have not at any time been, are not, and do not anticipate becoming, a U.S. real property holding corporation.

If all of these conditions are not met, a 30% U.S. withholding tax will apply to interest income on the debentures, which will be withheld from scheduled interest payments, contingent interest payments or principal payments on the debentures, to the extent thereof, unless either (i) an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence reduces or eliminates such tax or (ii) the interest is U.S. trade or business income (as defined below) and, in each case, the non-U.S. holder complies with applicable certification requirements. In the case of the second exception, the non-U.S. holder generally will be subject to U.S. federal income tax with respect to all income from the debentures on a net income basis at regular graduated rates. Additionally, non-U.S. holders that are corporations could be subject to a branch profits tax on such income. Special procedures contained in Treasury regulations may apply to partnerships, trusts and intermediaries. We urge non-U.S. holders to consult their tax advisers for information on the impact of these withholding regulations.

For purposes of this discussion, any interest or dividend income and any gain realized on the sale, exchange, redemption, retirement or other taxable disposition of a debenture or common stock will be considered “U.S. trade or business income” if such income or gain is (i) effectively connected with the conduct of a trade or business in the United States, and (ii) in the case of an applicable treaty resident, attributable to a permanent establishment (or in the case of an individual, to a fixed base) in the United States.

Constructive dividends on debentures

A non-U.S. holder generally will be subject to U.S. federal withholding tax at a 30% rate on income attributable to an adjustment to (or failure to make an adjustment to) the conversion rate of the debentures that constitutes a constructive dividend as described in “U.S. holders—Constructive dividends on debentures” above, which tax may be withheld from interest, shares of common stock or proceeds subsequently paid or credited to a non-U.S. holder, unless either (i) an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence reduces or eliminates such tax or (ii) the amount received is U.S. trade or business income (as defined above), and, in each case, the non-U.S. holder complies with applicable certification requirements. In the case of the second exception, the non-U.S. holder generally will be subject to U.S. federal income tax with respect to the constructive dividend on a net income basis at regular graduated rates. Additionally, non-U.S. holders that are corporations could be subject to a branch profits tax on such income at a rate of 30% or a lower rate if so specified by an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence.

Dividends

Dividends paid to a non-U.S. holder on common stock received on conversion of a debenture generally will be subject to U.S. withholding tax at a 30% rate, unless either (i) such rate is reduced or eliminated under the terms of a tax treaty between the United States and the non-U.S. holder’s country of residence or (ii) the dividends are U.S. trade or business income and, in each case the non-U.S. holder complies with the applicable certification requirements. In the case of the second exception, the non-U.S. holder generally will be subject to U.S. federal income tax with respect to the constructive dividend on a net income basis at regular graduated rates. Additionally, non-U.S. holders that are corporations could be subject to a branch profits tax at a rate of 30% on such income or a lower rate if so specified by an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence.

Disposition of common stock

Subject to the discussion of backup withholding below, generally, a non-U.S. holder will not be subject to U.S. federal income tax (or any withholding thereof) on any gain realized upon the sale or exchange of common stock unless:

•	the gain is U.S. trade or business income (as defined above);

•

such holder is an individual present in the United States for 183 days or more in the taxable year of the sale, exchange, redemption, retirement or other disposition and certain other conditions are met;

•	such holder was a citizen or resident of the United States and is subject to special rules that apply to expatriates; or

•

we have been a U.S. real property holding corporation at any time within the shorter of the five-year period preceding such sale or exchange and the non-U.S. holder’s holding period in the common stock and our common stock ceases to be regularly traded on an established securities market or such holder owns or is deemed to own more than 5% of our common stock. We believe that we have not at any time been, are not, and do not anticipate becoming, a U.S. real property holding corporation.

A non-U.S. holder described in the first bullet point above will generally be subject to U.S. federal income tax on the net gain derived from the sale at regular graduated rates. A non-U.S. holder that is a foreign corporation and is described in the first bullet point above will be subject to tax on gain at regular graduated U.S. federal income tax rates and, in addition, may be subject to a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence. An individual non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a 30% rate, or at a lower rate specified in an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence, on the gain derived from the sale or exchange, which gain may be offset by U.S. source capital losses, even though the holder is not considered a resident of the United States.

Backup withholding and information reporting

Accruals of interest and payment of dividends to both individual U.S. holders and non-U.S. holders of debentures or common stock and payments of the proceeds of the sale or other disposition of the debentures or common stock to individual U.S. holders will be subject to information reporting. In addition, payments of the proceeds of the sale or other disposition of the debentures or common stock to non-U.S. holders may be subject to information reporting unless the non-U.S. holder complies with certain certification procedures. Payments and accruals to both individual U.S. holders and non-U.S. holders may also be subject to backup withholding (currently at a rate of 28%) unless the holder provides us or our paying agent with a correct taxpayer identification number and otherwise complies with applicable certification requirements. The certification procedures required to claim an exemption from the withholding tax described above will satisfy the certification requirements necessary to avoid backup withholding as well.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a holder of debentures or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder.

The preceding discussion of certain U.S. federal income tax considerations is for general information only; it is not tax advice. You should consult your own tax advisor regarding the particular U.S. federal, state, local and foreign tax consequences of purchasing, holding and disposing of our debentures or common stock, including the consequences of any proposed change in applicable laws.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2008 by:

•	each stockholder who is known to own beneficially more than 5% of our common stock;

•	each director;

•	each of the Named Executive Officers (see the “Summary Compensation Table” in our Annual Report on Form 10-K for the year ended December 31, 2007); and

•	all directors and executive officers as a group.

The percentage ownership is based on 194,428,020 shares of common stock outstanding at March 31, 2008. Shares of common stock that are subject to options currently exercisable or exercisable within 60 days of March 31, 2008 are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes following the table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number (1)		Percent (1)
Greater Than 5% Stockholders
FMR LLC 82 Devonshire Street Boston, MA 02109	28,633,554	(2)	14.73%

T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	27,385,083	(3)	14.08

Eton Park Capital Management, L.P. 825 Third Avenue, 9th Floor New York, New York 10022	18,049,500	(4)	9.28

Wellington Management Company, LLP 8889 Pelican Bay Blvd., Suite 500 Naples, FL 34108	13,252,090	(5)	6.82

Directors and Named Executive Officers
William A. Roper, Jr. (6)	352,835		*
Albert E. Clement (7)	203,205		*
Scott G. Kriens (8)	188,157		*
D. James Bidzos (9)	165,345		*
John M. Donovan (10)	42,048		*
Louis A. Simpson (11)	118,314		*
William L. Chenevich (12)	109,657		*
Roger H. Moore (13)	96,148		*
John D. Roach (14)	22,326		*
Timothy Tomlinson (15)	10,389		*
Kathleen A. Cote (16)	3,159		*
Stratton D. Sclavos	—		*
Dana L. Evan (17)	65,813		*
Mark D. McLaughlin (18)	11,250		*
Robert J. Korzeniewski (19)	65,482		*
Aristotle N. Balogh (20)	59,215		*
All current directors and executive officers as a group (16 persons) (21)	1,785,557		*	%

*	Less than 1% of VeriSign’s outstanding common stock.
(1)	The percentages are calculated using 194,428,020 outstanding shares of the Company’s common stock on March 31, 2008 as adjusted pursuant to Rule 13d-3(d)(1)(i). Pursuant to Rule 13d-3(d)(1) of the Exchange Act, beneficial ownership information also includes shares subject to options exercisable within 60 days of March 31, 2008.
(2)	Based on Schedule 13G/A filed on February 14, 2008 with the SEC by FMR LLC, with respect to beneficial ownership of 28,633,554 shares. FMR LLC has sole voting power over 586,368 of these shares and sole dispositive power over 28,633,554 of these shares.
(3)	Based on Schedule 13G/A filed on February 12, 2008 with the SEC by T. Rowe Price Associates, Inc., with respect to beneficial ownership of 27,385,083 shares. T. Rowe Price Associates, Inc. has sole voting power over 6,069,043 of these shares and sole dispositive power over 27,385,083 of these shares.
(4)	Based on Schedule 13G/A filed on February 13, 2008 with the SEC by: (i) Eric M. Mindich (“Mindich”), with respect to beneficial ownership of 6,016,500 shares, over which he has shared voting power and shared dispositive power; (ii) Eton Park Fund, L.P. (“EP Fund”), with respect to beneficial ownership of 2,157,775 shares, over which EP Fund has shared voting power and shared dispositive power; (iii) Eton Park Master Fund, Ltd. (“EP Master Fund”), with respect to beneficial ownership of 3,858,725 shares, over which EP Master Fund has shared voting power and shared dispositive power; (iv) Eton Park Associates, L.P. (“EP Associates”), with respect to beneficial ownership of 2,157,775 shares, over which EP Associates has shared voting power and shared dispositive power; and (v) Eton Park Capital Management, L.P. (“EP Capital”), with respect to beneficial ownership of 3,858,725 shares, over which EP Capital has shared voting power and shared dispositive power. Mindich is a managing member of Eton Park Associates, L.L.C. and Eton Park Capital Management, L.L.C. Eton Park Associates, L.L.C. is the general partner of EP Associates, which is the general partner of EP Fund. Eton Park Capital Management, L.L.C. is the general partner of EP Capital, which is an investment advisor to EP Master Fund. As of the date of filing of Schedule 13G/A, Mindich, EP Fund, EP Master Fund, EP Associates and EP Capital disclaim beneficial ownership of more than five percent of common shares in the Company.
(5)	Based on Schedule 13G filed on February 14, 2008 with the SEC by Wellington Management Company, LLP, with respect to beneficial ownership of 13,252,090 shares. Wellington Management Company, LLP has shared voting power over 9,347,100 of these shares and shared dispositive power over 13,174,390 of these shares.
(6)	Includes 10,000 shares held indirectly by the FMT CO Cust IRA Rollover FBO William A. Roper, Jr., of which Mr. Roper has sole beneficial ownership. Also includes 145,313 shares subject to options held directly by Mr. Roper. Also includes 96,554 shares subject to restricted stock units and 88,300 shares subject to performance-based restricted stock units. Mr. Roper is our President and Chief Executive Officer and a member of the Board of Directors.
(7)	Includes 128,463 shares subject to options held by Mr. Clement. Also includes 18,635 shares subject to restricted stock units and 49,506 shares subject to performance-based restricted stock units. Mr. Clement is our former Chief Financial Officer. Mr. Clement’s employment with the Company ended on April 4, 2008.
(8)	Includes 82,629 shares held indirectly by the Kriens 1996 Trust U/T/A October 29, 1996, over which Mr. Kriens and his spouse exercise investment and voting control. Also includes 97,642 shares subject to options held directly by Mr. Kriens. Also includes 6,782 shares subject to restricted stock units.
(9)	Includes 101,080 shares subject to options held directly by Mr. Bidzos. Also includes 6,782 shares subject to restricted stock units. Mr. Bidzos is Chairman of our Board of Directors.
(10)	Includes 39,487 shares subject to options held directly by Mr. Donovan. Mr. Donovan is our former Executive Vice President, Sales, Operations, Customer Care and Product Development and resigned from VeriSign on March 31, 2008.
(11)	Includes 57,799 shares subject to options held directly by Mr. Simpson. Also includes 6,782 shares subject to restricted stock units.
(12)	Includes 88,580 shares subject to options held directly by Mr. Chenevich. Also includes 6,782 shares subject to restricted stock units.

(13)	Includes 85,142 shares subject to options held directly by Mr. Moore. Also includes 6,782 shares subject to restricted stock units.
(14)	Includes 7,911 shares subject to options held directly by Mr. Roach. Also includes 2,207 shares subject to restricted stock units.
(15)	Includes 5,274 shares subject to options held directly by Mr. Tomlinson. Also includes 3,311 shares subject to restricted stock units.
(16)	Includes 1,773 shares subject to options held directly by Ms. Cote. Also includes 1,386 shares subject to restricted stock units.
(17)	Includes 65,813 shares held indirectly by the Evan 1991 Living Trust under which Ms. Evan and her spouse are co-trustees. Ms. Evan is our former Executive Vice President, Finance and Administration and Chief Financial Officer and resigned from VeriSign on July 10, 2007.
(18)	Mr. McLaughlin is our former Executive Vice President, Products and Marketing and resigned from VeriSign on December 1, 2007.
(19)	Mr. Korzeniewski is our former Executive Vice President, Corporate Development and retired from VeriSign on December 31, 2007.
(20)	Includes 50,625 shares subject to options held directly by Mr. Balogh. Mr. Balogh is our former Executive Vice President and Chief Technology Officer and resigned from VeriSign on January 8, 2008.
(21)	Includes the shares described in footnotes (6)-(16) and 473,974 shares beneficially held by five additional executive officers, of which 192,324 shares are subject to options, 112,487 are subject to restricted stock units, and 155,733 shares are subject to performance-based restricted stock units.

SELLING SECURITYHOLDERS

We originally issued the debentures to J.P. Morgan Securities Inc., referred to as the initial purchaser, in transactions exempt from the registration requirements of the Securities Act. The debentures were immediately resold by the initial purchaser to persons reasonably believed by the initial purchaser to be “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act. Selling securityholders, including their transferees, pledges or donees or their successors, may from time to time offer and sell the debentures. Our registration of the debentures and the shares of common stock issuable upon conversion of the debentures does not necessarily mean that the selling securityholders will sell all or any of the debentures or the common stock. Except as set forth below, none of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

The following table sets forth certain information as of April 21, 2008, except where otherwise noted, concerning the principal amount of debentures beneficially owned by each selling securityholder and the number of shares of underlying common stock that may be offered from time to time by each selling securityholder with this prospectus. The information is based on information provided by or on behalf of the selling securityholders. We have assumed for purposes of the table below that the selling securityholders will sell all of the debentures and all of the common stock issuable upon conversion of the debentures pursuant to this prospectus, and that any other shares of our common stock beneficially owned by the selling securityholders will continue to be beneficially owned.

Information about the selling securityholders may change over time. In particular, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their debentures since the date on which they provided to us information regarding their debentures. Any changed or new information given to us by the selling securityholders will be set forth in supplements to this prospectus or amendments to the registration statement of which the accompanying prospectus is a part, if and when necessary.

	Principal Amount of Debentures		Number of Shares of Common Stock
Name of Selling Securityholder (1)	Beneficially Owned That May Be Offered	Percentage of Debentures Outstanding	Beneficially Owned (2) (3)	That May be Offered	Beneficially Owned After the Offering (4)
ACIG Insurance Company (5)	160,000	*	4,655	4,655	—
Acuity Master Fund (6)	1,000,000	*	29,096	29,096	—
Allstate Insurance Company ± (7)	5,000,000	*	152,984	145,484	7,500
Alpine Associates # (52)	3,938,000	*	114,583	114,583	—
Alpine Associates II, L.P. (52)	370,000	*	10,765	10,765	—
Alpine Partners, L.P. # (52)	614,000	*	17,865	17,865	—
American Beacon Funds (5)	410,000	*	11,929	11,929	—
Argent Classic Convertible Arbitrage Fund II, L.P. (8)	450,000	*	13,093	13,093	—
Argent Classic Convertible Arbitrage Fund L.P. (8)	1,780,000	*	51,792	51,792	—
Argent Classic Convertible Arbitrage Fund Ltd. (8)	11,020,000	*	320,646	320,646	—
Argent LowLev Convertible Arbitrage Fund II, LLC (8)	170,000	*	4,946	4,946	—
Argent LowLev Convertible Arbitrage Fund Ltd. (8)	4,770,000	*	138,791	138,791	—
Argentum Multi-Strategy Fund LP (8)	160,000	*	4,655	4,655	—
Argentum Multi-Strategy Fund Ltd. (8)	40,000	*	1,163	1,163	—
Aristeia International Limited (9)	129,330,000	10.4	3,763,089	3,763,089	—

	Principal Amount of Debentures		Number of Shares of Common Stock
Name of Selling Securityholder (1)	Beneficially Owned That May Be Offered	Percentage of Debentures Outstanding	Beneficially Owned (2) (3)	That May be Offered	Beneficially Owned After the Offering (4)
Aristeia Partners L.P. (10)	15,670,000	1.3	455,946	455,946	—
Asante Health Systems (5)	385,000	*	11,202	11,202	—
Aventis Pension Master Trust (5)	690,000	*	20,076	20,076	—
Bank of America Pension Plan (11)	5,850,000	*	170,216	170,216	—
Boilermakers-Blacksmith Pension Trust (5)	4,100,000	*	119,296	119,296	—
Cal Farley’s Boys Ranch Foundation (5)	363,000	*	10,562	10,562	—
CALAMOS Convertible and High Income Fund (5)	24,500,000	2.0	712,871	712,871	—
CALAMOS Convertible Fund—CALAMOS Investment Trust (5)	11,800,000	*	343,342	343,342	—
CALAMOS Convertible Opportunities and Income Fund (5)	19,500,000	1.6	567,387	567,387	—
CALAMOS Global Funds PLC—CALAMOS Global Opportunities Fund (5)	700,000	*	20,367	20,367	—
CALAMOS Global Funds PLC—CALAMOS U.S. Opportunities Fund (5)	750,000	*	21,822	21,822	—
CALAMOS Global Opportunities Fund LP (5)	950,000	*	27,641	27,641	—
CALAMOS Global Total Return Fund (5)	1,900,000	*	55,283	55,283	—
CALAMOS Global Growth & Income Fund—CALAMOS Investment Trust (5)	18,000,000	1.4	523,742	523,742	—
CALAMOS Growth & Income Fund—CALAMOS Investment Trust (5)	84,204,000	6.7	2,450,066	2,450,066	—
CALAMOS Growth & Income Portfolio— CALAMOS Advisors Trust (5)	505,000	*	14,693	14,693	—
CALAMOS High Yield Fund—CALAMOS Investment Trust (5)	3,200,000	*	93,109	93,109	—
CALAMOS Strategic Total Return Fund (5)	32,000,000	2.6	931,097	931,097	—
The California Wellness Foundation (5)	768,000	*	22,346	22,346	—
CEMEX Pension Plan (5)	365,000	*	10,620	10,620	—
Class C Trading Company, Ltd. (8)	3,400,000	*	98,929	98,929	—
CGNU Life Fund (12)	550,000	*	16,003	16,003	—
Citadel Equity Fund Ltd. ± (13)	200,000,000	16.0	5,819,360	5,819,360	—
ClearBridge Asset Management, Inc. ± (19)	3,250,000	*	5,987,109	94,564	5,892,545
Commercial Union Life Fund (12)	650,000	*	18,912	18,912	—
Congregation of the Sisters of Charity of the Incarnate Word (5)	150,000	*	4,364	4,364	—
Consolidated Fund of the R.W. Grand Lodge of F. & A.M. of Pennsylvania (5)	170,000	*	4,946	4,946	—
Credit Suisse Securities (USA) LLC # (14)	5,000,000	*	145,484	145,484	—
Davidson Kempner International Ltd. (15)	2,214,000	*	64,420	64,420	—
Davidson Kempner Partners (15)	666,000	*	19,378	19,378	—
DBAG London ± (16)	136,204,000	10.9	3,963,100	3,963,100	—
dbX-Convertible Arbitrage 12 Fund c/o Quattro Global Capital, LLC (49)	550,000	*	16,003	16,003	—
DeepRock & Co. (11)	1,250,000	*	36,371	36,371	—
Delta Airlines Master Trust (5)	1,550,000	*	45,100	45,100	—

	Principal Amount of Debentures		Number of Shares of Common Stock
Name of Selling Securityholder (1)	Beneficially Owned That May Be Offered	Percentage of Debentures Outstanding	Beneficially Owned (2) (3)	That May be Offered	Beneficially Owned After the Offering (4)
Delta Pilots Disability and Survivorship Trust (5)	900,000	*	26,187	26,187	—
Deutsche Bank Securities Inc. # (17)	3,500,000	*	101,838	101,838	—
DKR SoundShore Oasis Holding Fund Ltd. (48)	2,500,000	*	72,742	72,742	—
Dorinco Reinsurance Company (5)	2,025,000	*	58,921	58,921	—
The Dow Chemical Company Employees’ Retirement Plan (5)	4,250,000	*	123,661	123,661	—
Dunham Appreciation and Income Fund (5)	531,000	*	15,450	15,450	—
Elite Classic Convertible Arbitrage Ltd. (8)	1,100,000	*	32,006	32,006	—
Ellington Overseas Partners, Ltd. (46)	50,000,000	4.0	1,454,840	1,454,840	—
Equity Overlay Fund, LLC (11)	2,200,000	*	64,012	64,012	—
Fore Convertible Master Fund Ltd. (51)	9,000	*	261	261	—
Fore ERISA Fund Ltd. (51)	1,000	*	29	29	—
Forest Global Convertible Master Fund, L.P. (53)	1,554,000	*	45,216	45,216	—
Forest Multi Strategy Master Fund SPC, on behalf of its Multi Strategy Segregated Portfolio (53)	53,000	*	1,542	1,542	—
GLG Market Neutral Fund (18)	10,000,000	*	290,968	290,968	—
Goldman, Sachs & Co. Profit Sharing Master Trust ± (20)	621,000	*	18,069	18,069	—
Good Steward Trading Co., SPC, Class F (54)	78,000	*	2,269	2,269	—
Guggenheim Portfolio Company XXXI, LLC (59)	5,369,000	*	300,722	156,220	144,502
HFR CA Global Opportunity Master Trust (53)	390,000	*	11,347	11,347	—
HFR CA Global Select Master Trust Account (8)	990,000	*	28,805	28,805	—
HFR RVA Combined Master Trust (59)	2,301,000	*	128,880	66,951	61,929
HFR RVA Select Performance Master Trust (53)	137,000	*	3,986	3,986	—
Highbridge Convertible Arbitrage Master Fund LP (21)	2,100,000	*	61,103	61,103	—
Highbridge International LLC (21)	35,000,000	2.8	1,018,388	1,018,388	—
Housing Authority of the City of San Antonio Employees Money Purchase Pension Plan & Trust (5)	106,000	*	3,084	3,084	—
ICM Business Trust (22)	2,500,000	*	72,742	72,742	—
INOVA Health Care Services (5)	1,150,000	*	33,461	33,461	—
INOVA Health System Retirement Plan (5)	240,000	*	6,983	6,983	—
Institutional Benchmarks Series (Master Feeder) Limited, in respect of Camden Convertible Arbitrage Series (11)	2,250,000	*	65,467	65,467	—
Institutional Benchmark Series (Master Feeder) Limited, in respect of Electra Series c/o Quattro Global Capital, LLC (23)	1,760,000	*	51,210	51,210	—

	Principal Amount of Debentures		Number of Shares of Common Stock
Name of Selling Securityholder (1)	Beneficially Owned That May Be Offered	Percentage of Debentures Outstanding	Beneficially Owned (2) (3)	That May be Offered	Beneficially Owned After the Offering (4)
Ionic Capital Master Fund Ltd. (24)	7,500,000	*	218,226	218,226	—
John Deere Pension Trust (11)	1,850,000	*	53,829	53,829	—
JP Morgan Securities, Inc. # ± (60)	32,673,000	2.6	951,274	950,679	595
KBC Financial Products USA Inc. # (25)	10,700,000	*	311,335	311,335	—
Knoxville Utilities Board Retirement System (5)	310,000	*	9,020	9,020	—
Linden Capital L.P. (26)	10,000,000	*	290,968	290,968	—
LLT Limited (55)	176,000	*	5,121	5,121	—
Lydian Global Opportunities Master Fund L.T.D. (27)	7,500,000	*	218,226	218,226	—
Lydian Overseas Partners Master Fund L.T.D. (27)	17,500,000	1.4	509,194	509,194	—
Lyxor / Acuity Fund ± (28)	900,000	*	26,187	26,187	—
Lyxor / Forest Fund Limited (53)	2,690,000	*	78,270	78,270	—
Lyxor Master Fund Ref: Argent/LowLev CB c/o Argent (8)	1,420,000	*	41,317	41,317	—
M.H. Davidson & Co. (15)	81,000	*	2,356	2,356	—
Macomb County Employees’ Retirement System (5)	715,000	*	20,804	20,804	—
Magnetar Capital Master Fund, Ltd. (29)	33,500,000	2.7	974,742	974,742	—
Meriter Health Services, Inc. Employee Retirement Plan (5)	140,000	*	4,073	4,073	—
Millennium Partners, L.P. ± (30)	145,484	*	4,233	4,233	—
Nisswa Master Fund Ltd. (56)	28,000,000	2.2	814,710	814,710	—
North Dakota State Investment Board (5)	1,553,000	*	45,187	45,187	—
North Slope Borough (5)	443,000	*	12,889	12,889	—
Norwich Union Life and Pensions (12)	1,300,000	*	37,825	37,825	—
Oz Special Funding (Ozmo), LP (31)	49,379,000	4.0	1,436,770	1,436,770	—
Peoples Benefit Life Insurance Company Teamsters (11)	18,800,000	1.5	547,019	547,019	—
Polygon Global Opportunities Master Fund (32)	100,000,000	8.0	2,909,680	2,909,680	—
Partners Group Alternative Strategies PCC Limited, Red Delta Cell c/o Quattro Global Capital LLC (33)	630,000	*	18,330	18,330	—
Partners Group Alternative Strategies PCC LTD (8)	3,830,000	*	111,440	111,440	—
Port Authority of Allegheny County Consolidated Trust Fund (5)	130,000	*	3,782	3,782	—
Port Authority of Allegheny County Retirement and Disability Allowance Plan for the Employees Represented by Local 85 of the Amalgamated Transit Union (5)	1,425,000	*	41,462	41,462	—
Prisma Foundation (5)	670,000	*	19,494	19,494	—
Quattro Fund Ltd. (34)	7,920,000	*	230,446	230,446	—
Quattro Multistrategy Masterfund LP (34)	770,000	*	22,404	22,404	—
RCG Enterprise, Ltd. ± (58)	1,500,000	*	43,645	43,645	—
RCG Latitude Master Fund Ltd. ± (36)	6,000,000	*	174,580	174,580	—
RCG PB LTD ± (36)	3,500,000	*	101,838	101,838	—

	Principal Amount of Debentures		Number of Shares of Common Stock
Name of Selling Securityholder (1)	Beneficially Owned That May Be Offered	Percentage of Debentures Outstanding	Beneficially Owned (2) (3)		That May be Offered	Beneficially Owned After the Offering (4)
Redbourn Partners Ltd. (11)	16,250,000	1.3	472,823		472,823	—
Retail Clerks Pension Trust #1 (11)	2,550,000	*	74,196		74,196	—
Retail Clerks Pension Trust #2 (11)	2,000,000	*	58,193		58,193	—
Royal Bank of Canada ± (37)	20,000,000	1.6	581,936		581,936	—
Satellite Convertible Arbitrage Fund, LLC (38)	10,000,000	*	290,968		290,968	—
Serena Limited (15)	39,000	*	1,134		1,134	—
Silvercreek II Limited (39)	8,000,000	*	232,774		232,774	—
Silvercreek Limited Partnership (39)	16,000,000	1.3	465,548		465,548	—
SPT (5)	2,850,000	*	82,925		82,925	—
Stark Master Fund Ltd. (40)	30,000,000	2.4	872,904		872,904	—
Swiss Re Financial Products Corporation ± (41)	10,000,000	*	290,968	(42)	290,968	—
TCW Group, Inc. (61)	1,438,000	*	41,841		41,841	—
TD Securities (USA) LLC #	2,500,000	*	72,742		72,742	—
UBS O’Connor LCC F/B/O: O’Connor Global Convertible Arbitrage Master Limited (43)	34,960,000	2.8	1,017,224		1,017,224	—
UBS O’Connor LLC F/B/O: O’Connor Global Convertible Arbitrage II Master Limited (47)	3,040,000	*	88,454		88,454	—
Union Carbide Retirement Account (5)	2,175,000	*	63,285		63,285	—
United States Province of Missionary Oblates, Inc. (5)	152,000	*	4,422		4,422	—
Univar USA Inc. Retirement Plan (5)	1,075,000	*	31,279		31,279	—
US Bank FBO Essentia Health Services (5)	385,000	*	11,202		11,202	—
Vicis Capital Master Fund (44)	20,000,000	1.6	581,936		581,936	—
Wachovia Capital Markets LLC # ± (57)	3,700,000	*	107,658		107,658	—
Waterstone Market Neutral MAC51 Fund Ltd. (45)	13,480,000	1.1	392,224		392,224	—
Waterstone Market Neutral Master Fund, Ltd. (45)	26,520,000	2.1	771,647		771,647	—
Whitebox Convertible Arbitrage Partners, LP (59)	51,330,000	4.1	2,875,038		1,493,538	1,381,500
Whitebox Diversified Convertible Arbitrage Partners, LP (59)	8,500,000	*	476,096		247,322	228,774
Xavex Convertible Arbitrage 2 Fund (8)	1,210,000	*	35,207		35,207	—
Xavex Convertible Arbitrage 5 Fund ± (36)	500,000	*	14,548		14,548	—
Xavex Convertible Arbitrage 10 Fund (8)	1,210,000	*	35,207		35,207	—
Total (50)	1,250,000,000				36,371,000

*	Less than one percent (1%).
#	The selling securityholder is a registered broker-dealer and will be an “underwriter” within the meaning of the Securities Act with respect to resales of the debentures hereunder.
±

The selling securityholder is an affiliate of a registered broker-dealer. Each of these selling securityholders has indicated to us that they have purchased the debentures in the ordinary course of business, and at the time of such purchase, had no agreements or understandings, directly or indirectly, with any person to distribute the debentures or the shares of common stock issuable upon conversion of the debentures.

(1)	Information concerning other selling securityholders will be set forth in supplements to this prospectus, from time to time, if required.
(2)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act. The number of shares of common stock beneficially owned by each selling securityholder named above is less than 1% of our outstanding common stock, with the exception of Aristeia International Limited, Calamos Growth & Income Fund—Calamos Investment Trust, Citadel Equity Fund Ltd., ClearBridge Asset Management, Inc., DBAG London, Polygon Global Opportunities Master Fund, and Whitebox Convertible Arbitrage Partners, L.P., calculated based on 194,428,020 shares of common stock outstanding as of March 31, 2008. In calculating this amount for each securityholder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that selling securityholder’s debentures, but we did not assume conversion of any other selling securityholder’s debentures.
(3)	Assumes conversion of all of the selling securityholders’ debentures at a conversion rate of 29.0968 shares of common stock per $1,000 principal amount of the debentures upon maturity. This conversion rate is subject to adjustment as described in “Description of Debentures — Conversion rights—Conversion rate adjustments” above. As a result, the number of shares of common stock issuable upon conversion of the debentures may increase or decrease in the future. Excludes shares of common stock that may be issued by us upon the repurchase of the debentures as described under “Description of Debentures — Fundamental change permits holders to require us to repurchase debentures” above and fractional shares. The holders of the debentures will receive a cash adjustment for any fractional share amount resulting from conversion of the debentures, as described in “Description of the Debentures — Conversion rights” above.
(4)	For purposes of computing the number and percentage of debentures and shares of common stock to be held by the selling securityholders after the conclusion of the offering, we have assumed for purposes of this table above that the selling securityholders named above will sell all of their debentures and all of the common stock issuable upon conversion of their debentures offered by this prospectus, and that any other shares of our common stock beneficially owned by these selling securityholders will continue to be beneficially owned.
(5)	Nick Calamos, Chief Investment Officer of Calamos Advisors LLC has voting and investment control over these securities.
(6)	David J. Harris and Howard Needle have voting and investment control over these securities.
(7)	The Allstate Corporation, an SEC reporting company, is the parent company of Allstate Insurance Company, and has voting and investment control over these securities.
(8)	Nathanial Brown and Robert Richardson have voting and investment control over these securities.
(9)	Aristeia Capital LLC is the investment manager of Aristeia International Limited and is jointly owned by Kevin Tuner, Robert H. Lynch, Jr., Anthony Fraschella and William R. Techer, who have voting and investment control over these securities.
(10)	Aristeia Capital LLC is the investment manager of Aristeia Partners L.P. and is jointly owned by Kevin Tuner, Robert H. Lynch, Jr., Anthony Fraschella and William R. Techer, who have voting and investment control over these securities.
(11)	Scott Lange has sole voting and investment control over these securities.
(12)	David Clott has sole voting and investment control over these securities.
(13)	Citadel Limited Partnership (“CLP”) is the trading manager of Citadel Equity Fund Ltd. and consequently has investment discretion over securities held by Citadel Equity Fund Ltd. Citadel Investment Group, LLC (“CIG”) controls CLP. Kenneth C. Griffin controls CIG and, therefore, has ultimate investment discretion over securities held by Citadel Equity Fund Ltd. CLP, CIG, and Mr. Griffin each disclaim beneficial ownership of the shares held by Citadel Equity Fund Ltd.
(14)	Jeff Andreski, Managing Director of Credit Suisse Securities (USA) LLC, has voting and investment control over these securities and disclaims beneficial ownership of these shares except for his pecuniary interest.

(15)	Messrs. Thomas L. Kempner, Jr., Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffel, Timothy I. Levart, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein and Avram Z. Friedman (collectively, the “Principals”) are the general partners of M.H. Davidson & Co. and MHD Management Co. (“MHD”), the general partner of Davidson Kempner Partners, and the sole managing members of Davidson Kempner International Advisors, L.L.C. (“DKIA”), the investment manager of each of Davidson Kempner International, Ltd. and Serena Limited. Each of the Principals, MHD and DKIA disclaim all beneficial ownership as affiliates of a registered investment adviser, and, in any case, disclaim all beneficial ownership except as to the extent of their pecuniary interest in the securities.
(16)	John Arnono has voting and investment control over these securities.
(17)	Deutsche Bank Securities Inc. is a publicly held entity and an investment company registered under the Investment Company Act of 1940, as amended.
(18)	GLG Market Neutral Fund (the “Fund”) is a publicly owned company listed on the Irish Stock Exchange. GLG Partners LP, an English limited partnership, acts as the investment manager of the Fund and has voting and dispositive power over the securities held by the Fund. The general partner of GLG Partners LP is GLG Partners Limited, an English Limited company. The shareholders of GLG Partners Limited are Noam Göttesman, Pierre Lagrange, Jonathan Green and Lehman Brothers (Cayman) Limited, a subsidiary of Lehman Brothers Holdings, Inc., a publicly-held entity. The managing directors of GLG Partners Limited are Noam Göttesman, Pierre Lagrange and Emmanuel Roman and, as a result, each has voting and dispositive power over the securities held by the fund. GLG Partners LP, GLG Partners Limited, Noam Göttesman, Pierre Lagrange and Emmanuel Roman disclaim beneficial ownership of the securities held by the Fund, except for their pecuniary interest therein.
(19)	ClearBridge Asset Management, Inc. (“CBAM”), either directly or through its affiliate ClearBridge Advisors LLC, acts as discretionary investment adviser to the General Motors Investment Management Corporation, the Legg Mason Partner’s Convertible Bond Fund, and the Travelers Series Trust—Managed Asset Trust (VA Fund)—Convertible. Accordingly, CBAM may be deemed to be the beneficial owner, and therefore the selling securityholder, of such securities held for these accounts. CBAM is under common control with Legg Mason Investor Services, LLC (“LMIS”), a limited purpose broker-dealer affiliate. LMIS serves as a principal underwriter for certain mutual funds managed by investment advisory affiliates of Legg Mason Inc.
(20)	Daniel S. Och as Chief Executive Officer of Oz Management, LP, the investment manager to Goldman, Sachs & Co. Profit Sharing Master Trust, may be deemed to have voting and investment control over these securities.
(21)	Highbridge Capital Management, LLC is the trading manager of both Highbridge Convertible Arbitrage Master Fund L.P. and Highbridge International LLC and has voting control and investment discretion over the securities held by both Highbridge Convertible Arbitrage Master Fund L.P. and Highbridge International LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by both Highbridge Convertible Arbitrage Master Fund L.P. and Highbridge International LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by both Highbridge Convertible Arbitrage Master Fund L.P. and Highbridge International LLC.
(22)	Ionic Capital Partners LP (“ICP”) is the investment advisor of ICM Business Trust (the “Trust”) and consequently has voting and investment control over securities held by the Trust. Ionic Capital Management LLC (“ICM”) controls ICP. Bart Baum, Adam Radosti and Daniel Stone collectively control ICM and therefore have ultimate voting and investment control over securities held by the Trust. ICP, ICM and Messrs. Baum, Radosti and Stone each disclaim beneficial ownership of the securities held by the Trust except to the extent of its pecuniary interest therein.
(23)	Gary Crowder has voting and investment control over these securities.
(24)	Ionic Capital Partners LP (“ICP”) is the investment advisor of Ionic Capital Master Fund Ltd. (the “Master Fund”) and consequently has voting and investment control over securities held by the Master Fund. Ionic Capital Management LLC (“ICM”) controls ICP. Bart Baum, Adam Radosti and Daniel Stone collectively control ICM and therefore have ultimate voting and investment control over securities held by the Master Fund. ICP, ICM and Messrs. Baum, Radosti and Stone each disclaim beneficial ownership of the securities held by the Master Fund except to the extent of its pecuniary interest therein.

(25)	The securities are under the total control of KBC Financial Products USA Inc. KBC Financial Products USA Inc. is a direct wholly-owned subsidiary of KBC Financial Holdings, Inc., which in turn is a direct wholly-owned subsidiary of KBC Bank N.V., which in turn is a direct wholly-owned subsidiary of KBC Group N.V., a publicly traded entity.
(26)	Siu Min Wong has voting and investment control over these securities.
(27)	David Friezo has voting and investment control over these securities.
(28)	SG Hambros Fund Managers (Jersey) Limited shares voting power and investment control over these securities. Lyxor AM is the sub-manager for the selling security holder. Lyxor AM and is a wholly owned subsidiary of Société Générale, which is an affiliate of Fimat USA LLC, a registered broker-dealer.
(29)	Magnetar Financial LLC is the investment advisor of Magnetar Capital Master Fund, Ltd. (“Magnetar Master Fund”) and consequently has voting control and investment discretion over securities held by Magnetar Master Fund. Magnetar Financial LLC disclaims beneficial ownership of the shares held by Magnetar Master Fund. Alec Litowitz has voting control over Supernova Management LLC, the general partner of Magnetar Capital Partners L.P., the sole managing member of Magnetar Financial LLC. As a result, Mr. Litowitz may be considered the beneficial owner of any shares deemed to be beneficially owned by Magnetar Financial LLC. Mr. Litowitz disclaims beneficial ownership of these securities.
(30)	Millennium Management, L.L.C., a Delaware limited liability company, is the general partner of Millennium Partners, L.P., a Cayman Islands exempted limited partnership, and consequently may be deemed to have voting control and investment discretion over securities owned by Millennium Partners, L.P. Israel A. Englander is the managing member of Millennium Management, L.L.C. As a result, Mr. Englander may be deemed to be the beneficial owner of any shares deemed to be beneficially owned by Millennium Management, L.L.C. The foregoing should not be construed in and of itself as an admission by either Millennium Management, L.L.C. or Mr. Englander as to beneficial ownership of the shares of the Company’s common stock owned by Millennium Partners, L.P.
(31)	Daniel S. Och as Chief Executive Officer of Oz Management, LP, the investment manager to Oz Special Funding (Ozmo), LP, may be deemed to have voting and investment control over these securities.
(32)	Polygon Investment Partners LLP, Polygon Investment Partners L.P. and Polygon Investment Partners HK Limited (the “Investment Managers”), Polygon Investments Ltd. (the “Manager”), Alexander Jackson, Reade Griffith and Paddy Dear share voting and investment control over the securities held by Polygon Global Opportunities Master Fund (the “Master Fund”). The Investment Managers, the Manager, Alexander Jackson, Reade Griffith and Paddy Dear disclaim beneficial ownership of the securities held by the Master Fund.
(33)	Mark Rowe, Felix Haldner, Michael Fitchet and Denis O’Malley have voting and investment control over these securities.
(34)	Andrew Kaplan, Brian Swain and Louis Napoli have voting and investment control over these securities.
(35)	(Intentionally omitted)
(36)	Ramius Capital Group, LLC (“Ramius Capital”) is the investment adviser of RCG Latitude Master Fund, Ltd. (“Latitude”) and Xavex Convertible Arbitrage 5 (“Xavex”) and consequently has voting control and investment discretion over securities held by Latitude and Xavex. Ramius Capital disclaims beneficial ownership of the shares held by Latitude and Xavex. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., LLC, the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.
(37)	The selling securityholder is a wholly-owned subsidiary of RBC Capital Markets Corporation, which is an institutional investment manager pursuant to section 13(f) of the Exchange Act and the rules thereunder.
(38)	The discretionary investment manager of the selling securityholder is Satellite Asset Management, L.P. (“SAM”). The controlling entity of SAM is Satellite Fund Management, LLC (“SFM”). The managing members of SFM are Lief Rosenblatt, Mark Sonnino & Gabe Nechamkin. SAM, SFN and each named individual disclaims beneficial ownership of these securities.
(39)	Louise Morwick, Bryn Joynt and Chris Witkowski have voting and investment control over these securities.

(40)	Michael A. Roght and Brian J. Stark have voting and investment control over these securities, but Messrs. Roth and Stark disclaim beneficial ownership of such securities.
(41)	The selling securityholder is an institutional investment manager pursuant to section 13(f) of the Exchange Act and the rules thereunder.
(42)	The selling securityholder reports a short position of 276,600 shares as of September 11, 2007.
(43)	UBS O’Connor LLC (the Investment Manager) has voting and investment control over these securities, and is a wholly owned subsidiary of UBS AG, which is an SEC reporting company.
(44)	Vicis Capital LLC is the investment manager of Vicis Capital Market Fund. Shad Stastney, John Succo and Sky Lucas control Vicis Capital LLC equally but disclaim individual ownership of the securities.
(45)	Shawn Bergerson has voting and investment control over these securities.
(46)	Ellington Management Group, LLC is the investment advisor of the selling securityholder. Michael Vranos, as principal of Ellington Management Group, LLC, has voting and investment control of the securities offered hereby. Mr. Vranos disclaims beneficial ownership over the registrable securities except to the extent of any indirect ownership interest he may have in such securities through his economic participation in the selling securityholder.
(47)	The selling securityholder is a fund that cedes investment control to UBS O’Connor LLC (the “Investment Manager”). The Investment Manager makes all the necessary investment and voting decisions. The Investment Manager is a wholly-owned subsidiary of UBS AG, which is listed and traded on the NYSE.
(48)	The investment manager of DKR SoundShore Oasis Holding Fund Ltd. (the “Fund”) is DKR Oasis Management Company LP (the “Investment Manager”). The Investment Manager has the authority to do any and all acts on behalf of the Fund, including voting any shares held by the Fund. Mr. Seth Fischer is the managing partner of Oasis Management Holdings LLC, one of the general partners of the Investment Manager. Mr. Fischer has ultimate responsibility for investments with respect to the Fund. Mr. Fischer disclaims beneficial ownership of the shares.
(49)	Robert Aaron and Guy Castranova have voting and investment control over these securities.
(50)	Although the total holdings of the selling securityholders listed in the table exceeds $1,250,000,000 (aggregate principal amount of debentures outstanding), the aggregate principal amount of debentures outstanding has not and will not be increased. The number of common shares that may be sold upon conversion of the debentures will not be more than 36,371,000 unless the conversion rate is adjusted in accordance with the terms of the debentures. See “Description of Debentures—Conversion rights—Adjustment to shares delivered upon conversion in connection with certain fundamental changes.” We believe that the excess listed in the table reflects the fact that certain selling securityholders have transferred unregistered debentures without notifying us.
(51)	Matthew Li has voting and investment control over these securities.
(52)	Victoria Eckert has sole voting and investment control over these securities.
(53)	Forest Investment Management LLC exercises voting and/or dispositive power with respect to the debentures and the common shares underlying the debentures. Forest Investment Management LLC is wholly owned by Forest Partners II, L.P., the sole general partner of which is Michael A. Boyd, Inc., which is controlled by Michael A. Boyd.
(54)	Robert Zoellner has sole voting and investment control over these securities.
(55)	Forest Investment Management LP (“Forest”) has sole voting control and shared investment control over these securities. Forest is wholly owned by Forest Partners II, the sole General Partner of which is Michael A. Boyd Inc., which is solely owned by Michael A. Boyd.
(56)	Brian Taylor has shared voting and investment control over these securities.
(57)	Wachovia Securities International, Ltd. is a subsidiary of Wachovia Corp.
(58)

Ramius Capital Group, LLC (“Ramius Capital”) is the investment manager of RCG Enterprise, Ltd. (“Enterprise”) and consequently has voting control and investment discretion over securities held by Enterprise. Ramius Capital disclaims beneficial ownership of these securities. C4S & Co., LLC (“C4S”) is the managing member of Ramius Capital and may be considered the beneficial owner of any securities deemed to be beneficially owned by Ramius Capital. C4S disclaims beneficial ownership of these securities. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S and may be considered beneficial owners of any securities deemed to be beneficially owned by C4S. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these securities.

(59)	Andrew J. Redleaf is the managing member of the general partner, and has sole voting and investment control over these securities.
(60)	Bradford Crouch has sole voting and investment control over these securities.
(61)	Thomas Lyon has sole voting and investment control over these securities.

Only securityholders identified above who beneficially own the securities set forth opposite each such selling securityholder’s name in the foregoing table may sell such securities under the registration statement. Prior to any use of this prospectus in connection with an offering of the debentures and/or the underlying common stock by any holder not identified above, this prospectus will be supplemented to set forth the name and other information about the selling securityholder intending to sell such debentures and the underlying common stock. The prospectus supplement will also disclose whether any securityholder selling in connection with such prospectus supplement has held any position or office with, been employed by, or otherwise had a material relationship with us or any of our affiliates during the three years prior to the date of the prospectus supplement if such information has not been disclosed in this prospectus.

PLAN OF DISTRIBUTION

The selling securityholders and their successors, which includes their transferees, pledgees or donees or their successors, may, from time to time, sell the debentures and the underlying common stock directly to purchasers or through underwriters, broker-dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling securityholders and/or the purchasers of the securities. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

The selling securityholders may sell the debentures and the underlying common stock, from time to time, in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in transactions (which may involve block transactions) in the following manner:

•	on any national securities exchange or quotation service on which the debentures or the underlying common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•

in transactions otherwise than on such exchanges or services or in the over-the-counter market (including the issuance of derivative securities, whether such derivative securities are listed on an exchange or otherwise);

•	through the writing of options, whether such options are listed on option exchanges or otherwise through the settlement of short sales; or

•	any combination of the foregoing.

These sales may include crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the transaction.

The selling securityholders may also enter into hedging transactions with broker-dealers or other financial institutions in connection with the sales of the debentures or the underlying common stock. These broker-dealers or other financial institutions may in turn engage in short sales of these securities in the course of hedging their positions. The selling securityholders may sell these securities short to close out short positions, or loan or pledge these securities to broker-dealers or other financial institutions that, in turn, may sell such securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the debentures or underlying common stock to be delivered to the broker-dealer or other financial institution, which may then resell the debentures or underlying common stock pursuant to the prospectus; or the selling securityholders may enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

A short sale of the debentures or the underlying common stock by a broker-dealer, financial institution or selling securityholder would involve the sale of such debentures or underlying common stock that are not owned, and therefore must be borrowed, in order to make delivery of the security in connection with such sale. In connection with a short sale of the debentures or the underlying common stock, a broker-dealer, financial institution or selling securityholder may purchase the debentures or our common stock on the open market to cover positions created by short sales. In determining the source of the debentures or shares of common stock to close out such short positions, the broker-dealer, financial institution or selling securityholders may consider, among other things, the price of debentures or shares of common stock available for purchase in the open market.

The aggregate proceeds to the selling securityholders from the sale of the debentures or underlying common stock will be the purchase price of the debentures or common stock less any discounts or commissions. A selling securityholder reserves the right to accept, and together with its agents, to reject (except when we decide to redeem the debentures in accordance with the terms of the indenture) any proposed purchase of debentures or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

To comply with certain states’ securities laws, if applicable, the selling securityholders will offer or sell the debentures and the common stock into which the debentures are convertible in such jurisdictions only through registered or licensed brokers-dealers. In addition, in some states the selling securityholders may not sell the debentures and the common stock into which the debentures are convertible unless such securities have been registered or qualified for sale in the applicable state or an exemption from registration or qualification is available and the conditions of which have been satisfied.

Our outstanding common stock is listed for trading on the Nasdaq Global Select Market. Since their initial issuance, the debentures have been eligible for trading on the PORTAL Market. However, debentures sold by means of this prospectus will no longer be eligible for trading on the PORTAL Market. We do not intend to list the debentures for trading on any other automated quotation system or any securities exchange.

The selling securityholders and any underwriters, broker-dealers or agents that participate in the distribution of the debentures and underlying common stock may, in connection with these sales, be deemed to be “underwriters” within the meaning of the Securities Act. Any selling securityholder that is an affiliate of a broker-dealer will be deemed to be an “underwriter” within the meaning of the Securities Act, unless such selling securityholder purchased its debentures in the ordinary course of business, and at the time of its purchase of the debentures to be resold, did not have any agreements or understandings, directly or indirectly, with any person to distribute the debentures. As a result, any discounts, commissions, concessions or profit they earn on any resale of the debentures or the shares of the underlying common stock may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are deemed to be “underwriters” within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and to certain statutory liabilities, including but not limited to those relating to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. The selling securityholders have agreed to comply with the prospectus delivery requirements of the Securities Act, if any. To our knowledge, none of the selling securityholders who are affiliates of broker-dealers purchased debentures outside of the ordinary course of business or, at the time of the purchase of the debentures, had any agreements or understandings, directly or indirectly, with any person to distribute the debentures.

The selling securityholders and any other person participating in the sale of the debentures or the underlying common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the debentures and the underlying common stock by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the debentures and the underlying common stock to engage in market-making activities with respect to the particular debentures and the underlying common stock being distributed for a period of up to five business days before the commencement of such distribution. This may affect the marketability of the debentures and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the debentures and the underlying common stock.

We cannot assure you that any selling securityholder will sell any or all of the debentures or the underlying common stock with this prospectus. Further, we cannot assure you that any such selling securityholder will not transfer, devise or gift the debentures and the underlying common stock by other means not described in this prospectus. As a result, there may be, at any time, securities outstanding that are subject to restrictions on transferability and resale. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act may be sold pursuant to Rule 144 or Rule 144A rather than pursuant to this prospectus. Each selling securityholder has represented that it will not sell any debentures or common stock pursuant to this prospectus except as described in this prospectus.

At the time a particular offering of the debentures or underlying common stock is made, if required, a prospectus supplement, or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part, will be distributed setting forth the names of the selling securityholders, the aggregate amount and type of securities being offered, and, to the extent required, the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling securityholders and any discounts, commission or concessions allowed or reallowed or paid to the broker-dealers.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholder and any underwriter, broker-dealer or agent regarding the sale of debentures and the underlying common stock by the selling securityholders.

Pursuant to the registration rights agreement, all expenses of the registration of debentures and underlying common stock will be paid by us, except that the selling securityholders will pay all underwriting discounts and selling commissions. The selling securityholders and we have agreed to indemnify each other and our respective directors, officers and controlling persons against, and in certain circumstances to provide contribution with respect to, specific liabilities in connection with the offer and sale of the debentures and the common stock, including liabilities under the Securities Act.

The registration rights agreement requires that we use reasonable efforts to keep the shelf registration statement effective until the earliest of (i) the second anniversary of the date of the original issuance of the debentures and (ii) such time as all of the debentures and the common stock issuable on the conversion thereof cease to be outstanding or have either (A) been sold or otherwise transferred pursuant to an effective registration statement, (B) been sold pursuant to Rule 144 under circumstances in which any legend borne by the debentures or common stock relating to restrictions on transferability thereof is removed, (C) become eligible for sale pursuant to Rule 144(k) or any successor provision or (D) become freely tradeable without restriction. Notwithstanding the foregoing obligations, we may, under certain circumstances, postpone or suspend the filing or the effectiveness of the shelf registration statement, or any amendments or supplements thereto, or the sale of the debentures or underlying common stock hereunder. See “Description of Debentures—Registration rights.”

LEGAL MATTERS

Certain legal matters in connection with the offering will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York.

EXPERTS

The consolidated financial statements of VeriSign, Inc. as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2007 consolidated financial statements contains an explanatory note that refers to the Company’s adoption of the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment and FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” effective January 1, 2006, and January 1, 2007, respectively.

The audit report on the effectiveness of internal control over financial reporting as of December 31, 2007, expresses an opinion that VeriSign, Inc. did not maintain effective internal control over financial reporting as of December 31, 2007 because of the effect of a material weakness related to the Company’s stock administration policies and practices.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference in this prospectus the information in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. The following documents filed with the SEC are hereby incorporated by reference in this prospectus:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

•	Our Definitive Proxy Statement pursuant to Section 14(a) of the Exchange Act, filed with the SEC on April 15, 2008.

•	Current Reports on Form 8-K filed on January 7, 2008, February 4, 2008, February 14, 2008, February 25, 2008, March 20, 2008, and April 7, 2008.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the reports or documents that have been incorporated by reference in this prospectus, other than exhibits to such documents unless such exhibits have been specifically incorporated by reference thereto. Requests for such copies should be directed to our Investor Relations department, at the following address:

VeriSign, Inc.

487 East Middlefield Road

Mountain View, CA 94043

Attention: Investor Relations

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any documents we file at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information about the public reference room. The SEC also maintains an Internet Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

Our Internet address is www.verisign.com. There we make available free of charge, on or through the investor relations section of our Web site, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information found on our Web site, other than as specifically incorporated by reference into this prospectus, is not part of this prospectus.

This prospectus constitutes a part of a Registration Statement we filed with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the shares of common stock offered by this prospectus, reference is hereby made to the Registration Statement. The Registration Statement may be inspected at the public reference facilities maintained by the SEC at the address set forth above. Statements contained herein concerning any document filed as an exhibit are not necessarily complete, and, in each instance, reference is made to the company of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

$1,250,000,000

3.25% Junior Subordinated Convertible Debentures due 2037 and 36,371,000 Shares of Common Stock

Issuable Upon Conversion of the Debentures